As filed with the Securities and Exchange Commission on January 25, 2008

Securities Act File No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CORGENIX MEDICAL CORPORATION

(Name of small business issuer in its charter)

Nevada	2835	93-1223466
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

11575 Main Street, Suite 400

Broomfield, Colorado 80020

(303) 457-4345

(Address and telephone number of principal executive offices and principal place of business)

Douglass T. Simpson

President and Chief Executive Officer

Corgenix Medical Corporation

11575 Main Street, Suite 400

Broomfield, Colorado 80020

(303) 457-4345

(Name, address, and telephone number, of agent for service)

Approximate date of commencement of proposed sale to the public: as soon as practical after the registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock $0.001 par value	4,232,920	$0.29	(2)	$1,227,546.80	$49	(2)

(1)                  Pursuant to Rule 416 under the Securities Act, this registration statement will be deemed to cover the additional shares of common stock that may be (i) offered or issued in connection with the provisions of the warrants of the registrant that provide for a change in the amount of shares offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar or other transactions or (ii) issuable or issued as a result of a split of, or a stock dividend on, the registered securities prior to completion of the distribution of the securities covered by this registration statement.

(2)                  Estimated solely for the purpose of calculating the registration fee based upon the average of the bid and asked price for the registrant’s common stock on the OTC Bulletin Board on January 24, 2008.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  A registration statement relating to these securities has been filed with the Securities and Exchange Commission.  These securities may not be sold until the registration statement is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Subject to completion, dated January 25, 2008.

PROSPECTUS

CORGENIX MEDICAL CORPORATION
11575 Main Street
Broomfield, Colorado 80020
(303) 457-4345

4,232,920 Shares of Common Stock

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus.  We will not receive any proceeds from the sale of the common stock being sold by the selling shareholders.  The shares being offered include 4,232,920 shares reserved for issuance upon exercise of warrants that we have issued to selling shareholders.  The shares being offered also include additional shares that may be issuable or issued in connection with or as a result of anti-dilution provisions in our warrants.

The common stock is traded on the NASD OTC Bulletin Board under the symbol “CONX.OB.”  On January 24, 2008, the closing bid price for our common stock was $0.30 per share.

The selling shareholders may offer their shares at any price.  We will pay all expenses of registering the shares.

Investing in our common stock involves a high degree of risk.  See “Risk Factors” beginning on page 4 of this prospectus.

We have not authorized anyone to provide you with different information from that contained in this prospectus.  We are not making an offer of these securities in any state where the offer is not permitted.  You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is January       , 2008.

i

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial statements and the notes thereto appearing elsewhere in this prospectus.  All dollar amounts herein are presented in U.S. dollars.  Prospective investors should carefully consider the information set forth under “Risk Factors.”  References to the terms “we,” “our,” or “us,” refer to Corgenix Medical Corporation and its subsidiaries.

The Company

Corgenix Medical Corporation, which we refer to as Corgenix or the Company, is engaged in the research, development, manufacture, and marketing of in vitro (outside the body) diagnostic products for use in disease detection and prevention.  We currently sell 52 diagnostic products on a worldwide basis to hospitals, clinical testing laboratories, universities, biotechnology and pharmaceutical companies and research institutions.  In the U.S. and the United Kingdom, we sell directly to these customers.  Elsewhere in the world, we primarily sell to independent distributors that in turn sell to the laboratories.

Our corporate headquarters is located in Broomfield, Colorado.  We have two wholly-owned operating subsidiaries:

•                  Corgenix, Inc. (formerly REAADS Medical Products, Inc.), established in 1990 and located in Broomfield, Colorado.  Corgenix, Inc. is responsible for sales and marketing activities for North America, and also executes product development, product support, clinical and regulatory affairs, and product manufacturing.

•                  Corgenix (UK) Ltd, incorporated in the United Kingdom in 1996 (formerly REAADS Bio-Medical Products (UK) Limited) and located in Peterborough, England.  Corgenix UK manages our international sales and marketing activities except for distribution in North America, which is the responsibility of Corgenix, Inc.

We continue to use the REAADS trademark and trade name in the sale of products that we manufacture.

Recent Developments

As previously disclosed in our prior filings, on July 25, 2007, we entered into agreements to complete a private placement with certain institutional and other accredited investors (the “New Offering”).  The New Offering consisted of common stock in the Company (“Common Stock”) at the price of $0.25 per share.  For each share of Common Stock purchased, every investor received an equal number of purchase warrants (the “Warrants”).  In the New Offering, we sold $725,000 in Common Stock and Warrants.  The maximum offering is $860,000 with an overallotment of $129,000.  One-third of the Warrants issued to each investor are exercisable at $0.34 per share with a one-year term, one-third are exercisable at $0.375 per share with a two-year term, and the remaining third are exercisable at $0.40 per share with a five-year term.

On September 17, 2007, we entered into subscription and other agreements to complete the sale of the maximum amount of the Common Stock and Warrants for an aggregate of $860,000 in gross proceeds to the Company plus the overallotment of $129,000, which resulted in the sale of an additional $264,000 in Common Stock and Warrants (the “Second Offering”).

The Common Stock and Warrants in the Second Offering were offered and sold in reliance on exemptions from registration pursuant to Section 4(2) of the Securities Act of 1933, and Rule 506 of Regulation D thereunder.  Each investor is an “accredited investor” as defined in Rule 501 of the same.

The New Offering and the Second Offering each triggered certain anti-dilution provisions in existing securities of the Company, as more fully discussed in our current report on Form 8-K filed September 24, 2007.

The sale of the Common Stock and Warrants in the Second Offering included a Registration Rights Agreement whereby we provided the purchasers with “piggy back” registration rights if we propose to register securities under the 1933 Act.  As an accommodation to the investors in the New Offering most of whom are current and long-term shareholders of the Company, and to help ensure that the New Offering would be fully subscribed, our management agreed to register with the Securities and Exchange Commission all of the Common Stock and shares of Common Stock issuable upon exercise of all of the Warrants sold in the New Offering and the Second Offering promptly after the final closing of the Second Offering.

Terra Nova Financial, LLC, , an Illinois limited liability company (“Terra Nova”), acted as a placement agent for the Company.  Iliad Advisors, LLC, an Illinois limited liability company (“Iliad Advisors”), provided advisory services to Terra Nova on the transaction.  As compensation for Terra Nova’s services, we paid Terra Nova a fee equal to 7% of the aggregate offering price, which was paid to Terra Nova at the close of each stage of the transaction.  Terra Nova’s fee also included warrants, due to Terra Nova at the close of the transaction, to purchase shares of Common Stock at the exercise price of $0.25 per share.  Because Terra Nova succeeded in selling the maximum offering plus the overallotment, totaling an aggregate of $989,000 in gross proceeds to the Company, it received an aggregate of $69,230 in cash and warrants to purchase 276,920 shares of Common Stock at the exercise price of $0.25 per share as payment for services provided in both the New Offering and the Second Offering.

The Offering

Securities being offered	Up to 4,232,920 shares of common stock, which has a total dollar value of $1,863,020. (1)

Common Stock outstanding after offering	Approximately 29,880,114 shares of common stock, assuming 4,232,920 shares of stock are issued upon the exercise of warrants held by the selling shareholders that are being offered herein. (2)

Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock by the selling shareholders.

OTCBB Trading Symbol	CONX.OB

(1)                                  Total dollar value is calculated based upon multiplying (a) 1,056,000 shares of common stock underlying warrants sold on July 25, 2007 by the closing market price per share of common stock equal to $0.26 on July 25, 2007 and (b) 3,176,920 shares of common stock underlying warrants sold on July 25, 2007 by the closing market price per share of common stock equal to $0.50 on September 17, 2007.

(2)                                  Amount is calculated using the issued and outstanding shares of common stock as of January 18, 2008, which was 25,647,194.

Risk Factors

You should be aware that an investment in our securities includes risks, including those briefly described below and elsewhere in this prospectus that could adversely affect the value of your holdings.  See “Risk Factors” on pages 4-7 for a full description.

•                  We depend upon collaborative relationships and third parties for product development and commercialization.

•                  There can be no assurance of successful or timely development of additional products.

•                  We continue to incur losses and require additional financing.

•                  Competition in the human medical diagnostics industry is, and is expected to remain, significant.

•                  Our products and activities are subject to regulation by various governments and government agencies.

•                  We depend upon distribution partners for sales of diagnostic products in international markets.

•                  Third party reimbursement for purchases of our diagnostic products is uncertain.

•                  Our success depends, in part, on our ability to obtain patents and license patent rights, to maintain trade secret protection and to operate without infringing on the proprietary rights of others.

•                  We may not be able to successfully implement our plans to acquire other companies or technologies.

•                  We depend on suppliers for our products’ components.

•                  We have only limited manufacturing experience with certain products.

•                  Due to the specialized nature of our business, our success will be highly dependent upon our ability to attract and retain qualified scientific and executive personnel.

•                  The testing, manufacturing and marketing of medical diagnostic devices entails an inherent risk of product liability claims.

•                  There has, to date, been no active public market for our Common Stock, and there can be no assurance that an active public market will develop or be sustained.

•                  There are risks associated with fluctuating exchange rates.

Summary Financial Information

CORGENIX MEDICAL CORPORATION
AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Loss

	Three Months Ended		Twelve Months Ended
	September 30, 2007	September 30, 2006	June 30, 2007	June 30, 2006
	(Unaudited)		(Audited)
Net sales	$2,105,188	$1,694,112	$7,367,933	$6,635,779
Cost of sales	964,137	645,109	2,828,737	2,461,901

Gross profit	1,141,051	1,049,003	4,539,196	4,173,878

Operating expenses:
Selling and marketing	531,605	487,986	2,065,573	1,626,165
Research and development	163,693	232,687	812,531	574,021
General and administrative	443,730	596,300	2,519,196	1,638,575
	1,139,028	1,316,973	5,397,300	3,838,761

Operating income (loss)	2,023	(267,970)	(858,104)	335,117

Other income (expense):
Other Income	(9,828)	41,370	153,344	86,232
Interest expense	(680,324)	(616,603)	(1,729,367)	(1,991,866)

Loss before income taxes	(688,129)	(843,203)	(2,434,127)	(1,570,517)
Income taxes	—	—	6,446	15,895
Net loss	(688,129)	(843,203)	(2,440,573)	(1,586,412)
Imputed dividends on convertible preferred stock	—	—	—	2,280,000
Net loss attributable to common stockholders	$(688,129)	$(843,203)	$(2,440,573)	$(3,866,412)

Net loss per common share basic and diluted	$(0.04)	$(0.08)	$(0.20)	$(0.41)

Weighted average shares outstanding — basic and diluted	19,340,384	11,125,859	12,467,479	9,482,559

Net loss	$(688,129)	$(843,203)	$(2,440,573)	$(1,586,412)

Other comprehensive income (loss) — foreign currency translation	2,171	1,702	26,567	(1,408)

Total comprehensive loss	$(685,958)	$(841,501)	$(2,414,006)	$(1,585,004)

See accompanying notes to consolidated financial statements.

Risk Factors

An investment in Corgenix entails certain risks that should be carefully considered.  In addition, these risk factors could cause actual results to differ materially from those expected including the following:

We depend upon collaborative relationships and third parties for product development and commercialization.

We have historically entered into research and development agreements with collaborative partners, from which we derived revenues in past years.  Pursuant to these agreements, our collaborative partners have specific responsibilities for the costs of development, promotion, regulatory approval and/or sale of our products.  We will continue to rely on future collaborative partners for the development of products and technologies.  There can be no assurance that we will be able to negotiate such collaborative arrangements on acceptable terms, if at all, or that current or future collaborative arrangements will be successful.  To the extent that we are not able to establish such arrangements, we could be forced to undertake such activities entirely at our own expense.  The amount and timing of resources that any of these partners devotes to these activities may be based on progress by us in our product development efforts.  Collaborative arrangements may be terminated by the partner upon prior notice without cause and there can be no assurance that any of these partners will perform its contractual obligations or that it will not terminate its agreement.  With respect to any products manufactured by third parties, there can be no assurance that any third party manufacturer will perform acceptably or that failures by third parties will not delay clinical trials or the submission of products for regulatory approval or impair our ability to deliver products on a timely basis.

There can be no assurance of successful or timely development of additional products.

Our business strategy includes the development of additional diagnostic products for the diagnostic business.  Our success in developing new products will depend on our ability to achieve scientific and technological advances and to translate these advances into commercially competitive products on a timely basis.  Development of new products requires significant research, development and testing efforts.  We have limited resources to devote to the development of products and, consequently, a delay in the development of one product or the use of resources for product development efforts that prove unsuccessful may delay or jeopardize the development of other products.  Any delay in the development, introduction and marketing of future products could result in such products being marketed at a time when their cost and performance characteristics would not enable them to compete effectively in their respective markets.  If we are unable, for technological or other reasons, to complete the development and introduction of any new product or if any new product is not approved or cleared for marketing or does not achieve a significant level of market acceptance, our ability to remain competitive in our product niches would be impaired.

We continue to incur losses and require additional financing.

We have incurred operating losses and negative cash flow from operations for most of our history.  Losses incurred since our inception through June 30, 2007 have aggregated $9,528,129, and there can be no assurance that we will be able to generate positive cash flows to fund our operations in the future or to pursue our strategic objectives.  Historically, we have financed our operations primarily through long-term debt and the sales of common, redeemable common, and preferred stock.  We have also financed operations through sales of diagnostic products and agreements with strategic partners.  Accounts receivable decreased 10.9% to $1,225,677, from $1,362,768 as of June 30, 2007 primarily as a result of accelerated collection procedures.

We have developed and are continuing to strive to implement an operating plan intended to eventually achieve sustainable profitability and positive cash flow from operations.  Key components of this plan include accelerating revenue growth and the cash to be derived from existing product lines as well as new diagnostic products, expansion of our strategic alliances with other biotechnology and diagnostic companies, improving operating efficiencies to reduce cost of sales, thereby improving gross margins, and lowering overall operating expenses.  Management has been successful in increasing revenues in the current fiscal year ended June 30, 2007 by $732,154 or 11.0%., and is forecasting continued revenue growth for the fiscal year ended June 30, 2008.  However, management has not yet achieved the necessary level of operating efficiencies to lower our cost of sales and operating expenses, and consequently, we have scaled back expenditures, periodically delayed payments on accounts payable, and, in November of 2006, entered into a twelve month principal deferral agreement with our convertible debt holders in order to maintain financial liquidity.  This deferral was previously reported in filings to the SEC.  There are significant risks associated with the operating plan and we might be forced to further modify the plan if circumstances change, in order to achieve the goals of sustained profitability and positive cash flow from operations.

Although the operating plan is intended to achieve sustainable profitability and positive cash flow from operations, it is possible that we may not be successful in our efforts.  Even with our operating plan, we expect to continue incurring operating losses for the first three to six months of fiscal 2008, as it will take time for our strategic and operating initiatives to have a positive effect on our business operations and cash flow.  In view of this, in July and September 2007, we reported that we completed a private placement with certain institutional and other accredited investors.  See Recent Developments.

Should any other significant negative events occur, our financial liquidity position will likely be negatively impacted by our not achieving positive cash flow from operations.  Given all of these circumstances, as noted above, we have secured additional equity financing.  It is also possible that we may also experience future defaults under the agreements with our convertible debt holders and/or redeemable common shareholder, in which case they would be entitled to accelerate the amounts payable to them.  In order to help satisfy our working capital requirements we have raised additional funds through the sale of equity securities.  In addition, if we are not able to achieve the hoped-for sales increases, we may need to enter into collaborative agreements with third parties or evaluate the possible divestiture of product lines.  In addition, we may be required to reduce our sales and marketing activities, reduce the scope of or eliminate our research and development programs, or relinquish rights to technologies or products that we might otherwise seek to develop or commercialize.  Management believes that we will have adequate resources to continue operations for longer than 12 months.

Competition in the human medical diagnostics industry is, and is expected to remain, significant.

Our competitors range from development stage diagnostics companies to major domestic and international pharmaceutical and biotechnology companies.  Many of these companies have financial, technical, marketing, sales, manufacturing, distribution and other resources significantly greater than ours.  In addition, many of these companies have name recognition, established positions in the market and long standing relationships with customers and distributors also greater than ours.  Moreover, the diagnostics industry continues to demonstrate a degree consolidation, whereby some of the large domestic and international pharmaceutical companies have been acquiring mid sized diagnostics companies, further increasing the concentration of resources.  There can be no assurance that technologies will not be introduced that could be directly competitive with or superior to our technologies.

Our products and activities are subject to regulation by various governments and government agencies.

The testing, manufacture and sale of our products is subject to regulation by numerous governmental authorities, principally the FDA and certain foreign regulatory agencies.  Pursuant to the Federal Food, Drug, and Cosmetic Act, and the regulations promulgated there under, the FDA regulates the preclinical and clinical testing, manufacture, labeling, distribution and promotion of medical devices.  We are limited in our ability to commence marketing or commercial sales in the U.S. of new products under development until we receive clearance or approval from the FDA.  The testing for, preparation of and subsequent FDA regulatory review of required filings can be a lengthy, expensive and uncertain process.  Noncompliance with applicable requirements can result in, among other consequences, fines, injunctions, civil penalties, recall or seizure of products, repair, replacement or refund of the cost of products, total or partial suspension of production, failure of the government to grant pre-market clearance or pre-market approval for devices, withdrawal of marketing clearances or approvals, and criminal prosecution.

There can be no assurance that we will be able to obtain necessary regulatory approvals or clearances for our products on a timely basis, if at all, and delays in receipt of or failure to receive such approvals or clearances, the loss of previously received approvals or clearances, limitations on intended use imposed as a condition of such approvals or clearances or failure to comply with existing or future regulatory requirements could negatively impact our sales and thus have a material adverse effect on our business.

As a manufacturer of medical devices for marketing in the U.S., we are required to adhere to applicable regulations setting forth detailed good manufacturing practice requirements, which include testing, control and documentation requirements.  We must also comply with Medical Device Report (MDR) requirements, which require that a manufacturer reports to the FDA any incident in which its product may have caused or contributed to a death or serious injury, or in which its product malfunctioned and, if the malfunction were to recur, it would be likely to cause or contribute to a death or serious injury.  We are also subject to routine inspection by the FDA for compliance with QSR requirements, MDR requirements and other applicable regulations.  Labeling and promotional activities are subject to scrutiny by the FDA and, in certain circumstances, by the Federal Trade Commission.  We may incur significant costs to comply with laws and regulations in the future, which would decrease our net income or increase our net loss and thus have a potentially material adverse effect upon our business, financial conditions and results of operations.

Distribution of diagnostic products outside the U.S. is subject to extensive foreign government regulation.  These regulations, including the requirements for approvals or clearance to market, the time required for regulatory review and the sanctions imposed for violations, vary from country to country.  We may be required to incur significant costs in obtaining or maintaining foreign regulatory approvals.  In addition, the export of certain of our products that have not yet been cleared for U.S. commercial distribution may be subject to FDA export restrictions.  Failure to obtain necessary regulatory approval or the failure to comply with regulatory requirements could reduce our product sales and thus have a potentially material adverse effect on our business, financial condition and results of operations.

We depend upon distribution partners for sales of diagnostic products in international markets.

We have entered into distribution agreements with collaborative partners in which we have granted distribution rights for certain of our products to these partners within specific international geographic areas.  Pursuant to these agreements, our collaborative partners have certain responsibilities for market development, promotion, and sales of the products.  If any of these partners fail to perform its contractual obligations or terminate its agreement, this could have the effect of reduce our sales and cash flow and thus have a potentially material adverse effect on our business, financial condition and results of operations.

Third party reimbursement for purchases of our diagnostic products is uncertain.

In the U.S., health care providers that purchase diagnostic products, such as hospitals and physicians, generally rely on third party payers, principally private health insurance plans, federal Medicare and state Medicaid, to reimburse all or part of the cost of the purchase.  Third party payers are increasingly scrutinizing and challenging the prices charged for medical products and services and they can affect the pricing or the relative attractiveness of the product.  Decreases in reimbursement amounts for tests performed using our diagnostic products, failure by physicians and other users to obtain reimbursement from third party payers, or changes in government and private third party payers’ policies regarding reimbursement of tests utilizing diagnostic products, may affect our ability to sell our diagnostic products profitably.  Market acceptance of our products in international markets is also dependent, in part, upon the availability of reimbursement within prevailing health care payment systems.

Our success depends, in part, on our ability to obtain patents and license patent rights, to maintain trade secret protection and to operate without infringing on the proprietary rights of others.

Most of our products are based on our patented and proprietary application of Enzyme Linked ImmunoSorbent Assay, or ELISA, technology, a clinical testing methodology commonly used worldwide.  Most of our current products are based on this platform technology in a delivery format convenient for clinical testing laboratories.  The delivery format, which is referred to as “Microplate,” allows the testing of up to 96 samples per plate, and is one of the most commonly used formats, employing conventional testing equipment found in virtually all clinical laboratories.  The availability and broad acceptance of ELISA Microplate products reduces entry barriers worldwide for our new products that employ this technology and delivery format.  There can be no assurance that our issued patents will afford meaningful protection against a competitor, or that patents issued or licensed to us will not be infringed upon or designed around by others, or that others will not obtain patents that we would need to license or design around.  We could incur substantial costs in defending the Company or our licensees in litigation brought by others.  The potential for reduced sales and increased legal expenses would have a negative impact on our cash flow and thus our overall business could be adversely affected, or, in an extreme case, our ability to remain in business could be jeopardized.

We may not be able to successfully implement our plans to acquire other companies or technologies.

Our growth strategy includes the acquisition of complementary companies, products or technologies.  There is no assurance that we will be able to identify appropriate companies or technologies to be acquired, to negotiate satisfactory terms for such an acquisition, or to obtain sufficient capital to make such acquisitions.  Moreover, because of limited cash resources, we will be unable to acquire any significant companies or technologies for cash and our ability to effect acquisitions in exchange for our capital stock may depend upon the market prices for our common stock, which could result in significant dilution to its existing stockholders.  If we do complete one or more acquisitions, a number of risks arise, such as disruption of our existing business, short term negative effects on our reported operating results, diversion of management’s attention, unanticipated problems or legal liabilities, and difficulties in the integration of potentially dissimilar operations.  Any of these factors could materially harm Corgenix’s business or its operating results.

We depend on suppliers for our products’ components.

The components of our products include chemical, biological and packaging supplies that are generally available from several suppliers, except certain antibodies and other critical components, which we purchase from single suppliers.  We mitigate the risk of a loss of supply by maintaining a sufficient supply of such antibodies to ensure an uninterrupted supply for at least three months.  We have also qualified second vendors for all critical raw materials and believe that we can substitute a new supplier with respect to any of these components in a timely manner.  If, for some reason, we lose our main supplier for a given material, there can be no assurances that we will be able to substitute a new supplier in a timely manner and failure to do so could impair the manufacturing of certain of our products and thus have a material adverse effect on our business, financial condition and results of operations.

We have only limited manufacturing experience with certain products.

Although we have manufactured over twelve million diagnostic tests based on our proprietary applications of ELISA (enzyme linked immuno-absorbent assay) technology, certain of our diagnostic products in consideration for future development incorporate technologies with which we have limited manufacturing experience.  Assuming successful development and receipt of required regulatory approvals, significant work may be required to scale up production for each new product prior to such product’s commercialization.  There can be no assurance that such work can be completed in a timely manner and that such new products can be manufactured cost effectively, to regulatory standards or in sufficient volume.

Due to the specialized nature of our business, our success will be highly dependent upon our ability to attract and retain qualified scientific and executive personnel.

We believe our success will depend to a significant extent on the efforts and abilities of Dr. Luis R. Lopez and Douglass T. Simpson.  Loss of either would be disruptive to our business.  There can be no assurance that we will be successful in attracting and retaining such skilled personnel, who are generally in high demand by other companies.  The loss of, inability to attract, or poor performance by key scientific and executive personnel may have a material adverse effect on our business, financial condition and results of operations.

The testing, manufacturing and marketing of medical diagnostic devices entails an inherent risk of product liability claims.

To date, we have experienced no product liability claims, but any such claims arising in the future could have a material adverse effect on our business, financial condition and results of operations.  Potential product liability claims may exceed the amount of our insurance coverage or may be excluded from coverage under the terms of our policy or limited by other claims under our umbrella insurance policy.  Additionally, there can be no assurance that our existing insurance can be renewed by us at a cost and level of coverage comparable to that presently in effect, if at all.  In the event that we are held liable for a claim against which we are not insured or for damages exceeding the limits of our insurance coverage, such claim could have a material adverse effect on our cash flow and thus potentially a materially adverse effect on our business, financial condition and results of operations.

There has, to date, been no active public market for our Common Stock, and there can be no assurance that an active public market will develop or be sustained.

Although our Common Stock has been traded on the OTC Bulletin Board® since February 1998, the trading has been sporadic with insignificant volume.

Moreover, the over-the-counter markets for securities of very small companies historically have experienced extreme price and volume fluctuations.  These broad market fluctuations and other factors, such as new product developments, trends in our industry, the investment markets, economic conditions generally, and quarterly variation in our results of operations, may adversely affect the market price of our common stock.  In addition, our common stock is subject to rules adopted by the Securities and Exchange Commission regulating broker-dealer practices in connection with transactions in “penny stocks.”  Such rules require the delivery prior to any penny stock transaction of a disclosure schedule explaining the penny stock market and all associated risks and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors.  For these types of transactions the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale.  The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in securities subject to the penny stock rules.

There are risks associated with fluctuating exchange rates.

Our financial statements are presented in U.S. dollars.  At the end of each fiscal quarter and the fiscal year, we convert the financial statements of Corgenix UK, which operates in pounds sterling, into U.S. dollars, and consolidate them with results from Corgenix, Inc.  We may, from time to time, also need to exchange currency from income generated by Corgenix UK.  Foreign exchange rates are volatile and can change in an unknown and unpredictable fashion.  Should the foreign exchange rates change to levels different than anticipated by us, our business, financial condition and results of operations may be adversely affected.

Forward-Looking Statements

This Form SB-2 includes statements that are not purely historical and are “forward-looking statements” within the meaning of Section 21E of the Exchange Act, as amended, including statements regarding our expectations, beliefs, intentions or strategies regarding the future.  All statements other than historical fact contained in this Form SB-2, including, without limitation, statements regarding future product developments, acquisition strategies, strategic partnership expectations, technological developments, the availability of necessary components, research and development programs and distribution plans, are forward-looking statements.  All forward-looking statements included in this Form SB-2 are based on information available to us on the date hereof, and we assume no obligation to update such forward-looking statements.  Although we believe that the assumptions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct or that we will take any actions that may presently be planned.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock offered by this prospectus from the selling shareholders.

DETERMINATION OF OFFERING PRICE

The selling shareholders will sell their shares at prevailing market prices or privately negotiated prices.

SELLING SECURITY HOLDERS

We have listed below:

•                  The name of each selling shareholder;

•                  The relationship of each selling shareholder to our company, as applicable;

•                  The number of shares of common stock beneficially owned by the selling shareholder as of the date of this prospectus; and

•                  The number of shares being offered by each selling shareholder.

As discussed under “Recent Developments” and in our prior filings, on July 25, 2007, we entered into agreements to complete a private placement with certain institutional and other accredited investors (the “New Offering”).  The New Offering consisted of common stock in the Company, $0.001 par value (“Common Stock”), at the price of $0.25 per share.  For each share of Common Stock purchased, every investor received an equal number of purchase warrants (the “Warrants”).  The maximum offering was $860,000 with an overallotment of $129,000.  One-third of the Warrants issued to each investor are exercisable at $0.34 per share with a one-year term, one-third are exercisable at $0.375 per share with a two-year term, and the remaining third are exercisable at $0.40 per share with a five-year term.  In the New Offering, we received $725,000 in gross proceeds resulting in the issuance of 2,900,000 shares of  Common Stock and Warrants to purchase 2,900,000 shares of Common Stock.

On September 17, 2007, we entered into subscription and other agreements to complete the sale of the maximum amount of the Common Stock and Warrants for an aggregate of $860,000 in gross proceeds to the Company plus the overallotment of $129,000, which resulted in our receipt of an additional $264,000 in gross proceeds and our issuance of an additional 1,056,000 shares of Common Stock and Warrants to purchase 1,056,000 shares of Common Stock (the “Second Offering”).

The sale of the Common Stock and Warrants included a Registration Rights Agreement whereby we provided the purchasers with “piggy back” registration rights if we propose to register securities under the 1933 Act.  As an accommodation to the investors in the New Offering most of whom are current and long-term shareholders of the Company, and to help ensure that the New Offering would be fully subscribed, our management agreed to register with the Securities and Exchange Commission the shares of Common Stock issuable upon exercise of all of the Warrants sold in the New Offering and the Second Offering.  These shares are being registered in this registration statement.

Terra Nova Financial, LLC, , an Illinois limited liability company (“Terra Nova”), acted as a placement agent for the Company.  Iliad Advisors, LLC, an Illinois limited liability company (“Iliad Advisors”), provided advisory services to Terra Nova on the transaction.  As compensation for Terra Nova’s services, we paid Terra Nova a fee equal to 7% of the aggregate offering price, which was paid to Terra Nova at the close of each stage of the transaction.  Terra Nova’s fee also included warrants, due to Terra Nova at the close of the transaction, to purchase shares of Common Stock at the exercise price of $0.25 per share.  Because Terra Nova succeeded in selling the maximum offering plus the overallotment, totaling an aggregate of $989,000 in gross proceeds to the Company, it received an aggregate of $69,230 in cash and warrants to purchase 276,920 shares of Common Stock at the exercise price of $0.25 per share as payment for services provided in both the New Offering and the Second Offering (the “Agent Warrants”).  The Agent Warrants issued to the placement agents as compensation for the New Offering and Second Offering are being registered in this registration statement.

The shares being offered hereby are being registered to permit public secondary trading, and the selling shareholders are under no obligation to sell all or any portion of their shares.

Name and Address of Beneficial Owner	Relationship to Company	Shares Beneficially Owned Prior to Offering		Percentage of Shares Beneficially Owned Prior to Offering	Number of Shares Outstanding Prior to the Private Placements Held by Persons Other Than an Affiliated Party (6)	Shares Offered (1) (4)	Percentage of Shares Beneficially Owed After Offering (1)
Arma Microcap Growth Fund, LP	N/A	560,000		2.14%	11,782,754	280,000	1.08%
Barton Family Trust	N/A	800,000		3.02%	11,782,754	400,000	1.54%
Bilal Basrai	N/A	27,692		0.11%	11,782,754	27,692	0%
Jeffrey Scott Cohen	N/A	200,000		0.77%	11,782,754	100,000	0.39%
Michael S. Cole	N/A	240,000		0.93%	11,782,754	120,000	0.47%
Heidtke 401(k) Plan	N/A	200,000.77%			11,782,754	100,000	0.39%
Lyman O. Heidtke	N/A	5,800,000	(5)	18.44%	11,782,754	400,000	8.88%
Prem Lalvani	N/A	27,692		0.11%	11,782,754	27,692	0%
Edwin L. McClendon	N/A	49,846		0.19%	11,782,754	49,846	0%
MidSouth Investor Fund, LP	N/A	4,000,000		13.49%	11,782,754	2,000,000	7.23%
Gale B. Morrison	N/A	22,154		0.09%	11,782,754	22,154	0%
Scott Morrison	N/A	38,769		0.15%	11,782,754	38,769	0%
Terra Nova Financial, LLC	N/A	110,767		0.43%	11,782,754	110,767	0%
Truk Opportunity Fund (2) c/o RAM Capital Resources, LLC One East 52nd Street, Sixth Floor New York, NY 10033	N/A	1,347,011		4.99%	11,782,754	439,240	4.99%
Truk International Fund (3) c/o RAM Capital Resources, LLC One East 52nd Street, Sixth Floor New York, NY 10033	N/A	549,752		2.10%	11,782,754	116,760	1.66%
Total		13,973,683				4,232,920

(1)                  Assumes that all shares are sold pursuant to this offering and that no other shares of common stock are acquired or disposed of by the selling shareholders prior to the termination of this offering.  Because the selling shareholders may sell all, some or none of their shares or may acquire or dispose of other shares of common stock, we cannot estimate the aggregate number of shares which will be sold in this offering or the number or percentage of shares of common stock that each selling security holder will own upon completion of this offering.

(2)                  The securities owned by this entity contain a provision that it may not, subject to certain exceptions, at any time beneficially own more than 4.99% of our outstanding common stock.  The Company and this entity have agreed that, other than on 75 days’ notice or upon the occurrence of an event of default, this provision may not be waived.  Michael E. Fein and Stephen E. Saltzstein, as principals of Atoll Asset Management, LLC, the Managing Member of Truk Opportunity Fund, LLC, exercise investment and voting control over the securities owned by Truk Opportunity Fund, LLC. Both Mr. Fein and Mr. Saltzstein disclaim beneficial ownership of the securities owned by Truk Opportunity Fund, LLC.  Truk Opportunity Fund currently holds 439,240 shares of common stock; May Notes and December Notes convertible into 1,434,282 shares of common stock; and warrants to purchase up to 3,564,313 shares of common stock.

(3)                  The securities owned by this entity contain a provision that it may not, subject to certain exceptions, at any time beneficially own more than 4.99% of our outstanding common stock.  The Company and this entity have agreed that, other than on 75 days’ notice or upon the occurrence of an event of default, this provision may not be waived.  Michael E. Fein and Stephen E. Saltzstein, as principals of Atoll Asset Management, LLC, the Managing Member of Truk International Fund, LP, exercise investment and voting control over the securities owned by Truk International Fund,

LP. Both Mr. Fein and Mr. Saltzstein disclaim beneficial ownership of the securities owned by Truk International Fund, LP.  Truk International Fund currently holds 116,760 shares of common stock; May Notes and December Notes convertible into 116,760 shares of common stock; and warrants to purchase to purchase up to 316,232 shares of common stock.

(4)                  This amount is comprised of shares of common stock issuable upon exercise of warrants.

(5)                  Because Lyman O. Heidtke has beneficial ownership of the holdings of Heidtke 401(k) Plan, Lyman O. Heidtke and Mid South Investor Fund, LP, the holdings of these entities have been aggregated.

(6)                  “Private Placements” refers to the New Offering and Second Offering.  An “Affiliated Party” is a person who is not a selling shareholder, an affiliate of the Company or an affiliate of any selling shareholder.  For purposes of applying this definition, an “affiliate” is someone that controls, is controlled by, or is under common control with another, and includes someone who is known by the Company to be the beneficial owner of more than five percent of any voting class of another entity.

Common Stock Being Registered:
Market Price, Exercise Price and Discount to Market Price

The following table provides disclosure of the exercise price of the securities, the combined market price and combined exercise price of the common stock underlying the securities, and the total possible discount to the market price, if any, which has been given by the Company to the selling shareholders as of September 17, 2007 for the common stock underlying the securities.  All information is provided by the type of security for which common stock is being registered in this registration statement.

Type of Security Being Registered	Market Price per Share		Exercise Price of Security ($)	Shares Underlying the Security(3)	Combined Market Price of Underlying Shares($) (4)	Combined Exercise Price of Underlying Shares ($)	Discount to Market Price ($) (5)
1 year Warrants	0.26	(1)	0.34	352,000	91,520	119,680.00	(28,160.00)
1 year Warrants	0.50	(2)	0.34	966,666	483,333	328,666.44	154,666.56
2 year Warrants	0.26	(1)	0.375	352,000	91,520	132,000.00	(40,480.00)
2 year Warrants	0.50	(2)	0.375	966,667	483,333.50	362,500.12	120,833.38
5 year Warrants	0.26	(1)	0.40	352,000	91,520	140,800.00	(49,280.00)
5 year Warrants	0.50	(2)	0.40	966,667	483,333.50	386,666.80	96,666.70
Agent Warrants	0.50	(2)	0.25	276,920	138,460	69,230.00	69,230.00
Totals				4,232,920	$1,863,020	$1,539,543.36	$323,476.64

(1)                          Represents the closing market price per share on July 25, 2007, the date of sale of the warrants.

(2)                          Represents the closing market price per share on September 17, 2007, the date of sale of the warrants.

(3)                          Amounts given as of July 25, 2007 or September 17, 2007, as applicable, and assumes complete exercise of the warrants.

(4)                          Amounts given as of July 25, 2007 or September 17, 2007, as applicable.  Calculation for warrants sold on July 25, 2007, uses the closing market price per share on July 25, 2007, which is $0.26.  Calculation for warrants sold on September 17, 2007, uses the closing market price per share on September 17, 2007, which is $0.50.

(5)                          Calculation determined by subtracting the combined exercise price of the underlying shares from the combined market price of the underlying shares.

Instruments Held by Selling Shareholders:
Changes in Price per Share and Number of Shares Exercisable

The following table describes events that may cause changes in price per share and number of shares exercisable in the warrants held by the selling shareholders.  Capitalized terms used in this table have the meanings given to those same terms in the various certificates, warrants and notes, which have been previously included by the Company in its filings.

Instrument	Event Causing Change in Price or Number of Shares	Result	Exceptions
Warrants	Any of: (1) stock dividend, stock split or recapitalization, or (2) reorganization, consolidation or merger	Adjustment of shares issuable and Exercise Price in favor of warrant holder	None.

Private Placement Payments

The following table provides disclosure of all payments (in cash or common stock) made in connection with the Private Placements, which were made to or which may be required to be made to any selling shareholder, any affiliate of a selling shareholder or any person with whom any selling shareholder has a contractual relationship regarding any of the Private Placements (each a “Selling Shareholder Party” and collectively, the “Selling Shareholder Parties”) from July 25, 2007 through September 25, 2008.

Name of Selling Shareholder Party	Date of Payment to Selling Shareholder Party (2)	Amount of Cash Payment to Selling Shareholder Party ($)		Value of Common Stock Payment to Selling Shareholder Party ($) (5)	Total Payments to Selling Shareholder Party ($)
Terra Nova Financial, LLC	7-25-07	50,750	(1)	0	50,750
Terra Nova Financial, LLC	9-17-07	18,480	(1)	0	18,480
Total		$69,230		$0	$69,230

(1)                  Amount paid to placement agent for Private Placements.  Amount does not include the value of the Agent Warrants, which were not exercised.

(2)                  Payments include all payments made to any Selling Shareholder Party for any part of the Private Placements, which includes the sale of the Common Stock and the Warrants.

Proceeds from the Private Placements

The following table displays the gross and net proceeds the Company received from the Private Placements, the total profit the Company could realize from all exercises of the Warrants and Agent Warrants and transaction costs for the Private Placements.

	Gross Proceeds to Company from Private Placements ($) (5)	Payments from Issuer ($) (1) (5)	Net Proceeds to Issuer ($)	Combined Total Possible Profit from Discounts ($) (2)	Transaction Cost Percentage (3)	Monthly Average of Transaction Costs for 1/2/5 years ($) (4)
Private Placements	989,000	69,230	919,770	(323,476.64)	40%	32,725.55 16,362.78 6,545.11

(1)                  Represents all payments (in cash or common stock) made in connection with sale of the Private Placements, which were made to or which may be required to be made to any Selling Shareholder Party from July 25, 2007 through September 17, 2008, which is more specifically disclosed in the table “Private Placement Payments.”

(2)                  Represents the total possible profit the Company could realize upon the exercise of the Warrants and the Agent Warrants as compared to the combined market price of such securities (discount to market), which is more specifically disclosed in the table “Common Stock Being Registered: Market Price, Exercise Price and Discount to Market Price.”

(3)                  Represents, as a percentage, the amount of costs to conduct the Private Placements (payments from the Company plus or minus, as applicable, the combined total possible profit from discounts, if any) of the gross proceeds received by the Company from the Private Placements.

(4)                  Represents the monthly average of the amount of costs to conduct the Private Placements (payments from the Company plus or minus, as applicable, the combined total possible profit from discounts, if any) of the gross proceeds received by the Company from the Private Placements, which are averaged over the terms of the Warrants (one, two and five years).

(5)                  Gross proceeds and payments includes proceeds and payments for the entire Private Placements, which includes the sale of the Common Stock and the Warrants.

Prior Securities Transactions With the Selling Shareholder Parties

The following table presents information regarding securities transactions between the Company and any Selling Shareholder Party occurring prior to July 25, 2007.  Additional information is presented which converts all securities involved in the transactions into the amount of common stock issued or which may be issued upon full conversion or exercise of the applicable security.

Name of Selling Shareholder Party	Date of Transaction	Class of Security Involved in the Transaction	Amount of Security Issued in the Transaction (1)	Amount of Common Stock Issued or Underlying the Security Issued in the Transaction (2)	Amount of Common Stock Outstanding Prior to Transaction Which Are Held By Persons Other Than an Affiliated Party	Percentage of Dilution to Common Stock from the Transaction (%) (3)	Market Price of Common Stock on Date Immediately Prior to the Transaction ($)	Current Market Price of Common Stock ($) (4)
Truk Opportunity Fund	8-15-05	common stock upon exercise of warrant	18,800	18,800	3,717,130	0.5	0.65	0.32
Truk International Fund	8-15-05	common stock upon exercise of warrant	1,200	1,200	3,717,130	0.0	0.65	0.32
Truk Opportunity Fund	8-31-05	common stock upon exercise of warrant	9,400	9,400	3,737,130	0.3	0.55	0.32
Truk International Fund	8-31-05	common stock upon exercise of warrant	600	600	3,737,130	0.0	0.55	0.32
Truk Opportunity Fund	11-01-05	common stock	84,964	84,964	3,905,657	2.2	0.60	0.32
Truk International Fund	11-01-05	common stock	5,423	5,423	3,905,657	0.1	0.60	0.32
Truk Opportunity Fund	11-22-05	common stock upon conversion of convertible note	4,700	4,700	3,945,657	0.1	0.45	0.32
Truk International Fund	11-22-05	common stock upon conversion of convertible note	300	300	3,945,657	0.0	0.45	0.32
Truk Opportunity Fund	12-01-05	common stock	83,073	83,073	3,945,657	2.1	0.52	0.32

Name of Selling Shareholder Party	Date of Transaction	Class of Security Involved in the Transaction	Amount of Security Issued in the Transaction (1)	Amount of Common Stock Issued or Underlying the Security Issued in the Transaction (2)	Amount of Common Stock Outstanding Prior to Transaction Which Are Held By Persons Other Than an Affiliated Party	Percentage of Dilution to Common Stock from the Transaction (%) (3)	Market Price of Common Stock on Date Immediately Prior to the Transaction ($)	Current Market Price of Common Stock ($) (4)
Truk International Fund	12-01-05	common stock	5,303	5,303	3,945,657	0.1	0.52	0.30
Truk Opportunity Fund	1-03-06	common stock	60,022	60,022	3,985,657	1.5	0.45	0.30
Truk International Fund	1-03-06	common stock	3,831	3,831	3,985,657	.0.1	0.45	0.30
Truk Opportunity Fund	2-01-06	common stock	83,073	83,073	4,026,369	2.1	0.42	0.30
Truk International Fund	2-01-06	common stock	5,303	5,303	4,026,369	0.1	0.42	0.30
Truk Opportunity Fund	3-01-06	common stock	79,701	79,701	4,066,369	2.0	0.42	0.30
Truk International Fund	3-01-06	common stock	5,087	5,087	4,066,369	0.1	0.42	0.30
Truk Opportunity Fund	4-01-06	common stock	81,870	81,870	4,106,369	2.0	0.46	0.30
Truk International Fund	4-01-06	common stock	5,226	5,226	4,106,369	0.1	0.46	0.30
Truk Opportunity Fund	5-01-06	common stock	6,817	6,817	4,085,873	0.1	0.40	0.30
Truk International Fund	5-01-06	common stock	435	435	4,085,873	0.01	0.40	0.30
Truk Opportunity Fund	6-01-06	common stock	36,506	36,506	4,154,107	0.9	0.41	0.30
Truk International Fund	6-01-06	common stock	2,330	2,330	4,154,107	0.06	0.41	0.30
Truk Opportunity Fund	7-05-06	common stock	72,661	72,661	4,187,144	1.7	0.42	0.30
Truk International Fund	7-05-06	common stock	4,638	4,638	4,187,144	0.1	0.42	0.30
Truk Opportunity Fund	8-01-06	common stock	54,193	54,193	4,201,323	1.3	0.41	0.30
Truk International Fund	8-01-06	common stock	3,459	3,459	4,201,323	0.08	0.41	0.30
Truk Opportunity Fund	9-01-06	common stock	40,068	40,068	4,241,323	0.9	0.37	0.30
Truk International Fund	9-01-06	common stock	2,558	2,558	4,241,323	0.06	0.37	0.30
Truk Opportunity Fund	10-02-06	common stock	71,214	71,214	4,261,323	1.7	0.35	0.30
Truk International Fund	10-02-06	common stock	4,546	4,546	4,261,323	0.1	0.35	0.30

(1)      Depending upon the type of security issued, these amounts may be in dollar amounts or number of securities issued.

(2)      Amounts given as of the date of the specific transaction.

(3)      Assumes that all securities which are not common stock will be fully converted or exercised.  Amount is calculated using the amount of common stock outstanding prior to the transaction which are held by persons other than an Affiliated Party and the amount of common stock issued or underlying the security issued in the transaction.

(4)      Closing market price per share of common stock on January 24, 2008.

PLAN OF DISTRIBUTION

The shares offered hereby by the selling shareholders may be sold from time to time by the selling shareholders, or by pledgees, donees, transferees or other successors in interest.  The distribution of the securities by the selling shareholders may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary broker’s transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.  Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling shareholders in connection with the sales of securities.  The shares offered by the selling shareholders may be sold by one or more of, including without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) ordinary brokerage transactions and transactions in which the broker may solicit purchases, and (c) face-to-face transactions between sellers and purchasers without a broker-dealer.  In effecting sales, brokers or dealers engaged by the selling shareholders and intermediaries through whom the securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933 (the “Securities Act “) with respect to the shares offered, and any profits realized or commission received may be deemed underwriting compensation.

At the time a particular offer of the common stock is made by or on behalf of a selling shareholder, to the extent required, a prospectus will be distributed which will set forth the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for the shares purchased from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

Whenever we are notified by the selling shareholders that any material arrangement has been entered into with a broker-dealer, agent or underwriter for the sale of shares through a block trade, special offering, exchange distribution or a purchase by a broker-dealer, agent or underwriter, we will file a supplemented prospectus, if required, pursuant to Rule 424(c) under the Exchange Act.  The supplemented prospectus will disclose (a) the name of each broker-dealer, agent or underwriter, (b) the commissions paid or discounts or concessions allowed to broker-dealer(s), agent(s) or underwriter(s) or other items constituting compensation or indemnification arrangements with respect to particular offerings, where applicable, (c) that the broker-dealer(s), agent(s) or underwriter(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented, and (d) other facts material to the transaction.  In addition, we will file a supplemental prospectus if any successors to the named selling shareholders wish to sell under this prospectus.

We have informed the selling shareholders that the anti-manipulative rules under the Exchange Act, including Regulation M thereunder, may apply to their sales in the market and have furnished each of the selling shareholders with a copy of these rules.  We have also informed the selling shareholders of the need for delivery of copies of this prospectus in connection with any sale of securities registered hereunder.

Sales of shares by the selling shareholders or even the potential of such sales would likely have an adverse effect on the market price of the shares offered hereby.

LEGAL PROCEEDINGS

On January 4, 2007, we filed a complaint in the U.S. District Court for the District of Colorado against Biosafe Laboratories, Inc., a corporation organized and existing under the laws of the State of Illinois.  The complaint stated, among other things, that Corgenix and Biosafe were parties to a non-binding Letter of Intent dated September 12, 2006 (the “LOI”), under which the companies explored the possibility of a licensing arrangement between them for the sale of some of Biosafe’s products.  Upon execution of this non-binding LOI, we paid to Biosafe a deposit of $250,000 (the “Refundable Deposit”).  The LOI specifically required Biosafe to refund $225,000 of that deposit to us in the event that a binding agreement was not reached between the parties .  A binding agreement was never reached between the two companies and even though Biosafe was obligated to refund the Refundable Deposit to us and demand was made by us for said Refundable Deposit, Biosafe refused to return the Refundable Deposit.  We brought suit against Biosafe, and sought relief in the form of, but not limited to, the refund of the Refundable Deposit, in addition to all damages sustained.

On February 20, 2007, Biosafe disputed the above claims and filed a counterclaim against us, which stated, among other things, that we failed to go forward with the execution of the binding agreement after the terms of said agreement were fully negotiated and drafted and that the required funding had been secured.  It also claimed that we failed to disclose, in a timely fashion, that we needed Board of Director approval prior to execution of the binding agreement, and overall did not deal with Biosafe in good faith and with fair dealing.  Biosafe’s counterclaim claimed damages of $1,000,000.

On March 12, 2007, we filed our reply to the above counterclaims denying the validity of all of the counter claims by Biosafe and again requesting that judgment be entered in our favor and that we be awarded our $225,000 deposit and any other costs.

On June 22, 2007, Corgenix and Biosafe executed a Settlement Agreement (the “Agreement”).  The Agreement brought to an end litigation between the Company and Biosafe relating to the Refundable Deposit.  The Agreement required that Biosafe pay us the sum of $125,000.00 no later than July 2, 2007.  This amount was in fact paid to us on July 2, 2007.  The Agreement also required both the Company and Biosafe to dismiss, with prejudice, all claims related to the Letter of Intent.  The Agreement provided that each party bear its own costs and attorneys fees.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth certain information with respect to the directors and executive officers of Corgenix as of June 30, 2007:

Name	Age	Position	Director/Officer Since
Luis R. Lopez	59	Chief Medical Officer and Chairman of the Board	1998

Douglass T. Simpson	59	President and Chief Executive Officer, Director	1998

Ann L. Steinbarger	54	Senior Vice President Operations	1998

Taryn G. Reynolds	48	Vice President, Facilities and IT	1998

William H. Critchfield	62	Senior Vice President Finance and Administration and Chief Financial Officer	2000

Robert Tutag	65	Director	2006

Dennis Walcewski	59	Director	2006

Charles H. Scoggin	62	Director	2006

Larry G. Rau	61	Director	2006

C. David Kikumoto	57	Director	2006

Luis R. Lopez, M.D., has served as the Chief Executive Officer and Chairman of the Board of Directors of Corgenix from May 1998 until April 2006 when his title was changed to Chief Medical Officer.  From 1987 to 1990, Dr. Lopez was Vice President of Clinical Affairs at BioStar Medical Products, Inc., a Boulder, Colorado diagnostic firm.  From 1986 to 1987 he served as Research Associate with the Rheumatology Division of the University of Colorado Health Sciences Center, Denver, Colorado.  From 1980 to 1986 he was Professor of Immunology at Cayetano Heredia University School of Medicine in Lima, Peru, during which time he also maintained a medical practice with the Allergy and Clinical Immunology group at Clinica Ricardo Palma in Lima.  From 1978 to 1980 Dr. Lopez held a fellowship in Clinical Immunology at the University of Colorado Health Sciences Center.  He received his M.D. degree in 1974 from Cayetano Heredia University School of Medicine in Lima, Peru.  He is a clinical member of the American College of Rheumatology, and a corresponding member of the American Academy of Allergy, Asthma and Immunology. Dr. Lopez is licensed to practice medicine in Colorado, and is widely published in the areas of immunology and autoimmune disease.

Douglass T. Simpson has been the President of Corgenix since May 1998 and was elected a director in May 1998.  Mr. Simpson joined Corgenix’s operating subsidiary as Vice President of Business Development in 1992, was promoted to Vice President, General Manager in 1995, to Executive Vice President in 1996, to President in February 1998 and then to Chief Executive Officer in April 2006.  Prior to joining Corgenix’s operating subsidiary, he was a Managing Partner at Venture Marketing Group in Austin, Texas, a health care and biotechnology marketing firm, and in that capacity, served as a consultant to REAADS from 1990 until 1992.  From 1984 to 1990 Mr. Simpson was employed by Kallestad Diagnostics, Inc. (now part of BioRad Laboratories, Inc.), one of the largest diagnostic companies in the world, where he served as Vice President of Marketing, in charge of all marketing and business development. Mr. Simpson holds B.S. and M.S. degrees in Biology and Chemistry from Lamar University in Beaumont, Texas.

William H. Critchfield has been Senior Vice President Finance and Administration and Chief Financial Officer of the Company since April 2006 and was Vice President and Chief Financial Officer from December 2000 to April 2006.  Prior to joining Corgenix, Mr. Critchfield was Executive Vice President and Chief Financial Officer of U.S. Medical, Inc., a Denver, Colorado based privately held distributor of new and used capital medical equipment.  From May of 1994 through July of 1999, he served as President and Chief Financial Officer of W.L.C. Enterprises, Inc., a retail business holding company.  From November 1991 to May 1994, Mr. Critchfield served as Executive Vice President and Chief Financial Officer of Air Methods Corporation, a publicly traded company which is the leading U.S. company in the air medical transportation industry and is the successor company to Cell Technology, Inc., a publicly traded biotechnology company, where he served in a similar capacity from 1987-1991.  From 1986 through September 1987 he served as Vice President of Finance and Administration for Biostar Medical Products, Inc., a developer and manufacturer of diagnostic immunoassays.  In the past, Mr. Critchfield also served as Vice President of Finance for Nuclear Pharmacy, Inc., formerly a publicly traded company and the world’s largest chain of centralized radiopharmacies. Mr. Critchfield is a certified public accountant in Colorado.  He graduated magna cum laude from California State University-Northridge with a Bachelor of Science degree in Business Administration and Accounting.

Ann L. Steinbarger has been the Senior Vice President, Operations of Corgenix since April 2006 and was the Vice President of Sales and Marketing from May 1998 to April 2006.  Ms. Steinbarger joined Corgenix’s operating subsidiary in January 1996 as Vice President, Sales and Marketing with responsibility for its worldwide marketing and distribution strategies.  Prior to joining Corgenix, Ms. Steinbarger was with Boehringer Mannheim Corporation, Indianapolis, Indiana, a $200 million IVD company.  At Boehringer from 1976 to 1996, she served in a series of increasingly important sales management positions. Ms. Steinbarger holds a B.S. degree in Microbiology from Purdue University in West Lafayette, Indiana.

Taryn G. Reynolds has been a Vice President of Corgenix since May 1998.  Mr. Reynolds joined Corgenix’s operating subsidiary in 1992, serving first as Director of Administration, then as Managing Director, U.S. Operations.  He has served as Vice President, Operations and in 1999, became Vice President, Facilities and Information Technology.  Prior to joining Corgenix, Mr. Reynolds held executive positions at Brinker International, MJAR Corporation and M&S Incorporated, all Colorado-based property, operational and financial management firms.

Robert Tutag was appointed to the Company’s Board of Directors in September 2006.  Mr. Tutag is currently and since 1990, has been President of Unisource, Inc., a privately held Boulder, Colorado company which identifies and develops niche pharmaceutical products for generic and brand name pharmaceutical companies.  From 1964 through 1982, Mr. Tutag was President and Chief Operating Officer of Tutag Corporation.  In that capacity, he developed and managed operations of Cord Laboratories, one of the original generic pharmaceutical manufacturing companies, in addition to founding and overseeing Geneva Generics, a generic sales and distribution company, which developed into one of the country’s premier companies in its industry.  Both Cord Laboratories and Geneva Generics were acquired by Ciba-Geigy Corporation.  During that time period, Mr. Tutag also served as a Director of Geneva Generics and as Vice President of Sales and a Director of Tutag Pharmaceuticals, a branded distribution company.  From 1983 through 1989, Mr. Tutag was President and Chief Executive Officer of NBR Financial, Inc., a multi-bank holding company in Boulder, Colorado.  Since 1977 until the present, Mr. Tutag has also been editor of GMP Trends, Inc., Boulder, Colorado, an informational newsletter that reviews FDA and GMP inspection reports (483’s) for the pharmaceutical and medical device industries. Mr. Tutag also served as interim president from 1999-2000 and was a director from 1997-2001 of the Bank of Cherry Creek in Boulder, Colorado.  He received a BBA and an MBA from the University of Michigan.

Dennis Walczewski was appointed to the Company’s Board of Directors on January 3, 2006 to fill the vacancy created by the resignation of Mr. Jun Sasaki on the same day.  Mr. Walczewski’s background consists of over 30 years experience in the Diagnostic and Biotechnology industries.  Mr. Walczewski has held either management or executive positions in Promega, T-Cell Diagnostics, Endogen and Boehringer Manheim (now Roche).  He has been employed by MBL international or MBLI for the previous five years and now is their Chief Executive Officer.  Per our arrangement with MBL, Mr. Walczewski is not compensated by Corgenix for board meetings attended.  Mr. Walczewski hold a B.S. in Chemistry from Suffolk University and an MBA from Indiana Wesleyan University.  Per our arrangement with MBL, Mr. Walczewski is not compensated by Corgenix for board meetings attended.

Charles H. Scoggin, M.D., was appointed to the Company’s Board of Directors on March 27, 2006.  Dr. Scoggin is currently a Director of Nitrox, a privately held North Carolina-based biopharmaceutical company founded on technology developed at Duke University.  Companies previously founded or co-founded by Dr. Scoggin include: Somatogen, a biopharmaceutical company that successfully synthesized and genetically modified the human hemoglobin molecule, for which Dr. Scoggin served as President, Chief Executive Officer and Chairman through its initial public offering, several secondary financings and strategic alliances; Somatogen Instruments, a biomedical and scientific instruments company, for which Dr. Scoggin served as President and Chief Executive Officer until its sale to Beckman Instruments; Rodeer Systems, a biomedical informatics company, for which Dr. Scoggin served as Chairman, President and Chief Executive Officer;

Dr. Scoggin also served as President and Chief Executive Officer of both Medrock, a medical information company; and Sagemed, a company focused on strategic healthcare information services.

Larry G. Rau was appointed to the Company’s Board of Directors on March 27, 2006.  Mr. Rau is currently and since 1995, has been President and CEO of Rau Financial Services, a Sioux Falls, South Dakota firm specializing in alternative investments such as 1031 property exchanges, Real Estate, Oil and Gas, and Medical Receivables in addition to stocks and fixed income investments.  From 1986 to 1995, Mr. Rau was an investment executive with A.G. Edwards and UBS PaineWebber, and from 1968 to 1986, he worked in pharmaceutical sales and/or marketing for Cutter Labs, Baxter International and Fort Dodge Labs.

C. David Kikumoto was appointed to the Company’s Board of Directors on March 30, 2006.  Mr. Kikumoto is the founder and is currently the Chief Executive Officer of Denver Management Advisors, a firm that has assembled leading team of health care cost containment specialists in the Rocky Mountain West, providing cost containment services to large employers, insurers, and healthcare providers.  From 1999-2000, Mr. Kikumoto was the President and Vice Chairman at Anthem Blue Cross and Blue Shield, Colorado and Nevada.  He led the merger of Blue Cross and Blue Shield to Anthem resulting in the creation of one of the largest private foundations in the State of Colorado.  Mr. Kikumoto also provided strategic advice and counsel to the new leadership team and served as a liaison to customers, community leaders and regulators.  From 1987 - 1999 Mr. Kikumoto served in several roles at Blue Cross and Blue Shield of Colorado, Nevada and New Mexico.  From 1993 - 1999 Mr. Kikumoto was the President and Chief Executive Officer.  He directed, developed and created one the first regional Blue Cross and Blue Shield Plans with total membership of 750,000 and annual premium income of $800 million.  From 1991 - 1993 he was the Senior Vice President, Chief Marketing Officer.  Mr. Kikumoto was responsible for the marketing and sales of health, life, dental and workers’ compensation products in a three-state region while concurrently serving as the CEO of several subsidiary companies.  During 1987 - 1991 Mr. Kikumoto was the Vice President, Alternative Delivery Systems.  In that position, he managed health care costs in a three-state region through the development of alternatives to traditional health care models.

All directors serve until their successors have been duly elected and qualified, unless they earlier resign.

Directors are elected by a plurality of the shareholders at annual or special meetings of shareholders held for that purpose.  There have been no material changes to the way in which shareholders may recommend nominees to the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of January 18, 2008, certain information regarding the ownership of our common stock by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock (ii) each of our directors, (iii) each executive officer and (iv) all of our executive officers and directors as a group.  Unless otherwise indicated, the address of each person shown is c/o Corgenix, 11575 Main Street, Suite 400, Broomfield, CO 80020.  Beneficial ownership, for purposes of this table, includes debt convertible into common stock and options and warrants to purchase common stock that are either currently exercisable or convertible or will be exercisable or convertible within 60 days of January 18, 2008.  Other than Dr. Lopez and Mr. Reynolds, no other director or executive officer beneficially owned more than 5% of the common stock.

The percentage ownership data is based on 25,647,194 shares of our common stock outstanding January 18, 2008, in addition to warrants and stock options outstanding in addition to common shares underlying both convertible debt and convertible preferred stock.  Under the rules of the SEC, beneficial ownership includes shares over which the indicated beneficial owner exercises voting and/or investment power.  Shares of common stock subject to options or warrants or underlying convertible debt that are currently exercisable or convertible, or will become exercisable or convertible, within 60 days of January 18, 2008 are deemed outstanding for the purpose of computing the percentage ownership of the person holding the option or warrant, convertible preferred stock, or convertible promissory note, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.  Except as otherwise noted, we believe that the beneficial owners of the shares of common stock listed below have sole voting and investment power with respect to all shares beneficially owned.

	Amount and Nature of Beneficial Owner
Name and Address of Beneficial Owner	Number	Percent of Class
Barron Partners LP (2) c/o Barron Capital Advisors, LLC 730 Fifth Avenue, 9th Floor New York, NY 10019	1,321,464	4.90%

CAMOFI Master LDC (3) 350 Madison Avenue New York, NY 10017	1,347,011	4.99%

Truk Opportunity Fund (3) c/o RAM Capital Resources, LLC One East 52nd Street, Sixth Floor New York, NY 10022	1,347,011	4.99%

Taryn G. Reynolds (1)	965,898	3.63%

Ascendiant Capital Group LLC, Ascendiant Securities LLC (4) 18881 Von Karman Avenue, 16th Floor Irvine, CA 92612	1,347,011	4.99%

Dr. Luis R. Lopez (1)	926,734	3.49%

Douglass T. Simpson (1)	519,853	2.01%

William H. Critchfield (1)	316,333	1.22%

Robert Tutag (1)	210,000	0.81%

Ann L. Steinbarger (1)	165,930	0.64%

Larry G. Rau (1)	112,000	0.43%

Dr. Charles H. Scoggin (1)	90,000	0.35%

David Kikumoto (1)	115,000	0.45%

Dennis Walczewski (1)	60,000	0.23%

Lyman O. Heidtke(5)	5,800,000	18.44%

Medical & Biological Laboratories Co., Ltd.	1,411,978	5.22%

All current directors and current executive officers as a group (10 persons)	3,481,107	11.95%

(1)                  Current director or officer.

(2)                  Contractual restrictions in the Barron Partners preferred stock purchase agreement and warrants prohibit Barron Partners, L.P. from exercising any warrants or converting any preferred stock if such conversion or exercise would cause it to exceed 4.90% beneficial ownership of Corgenix.  Barron Partners holds convertible preferred stock plus warrants to acquire up to 16,407,782 shares of common stock.

(3)                  Contractual restrictions in its convertible note, warrants, and purchase agreement with Corgenix prohibit each of CAMOFI and Truk Opportunity Fund from exercising any warrants or converting any debt if such conversion or exercise would cause either entity to exceed 4.99% beneficial ownership of Corgenix.  CAMOFI holds convertible debt and warrants to acquire up to 12,406,535 shares of common stock.  Truk Opportunity Fund holds convertible debt and warrants to acquire up to 4,998,595 shares of common stock, without taking into account interest on the debt, which may also be converted into shares of common stock.  Michael E. Fein and Stephen E. Saltzstein, as principals of Atoll Asset Management, LLC, the Managing Member of Truk Opportunity Fund, LLC, exercise investment and voting control over the securities owned by Truk Opportunity Fund, LLC.  Both Mr. Fein and Mr. Saltzstein disclaim beneficial ownership of the securities owned by Truk Opportunity Fund, LLC.

(4)                  For purposes of this calculation, the holdings of Ascendiant Capital Group, LLC have been aggregated with Ascendiant Securities, LLC.  Contractual restrictions in the warrants held by the Ascendiant entities prohibit them from exercising any warrants if such exercise would cause either entity to exceed 4.99% beneficial ownership of Corgenix.  The Ascendiant entities together hold warrants to acquire up to 3,512,173 shares of common stock.

(5)                  Because Lyman O. Heidtke has beneficial ownership of the holdings of Heidtke 401(k) Plan, Lyman O. Heidtke and MidSouth Investor Fund, LP, the holdings of these entities have been aggregated.

DESCRIPTION OF SECURITIES

The Company currently has 100,000,000 authorized shares of common stock, $.001 par value, of which approximately 25,647,194 shares were issued and outstanding as of January 18, 2008, and 47,358,065 are reserved for issuance upon the exercise of outstanding stock options, warrants the conversion of secured convertible notes and the conversion of preferred stock.  The Company has 5,000,000 authorized shares of preferred stock, of which 284,242 shares of Series A Convertible Preferred Stock were issued and outstanding as of January 18, 2007, without voting rights, without dividend rights, and which were convertible as of that same date into 944,818 shares of common stock.  The conversion rate and price of the shares of preferred stock are subject to adjustment upon the occurrence of certain specified events, including issuance of additional shares of common stock or subdivision or combining of shares of common stock.

The conversion right as contained in the preferred stock certificate of designations provides that a holder will not convert an amount of preferred stock to the extent that the number of shares held by the holder, when added to the number of shares of common stock beneficially owned by such holder or issuable if the holder exercised one or more of its warrants immediately prior to conversion, would exceed 4.9% of the Company’s issued and outstanding common stock.

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holder of shares of Series A Preferred Stock are entitled to receive out of the assets of the Company, for each share of Series A Preferred Stock, an amount equal to $0.35 per share before any distribution or payment shall be made to the holders of any junior securities.  Certain change in control transactions may also, at the election of the holder of the Series A Preferred Stock, be treated as a liquidation.

Each share of outstanding common stock is entitled to one vote.  Shares of common stock have no preemptive rights.

The rights, preferences, privileges and limitations of the remaining preferred stock have not been established, and no series of preferred stock has been established.  The rights, preferences, privileges and limitations of the preferred stock, in one or more series, may be established by the Board without the approval of the holders of the common stock.

Authorized but unissued common stock may be issued for such consideration as the Board determines to be adequate.  Issuance of common stock could have a dilutive effect on current shareholders.  Shareholders may or may not be given the opportunity to vote on the issuance of common stock, depending upon the nature of any such transactions, applicable law, the rules and policies of the national securities exchange on which the common stock is then trading, if any, and the judgment of the Board.  Having a substantial number of authorized and unreserved shares of common stock and preferred stock could have the effect of making it more difficult for a third party to acquire a majority of the Company’s outstanding voting stock.  Management could use the additional shares to resist a takeover effort even if the terms of the takeover offer are favored by a majority of the independent shareholders.  This could delay, defer, or prevent a change of control.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Company’s Bylaws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and agents to the fullest extent not prohibited by Nevada law.  The Company is also empowered under its Bylaws to enter into indemnification agreements with its directors and officers and to purchase insurance on behalf of any person it is required or permitted to indemnify.  In addition, the Company’s Articles provide that the Company’s directors will not be personally liable to the Company or any of its stockholders for damages for breach of the director’s fiduciary duty as a director or officer involving any act or omission of any such director or officer.  Each director will continue to be subject to liability for breach of the director’s fiduciary duties to the Company for acts or omissions that involve intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of Nevada corporate law.  This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

ORGANIZATION WITHIN THE LAST FIVE YEARS & CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Relationships and Related Transactions

There have not been any transactions, or series of similar transactions, since the beginning of the our last fiscal year, or any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000 and in which any director or executive officer of the Company, nominee for election as a director, any five percent security holder or any member of the immediate family of any of the foregoing persons had, or will have, a direct or indirect material interest.

Director Independence

Because the Company’s common stock is traded on the Over the Counter Bulletin Board, the Company is not subject to the independence requirements of any securities exchange or the Nasdaq regarding our directors, the membership of our board of directors or our committees.  However, the Board has determined that Messrs.  Tutag, Kikumoto, Scoggin and Rau are each “independent” as that term is defined by the American Stock Exchange.  The Board has separately-designated Audit, Nominating and Compensation committees; each director on each committee is independent.  Under the American Stock Exchange definition, an independent director is a person who (1) is not an executive officer or employee of the Company; (2) is not currently and has not been over the past three years employed by the Company, other than prior employment as an interim executive officer (provided the interim employment did not last longer than one year); (3) has not (or whose immediate family members have not) been paid more than $100,000 during any period of twelve consecutive months within the past three fiscal years [excluding compensation for board or board committee service, compensation paid to an immediate family member who is an employee (other than an executive officer) of the company, compensation received for former service as an interim executive officer (provided the interim employment did not last longer than one year), or benefits under a tax-qualified retirement plan or non-discretionary compensation]; (4) is not an immediate family member of an individual who is, or at any time during the past three fiscal years was, employed by the Company as an executive officer; (5) is not (or whose immediate family member is not) a partner in, controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company’s securities or payments under non-discretionary charitable contribution matching programs) that exceed 5% of the organization’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the most recent three fiscal years; (6) is not (or whose immediate family member is not) employed as an executive officer of another entity where at any time during the most recent three fiscal years any of the issuer’s executive officers serve on the compensation committee of such other entity; or (7) is not (or whose immediate family member is not) a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

DESCRIPTION OF BUSINESS

Certain terms used in this registration statement are defined in the Glossary that follows at the end of Part I.

Company Overview

Corgenix Medical Corporation, which we refer to as Corgenix or the Company, is engaged in the research, development, manufacture, and marketing of in vitro (outside the body) diagnostic products for use in disease detection and prevention.  We currently sell 52 diagnostic products on a worldwide basis to hospitals, clinical testing laboratories, universities, biotechnology and pharmaceutical companies and research institutions.  In the U.S. and the United Kingdom, we sell directly to these customers.  Elsewhere in the world, we primarily sell to independent distributors that in turn sell to the laboratories.

Our corporate headquarters is located in Broomfield, Colorado.  We have two wholly-owned operating subsidiaries:

•                  Corgenix, Inc. (formerly REAADS Medical Products, Inc.), established in 1990 and located in Broomfield, Colorado.  Corgenix, Inc. is responsible for sales and marketing activities for North America, and also executes product development, product support, clinical and regulatory affairs, and product manufacturing.

•                  Corgenix (UK) Ltd, incorporated in the United Kingdom in 1996 (formerly REAADS Bio-Medical Products (UK) Limited) and located in Peterborough, England.  Corgenix UK manages our international sales and marketing activities except for distribution in North America, which is the responsibility of Corgenix, Inc.

We continue to use the REAADS trademark and trade name in the sale of products that we manufacture.

Recent Developments

As previously disclosed in our prior filings, on July 25, 2007, we entered into agreements to complete a private placement with certain institutional and other accredited investors for the New Offering.  The New Offering consisted of Common Stock at the price of $0.25 per share.  For each share of Common Stock purchased, every investor received an equal number of Warrants.  In the New Offering, we sold $725,000 in Common Stock and Warrants.  The maximum offering is $860,000 with an overallotment of $129,000.  One-third of the Warrants issued to each investor are exercisable at $0.34 per share with a one-year term, one-third are exercisable at $0.375 per share with a two-year term, and the remaining third are exercisable at $0.40 per share with a five-year term.

On September 17, 2007, we entered into subscription and other agreements to complete the sale of the maximum amount of the Common Stock and Warrants in the Second Offering for an aggregate of $860,000 in gross proceeds to the Company plus the overallotment of $129,000, which resulted in the sale of an additional $264,000 in Common Stock and Warrants.

The Common Stock and Warrants in the Second Offering were offered and sold in reliance on exemptions from registration pursuant to Section 4(2) of the Securities Act of 1933, and Rule 506 of Regulation D thereunder.  Each investor is an “accredited investor” as defined in Rule 501 of the same.

The New Offering and the Second Offering each triggered certain anti-dilution provisions in existing securities of the Company, as more fully discussed in the Company’s current report on Form 8-K filed September 24, 2007.

The sale of the Common Stock and Warrants included a Registration Rights Agreement whereby we provided the purchasers with “piggy back” registration rights if we propose to register securities under the 1933 Act.  As an accommodation to the investors in the New Offering most of whom are current and long-term shareholders of the Company, and to help ensure that the New Offering would be fully subscribed, our management agreed to register with the Securities and Exchange Commission all of the Common Stock and shares of Common Stock issuable upon exercise of all of the Warrants sold in the New Offering and the Second Offering promptly after the final closing of the Second Offering.

Terra Nova acted as a placement agent for the Company.  Iliad Advisors provided advisory services to Terra Nova on the transaction.  As compensation for Terra Nova’s services, we paid Terra Nova a fee equal to 7% of the aggregate offering price, which was paid to Terra Nova at the close of each stage of the transaction.  Terra Nova’s fee also included warrants, due to Terra Nova at the close of the transaction, to purchase shares of Common Stock at the exercise price of $0.25 per share.  Because Terra Nova succeeded in selling the maximum offering plus the overallotment, totaling an aggregate of $989,000 in gross proceeds to the Company, it received an aggregate of $69,230 in cash and warrants to purchase 276,920 shares of Common Stock at the exercise price of $0.25 per share as payment for services provided in both the New Offering and the Second Offering.

As discussed under “Legal Proceedings,” on January 4, 2007, we filed a complaint in the U.S. District Court for the District of Colorado against Biosafe Laboratories, Inc., a corporation organized and existing under the laws of the State of Illinois.  The complaint stated, among other things, that Corgenix and Biosafe were parties to a LOI dated September 12, 2006, under which the companies explored the possibility of a licensing arrangement between them for the sale of some of Biosafe’s products.  Upon execution of this non-binding LOI, we paid to Biosafe a Refundable Deposit of $250,000.  The LOI specifically required Biosafe to refund $225,000 of that deposit to us in the event that a binding agreement was not reached between the parties.  A binding agreement was never reached between the two companies and even though Biosafe was obligated to refund the Refundable Deposit to us and demand was made by us for said Refundable Deposit, Biosafe refused to return the Refundable Deposit.  We brought suit against Biosafe, and sought relief in the form of, but not limited to, the refund of the Refundable Deposit, in addition to all damages sustained.

On February 20, 2007, Biosafe disputed the above claims and filed a counterclaim against us, which stated, among other things, that we failed to go forward with the execution of the binding agreement after the terms of said agreement were fully negotiated and drafted and that the required funding had been secured.  It also claimed that we failed to disclose, in a timely fashion, that we needed Board of Director approval prior to execution of the binding agreement, and overall did not deal with Biosafe in good faith and with fair dealing.  Biosafe’s counterclaim claimed damages of $1,000,000.

On March 12, 2007, we filed our reply to the above counterclaims denying the validity of all of the counterclaims by Biosafe and again requesting that judgment be entered in our favor and that we be awarded our $225,000 deposit and any other costs.

As discussed under “Legal Proceedings,” on June 22, 2007, Corgenix and Biosafe executed a Settlement Agreement.  The Agreement brought to an end litigation between the Company and Biosafe relating to the Refundable Deposit.  The Agreement required that Biosafe pay us the sum of $125,000.00 no later than July 2, 2007.  This amount was in fact paid to us on July 2, 2007.  The Agreement also required both the Company and Biosafe to dismiss, with prejudice, all claims related to the Letter of Intent.  The Agreement provided that each party bear its own costs and attorneys fees.

On March 1, 2007, we executed an exclusive license agreement (the “License Agreement”) with Creative Clinical Concepts, Inc. (“CCC”).  The License Agreement provides that CCC license to us certain products and assets related to determining the effectiveness of aspirin and / or anti-platelet therapy (collectively, “Aspirin Effectiveness Technology,” or the “Licensed Products”).  The Aspirin Effectiveness Technology includes US trademark registration number 2,688,842, which includes the term “AspirinWorks”® and related designs.

We believe that there is a present and growing need for non-invasive, simple and accurate confirmation of aspirin effectiveness and aspirin therapy, and that the License Agreement will position us to provide products to meet this need.  Since 2005, Corgenix and CCC have been engaged in a collaborative partnership to develop, manufacture and market products for aspirin monitoring, including the AspirinWorks® Test Kit, a simple urine test that measures a person’s response to aspirin and allows physicians to determine the effect of aspirin therapy on an individual basis.  Under terms of the original agreement, CCC and Corgenix had agreed to equally share expenses and revenues that resulted from the business.  Under the License Agreement, Corgenix will acquire the remaining 50 percent of the license to CCC’s Aspirin Effectiveness Technology, thereby owning 100 percent of the rights to CCC’s Aspirin Effectiveness Technology.

The License Agreement requires CCC to provide us with a worldwide, perpetual license for the use of CCC’s Aspirin Effectiveness Technology.  Additionally, CCC will provide us with the names of contacts, customer lists, market information, competitive information and technology related to CCC’s already-developed market in Aspirin Effectiveness Technology.  The License Agreement requires CCC to assist with the manufacture of products derived from the Aspirin Effectiveness Technology, and also provide us with a right of first refusal with regard to any new products developed by CCC for the purpose of measuring aspirin effectiveness and the use of thromboxane and prostacyclin metabolites to determine the effect of aspirin on platelets or endothelial cells.

We may use the Licensed Products in connection with any other asset or trademark.  We may also enter into sublicense agreements with any other entity for the rights, privileges and licenses granted to us under the License Agreement.  We must seek CCC’s consent before entering any sublicense agreement, but CCC may not unreasonably withhold its consent so long as the sublicensee will use its commercially reasonable best efforts to market and sell the Licensed Products.  We must use our commercially reasonable best efforts to market and sell the Licensed Products.  To this end, within ninety days of the date the FDA grants clearance for the Licensed Products, and for five years thereafter, we must develop and maintain an interactive website dedicated to the Licensed Products.  CCC may not use or license or in any way transfer rights to any of the Licensed Products to any third party.

The License Agreement provides that responsibility for manufacture, distribution, and administration of the sale of the Licensed Products is with us.  However, the Agreement requires CCC to assist and cooperate with us in this regard.

Our first payment to CCC became due at the execution of the Agreement.  We have provided a combination of cash, shares of the Company’s common stock, and warrants to purchase the Company’s common stock.  Following FDA clearance of the first Licensed Product, we are required to make additional payments to CCC.  On the first, second and third anniversary of that clearance, we will be obligated to make payments consisting of cash, shares of common stock, and warrants to purchase shares of common stock.  The amount of cash and number of shares and warrants due in these anniversary payments will be determined by application of a formula including a certain dollar value, the total cumulative revenue received by us from sales of the Licensed Products during that year, and our common stock share price on the relevant anniversary.  The dollar value applicable to that ratio increases with each anniversary.

The License Agreement imposes caps on the total amount of cash, common stock, and warrant payments from us to CCC from the date of execution through to and including the third anniversary payment.  Under that cap limitation, the total anniversary payments will not exceed $200,000 in cash, $300,000 in value of shares of common stock (as valued on the date of issue), and 300,000 warrants to purchase shares of common stock at an exercise price of $0.35 per share.

The License Agreement also requires that, for all sales of the Licensed Products subsequent to the execution of the agreement, we pay CCC a quarterly royalty fee equal to seven percent of net sales of the Licensed Products during the immediately preceding quarter.  The License Agreement’s caps on payments from us to CCC do not apply to royalty payments.

The Company and CCC anticipate that the License Agreement will remain in effect in perpetuity; however, the License Agreement provides for termination in the event of material breach, or if we become insolvent or file for protection under the U.S. Bankruptcy Code.  Termination would cause all of our rights under the License Agreement to revert to CCC, although any rights sublicensed to a third party would not be revoked or infringed by any such termination.

The License Agreement required that we forgive all unpaid fees, costs and expenses due to us under that certain Product Developing, Manufacturing, and Distribution Agreement between us and CCC dated May 13, 2005.  The License Agreement also requires that we forgive all unpaid fees, costs, expenses and charges due to us under that certain license agreement between the parties and McMaster University, dated October 19, 2005.  The total value of such forgiven fees, costs, expenses and charges is approximately $230,000.

Our Business

Introduction

Our business includes the research, development, manufacture, and marketing of in vitro diagnostic products for use in disease detection and prevention.  We currently sell 52 diagnostic products on a worldwide basis to hospitals, clinical testing laboratories, universities, biotechnology and pharmaceutical companies and research institutions.  We have developed and we manufacture most of our products at our Colorado facility, and we purchase what we refer to as OM Products from other healthcare manufacturers for resale by us.  All of these products are used in clinical laboratories for the diagnosis and/or monitoring of three important areas of health care:

•                  Autoimmune disease (diseases in which an individual creates antibodies to one’s self, for example systemic lupus erythematosus (“SLE”) and rheumatoid arthritis (“RA”);

•                  Vascular disease (diseases associated with certain types of thrombosis or clot formation, for example antiphospholipid syndrome, deep vein thrombosis, stroke and coronary occlusion); and

•                  Liver diseases (fibrosis, and cirrhosis).

In addition to our current products, we are actively developing new laboratory tests in other important diagnostic testing areas.  See “— Other Strategic Relationships.”  We manufacture and market to clinical laboratories and other testing sites worldwide.  Our customers include large and emerging health care companies such as diaDexus, Inc., Bio Rad Laboratories, Inc., Instrumentation Laboratories, Helena Laboratories and Diagnostic Grifols, S.A.

Most of our products are based on our patented and proprietary application of Enzyme Linked ImmunoSorbent Assay, or ELISA, technology, a clinical testing methodology commonly used worldwide.  Most of our current products are based on this platform technology in a delivery format convenient for clinical testing laboratories.  The delivery format, which is referred to as “Microplate,” allows the testing of up to 96 samples per plate, and is one of the most commonly used formats, employing conventional testing equipment found in virtually all clinical laboratories.  The availability and broad acceptance of ELISA Microplate products reduces entry barriers worldwide for our new products that employ this technology and delivery format.  Our products are sold as “test kits” that include all of the materials required to perform the test, except for routine laboratory chemicals and instrumentation.  A test using ELISA technology involves a series of reagent additions into the Microplate, triggering a complex immunological reaction in which a resulting color occurs.  The amount of color developed in the final step of the test is directly proportional to the amount of the specific marker being tested for in the patient or unknown sample.  The amount of color is measured and the results calculated using routine laboratory instrumentation.  Our technology specifies a process by which biological materials are attached to the fixed surface of a diagnostic test platform.  Products developed using this unique attachment method typically demonstrate a more uniform and stable molecular configuration, providing a longer average shelf life, increased accuracy and superior specificity than the products of our competitors.

Some of the OM products which we obtain from other manufacturers and sell through our distribution network utilize technologies other than our patented and proprietary ELISA technology.

Our diagnostic tests are intended to aid in the identification of the causes of illness and disease, enabling a physician to select appropriate patient therapy.

Internally and through collaborative arrangements, we are developing additional products that are intended to broaden the range of applications for our existing products and to result in the introduction of new products.  See AtherOx and AspirinWorks.

Since 1990, our sales force and distribution partners have sold over 12 million tests worldwide under the REAADS and Corgenix labels, as well as products sold under other manufacturers’ labels, referred to as OEM products.  An integral part of our strategy is to work with corporate partners to develop market opportunities and access important resources.  We believe that our relationships with current and potential partners will enable us to enhance our menu of diagnostic products and accelerate our ability to penetrate the worldwide markets for new products.

We currently use the REAADS and Corgenix trademarks and trade names in the sale of the products which we manufacture.  These products constitute the majority of our product sales.

Industry Overview

In vitro diagnostic, or IVD, testing is the process of analyzing the components of a wide variety of body fluids outside of the body to identify the presence of markers for diseases or other human health conditions.  The worldwide human health IVD market consists of reference laboratory and hospital laboratory testing, testing in physician offices and the emerging over-the-counter market, in which testing is done at home by the consumer.

Traditionally, diagnostic testing has been performed in large, high-volume commercial or hospital-based laboratories using instruments operated by skilled technicians.  Our products in a Microplate format are designed for such instrumentation and are marketed to these types of laboratories.  The instrumentation and supportive equipment required to use our ELISA tests is relatively simple, and typically is used by a laboratory for many different products.

The IVD industry has undergone major consolidation over the last few years.  As a result, the industry is characterized by a small number of large companies or divisions of large companies that manufacture and sell numerous diagnostic products incorporating a variety of technologies.  Even given the industry consolidation mentioned above, there continues to be many small diagnostic companies, which generally have limited resources to commercialize new products.  As a result of technological fragmentation and customer support requirements, we believe that there may be a substantial competitive advantage for companies with unique and differentiated technologies that can be used to generate a broad menu of diagnostic products and that have developed successful customer support systems.

Strategy

Our primary objective is to apply our proprietary ELISA technology to the development and commercialization of products for use in a variety of markets.  Our strategies for achieving this objective include the following:

•                  Apply our ELISA Technology to Additional Diagnostic Markets.  We have focused our resources on the development of highly accurate tests in the Microplate format for sale to clinical testing laboratories.  We believe we can expand our market focus with the addition of new tests that are complementary to the current product line.  In fiscal 2007 we completed or made significant progress in the product development programs of several diagnostic products:

•                  a recently patented ELISA assay to measure analytes in the urine to assess aspirin effectiveness useful in the prevention of cardiac disease; and

•                  one ELISA assay to measure Oxidized LDL, combined with B2GP1, which we have trademarked “AtherOx”, and two ELISA assays to measure antibodies against AtherOx; all three products are used to assess the risk of developing arterial thrombosis and atherosclerosis.

•                  Leverage Sales and Marketing Resources.  We maintain a small marketing and sales organization, which is experienced in selling diagnostic tests into the laboratory market.  We plan to expand this sales organization, adding distribution channels as opportunities arise.  We also plan to pursue the expansion of our product menu with more high value, quality products through internal development, acquisition or licensing of complementary products and technologies.

•                  In fiscal 2006, we added additional sales and marketing management in our U.S. and European organization.  In fiscal 2007 we maintained the same level of sales and marketing management in our U.S. and European organization as in 2006.

•                  Continue to Develop Strategic Alliances to Leverage Company Resources.  We have developed, and will continue to pursue, strategic alliances to access complementary resources (such as proprietary markers, funding, marketing expertise and research and development assistance), to leverage our technology, expand our product menu and maximize the use of our sales force.

•                  In fiscal 2007, we made significant advances on several existing partnership programs, and have identified several new opportunities for fiscal 2008.

•                  Pursue Synergistic Product and/or Technology Acquisitions.  We intend to proactively evaluate strategic acquisitions of companies, technologies and product lines where we identify a strategic opportunity to expand our core business while increasing revenues and earnings from these new technologies.  Any acquisition of such synergistic products and/or technologies will, of necessity, depend on the availability to the Company of adequate financial resources to do so.

•                  Expand into Additional Market Segments for Existing Products.  We intend to investigate additional market opportunities for both clinical and research applications of our existing products.

•                  Several of our products are already being sold into new market areas, and the current strategic programs have all been selected due to their potential opportunities to provide us access to more significant markets.

Products and Markets

We currently sell ELISA tests in major markets worldwide.  To date, our sales force and distribution partners have sold over 12 million tests since we first received product marketing clearance from the U.S. Food and Drug Administration (the “FDA”) for the first anti-cardiolipin antibody test in 1990.  Many peer reviewed medical publications, abstracts and symposia have been presented on the favorable technical differentiation of our tests over competitive products.

To extend the product offering for current product lines, and to complement our premium-priced, existing assays, we plan to add products from strategic partners.  Our current product menu, commercialized under the trademarks “REAADS” and “Corgenix,” includes the following:

Autoimmune Disease Products

Our ELISA Autoimmune Disease Product line consists of twenty-one products, including tests for antinuclear antibodies (ANA) screening, dsDNA, Sm, SM/RNP, SSA, SSB, Jo-1, Scl-70, Histones, Centromere, Mitochondria, MPO, PR3, Thyroglobulin, LKM-1, anti Ribosomal P, BP-180, DSG-1, DSG-3, anti-polymer antibodies and thyroid peroxidase.  In the fiscal year ended June 30, 2007, these products represented approximately 1.8% of our total product sales.

We manufacture two of these products; the remainder are manufactured for us by other companies and sold by us through our distribution network.  The products are used for the diagnosis and monitoring of autoimmune diseases including RA, SLE, Mixed Connective Tissue Disease, Sjogren’s Syndrome, Dermatopolymyositis and Scleroderma.

These autoimmune disease products are formatted in the ELISA Microplate format, and are differentiated from the competition by their user convenience.  Historically, diagnostic tests utilized antiquated technologies that presented significant limitations for the clinical laboratory environment, including greater labor requirements and the need for a subjective interpretation of the results.  Our ELISA autoimmune tests overcome these technology shortfalls, permitting a clinical laboratory to automate its tests, lowering the laboratory’s labor costs as well as providing objectivity to test result interpretation.

Vascular Disease; Antiphospholipid Antibody Testing Products

We manufacture and market eleven products for antiphospholipid antibody testing, which in the fiscal year ended June 30, 2007 represented approximately 45.7% of our total product sales.  These include: aCL IgG, aCL IgA, aCL IgM; anti-phosphatidylserine (“aPS”) IgG, aPS IgA, aPS IgM; anti-ß2-Glycoprotein I (“aß2GPI”) IgG, aß2GPI IgA, and aß2GPI IgM; and anti-Prothrombin (“aPT”) IgG and IgM.

ELISA technology is typically used to measure the antibodies directed against membrane anionic phospholipids (i.e., negatively charged molecules such as cardiolipin and phosphatidylserine) or their associated plasma proteins, predominantly beta-2 glycoprotein 1).  Antiphospholipid antibodies are associated with the presence of both venous and arterial thrombosis (clotting), thrombocytopenia (low platelet count that can result in bleeding), and recurrent miscarriage.  These auto antibodies are frequently found in patients with systemic lupus erythematosis (SLE), Lupus and other autoimmune diseases, as well as in some individuals with no apparent previous underlying disease.

These antibodies are also found in patients with antiphospholipid syndrome, an important medical condition with serious clinical manifestations such as chronic and recurrent venous (deep vein) thrombosis, as well as arterial thromboembolic disease including heart attacks, strokes and pulmonary embolism.  Thrombocytopenia has been attributed to the temporary removal of platelets from circulation during a thrombotic episode (clot formation).

Vascular Disease: Bleeding/Clotting Risk Factors

We market twenty tests for bleeding and clotting risk factors which in the fiscal year ended June 30, 2007 represented approximately 22.5% of our total product sales.  We manufacture five products, and fifteen others are manufactured for us by other companies.  Specialized tests include: Protein C Antigen ELISA, Protein S Antigen ELISA, Monoclonal Free Protein S ELISA, von Willebrand Factor Antigen ELISA, von Willebrand Factor Activity Test; abp Ristocetin, PIFA (HIT/PF4 rapid assay) and Collagen Binding Assay.  Corgenix UK also distributes twelve OM products for routine coagulation testing.

These products are useful in the diagnosis of certain clotting and bleeding disorders including von Willebrand’s Disease (Hemophilia B).

Hemostasis (the normal stable condition in which there is neither excessive bleeding nor excessive clotting) is maintained in the body by the complex interaction of the endothelial cells of blood vessels, coagulation cells such as platelets, coagulation factors, lipids (cholesterol) and antibodies (autoantibodies).  All play important roles in maintaining this hemostasis.  In clinical situations in which an individual demonstrates excessive clotting or bleeding, a group of laboratory tests is typically performed to assess the source of the disorder using the products that we market.

Aspirin Effectiveness Assay

The AspirinWorks® Test Kit is a simple urine test that measures an individual’s response to aspirin dosage and allows physicians to adjust the dosage or recommend alternative therapy.  Recent reports indicate that up to 25%  of individuals may be non-responsive to aspirin’s benefits, and are more than three times more likely to die from heart disease.

Liver Disease Products

We manufacture a test to quantitate hyaluronic acid (“Hyaluronic Acid” or “HA”) in a Microplate format which in the fiscal year ended June 30, 2007 represented approximately 13.4% of our total product sales.  The product was distributed through the Chugai distribution network in Japan from 1996 to 2002, and has been distributed through Corgenix UK in the United Kingdom since 1998.  On June 30, 2001, we signed a license agreement with Chugai (now known as Fujirebio) whereby we have co-exclusive rights to manufacture and market the HA product worldwide except for Japan.  On December 12, 2006, the HA License Agreement was amended and extended until the expiration of all of the patents.  See “— Chugai (Fujirebio) Strategic Relationship.”

Hyaluronic Acid is a component of the matrix of connective tissues, found in synovial fluid of the joints where it acts as a lubricant and for water retention.  It is produced in the synovial membrane and leaks into the circulation via the lymphatic system where it is quickly removed by specific receptors located in the liver.  Increased serum levels of HA have been described in patients with rheumatoid arthritis due to increased production from synovial inflammation, and in patients with liver disease, particularly Hepatitis C, due to interference with the removal mechanism.  Patients with cirrhosis will have the highest serum HA levels, which correlate with the degree of liver involvement.

Technology

Our ELISA application technology was developed to provide the clinical laboratory with a more sensitive, specific, and objective technology to measure clinically relevant antibodies in patient serum samples.  High levels of these antibodies are frequently found in individuals suffering from various immunological diseases, and their serologic determination is useful not only for specific diagnosis but also for assessing disease activity and/or response to treatment.  To accomplish these objectives, our current product line applies the ELISA technology in a 96-Microplate format as a delivery system.  ELISA provides a solid surface to which purified antigens are attached, allowing their interaction with specific auto antibodies during incubation.  This antigen-antibody interaction is then objectively measured by reading the intensity of color generated by an enzyme-conjugated secondary antibody and a chemical substrate added to the system.

Our technology overcomes two basic problems seen in many other ELISA systems.  First, the material coated onto the plate can be consistently coated without causing significant alteration of the molecular structure (which ensures maintenance of immunologic reactivity), and the stability of these coated antigens on the surface can be maintained (which provides a product shelf life acceptable for commercial purposes).  Our proprietary immunoassay technology is useful in the manufacture of ELISA tests for the detection of many analytes (target molecules) for the diagnosis and management of immunological diseases.

Our technology results in products generally demonstrating performance characteristics that exceed those of competitive testing procedures.  Many testing laboratories worldwide subscribe to external quality control systems or programs conducted by independent, third-party organizations.  These programs typically involve the laboratory receiving unknown test samples on a routine basis, performing certain diagnostic tests on the samples, and providing results of their testing to the third party.  Reports are then provided by the third party that tells the testing laboratory how it compares to other testing laboratories in the program.  Several of our products are included in laboratory surveys periodically conducted by unaffiliated entities, and our products routinely demonstrate good performance and/or reproducibility when compared to other manufacturers included in such survey.  Examples of such surveys include the April 2007 College of America Pathologists (CAP) survey and the UKNEQAS (UK National External Quality Assessment Service).

Our products typically require less hands-on time by laboratory personnel as compared to most other ELISA assays and provide an objective, quantitative or semi-quantitative interpretation to improve and standardize the clinical significance of results.  We believe that our proprietary technology will continue to be the mainstay for our future diagnostic products.  Most of the products in development will incorporate our basic technology.

Additional technologies may be required for some of the newly identified tests.  We believe that, in addition to internal expertise, most technology and delivery system requirements would be available through joint venture or licensing arrangements or through acquisition.

Delivery Systems

Most of our current products employ the Microplate delivery system using ELISA technology.  This format is universally accepted in clinical laboratory testing and requires routine equipment currently available in most clinical labs.

Sales and Marketing

We primarily market and sell our diagnostic products to the clinical laboratory market, both hospital based and free standing laboratories.  We utilize a diverse distribution program for our products.  Our labeled products are sold directly to testing laboratories in the U.S. through sales representatives (both employees and independent contractors).  Internationally, our labeled products are sold through established diagnostic companies in Argentina, Australia, Austria, Belgium, Brazil, Canada, Chile, Denmark, and through sales representatives in Egypt, Finland, France, Germany, Greece, Guatemala, Hong Kong, Hungary, India, Ireland, Israel, Italy, Japan, Korea, Kuwait, Lebanon, Malaysia, Mexico, The Netherlands, Norway, Paraguay, Peru, Portugal, Saudi Arabia, Singapore, South Africa, South Korea, Spain, Sweden, Switzerland, Thailand, Turkey, the United Kingdom, and Uruguay.  We are continually seeking opportunities which will provide access to additional markets worldwide.  Our agreements with international distribution partners are on terms that are generally terminable by us if the distributor fails to achieve certain sales targets.  Either the Company or the respective distributor, given the occurrence of certain events, has the right, by giving written notice to the other party, to terminate the distribution agreement.  We have also established private label product agreements with several U.S. and European companies.  We have international distribution headquarters in the United Kingdom and will add direct commercialization and distribution in selected additional countries as appropriate.  For the fiscal year ended June 30, 2007, international sales represented approximately 26.4% of the Company’s total sales.

We have an active marketing and promotion program for our diagnostic testing products.  We publish technical and marketing promotional materials, which we distribute to current and potential customers.  We attend major industry trade shows and conferences, and our scientific staff actively publishes articles and technical abstracts in peer review journals.

Manufacturing

The manufacturing process for our products utilizes a semi-automated production line for the manufacturing, assembly and packaging of our ELISA Microplate products.  Our current production capacity is 27,000 tests per day with a single eight-hour shift.  Since 1990, we have successfully produced over 12 million tests in our Colorado facility, and we expect that current manufacturing capability will be sufficient to meet expected customer demand for the foreseeable future.

Our manufacturing operations are fully integrated and consist of raw material purification, reagent and Microplate processing, filling, labeling, packaging and distribution.  We have considerable experience in manufacturing our products using our proprietary technology.  We expect increases in the demand for our products and have prepared plans to increase our manufacturing capability to meet that increased demand.  We also maintain an ongoing investigation of scale-up opportunities for manufacturing to meet future requirements.  We anticipate that production costs will decline as more products are added to the product menu in the future, permitting us to achieve greater economies of scale as higher volumes are attained.  We have registered our facility with the FDA.

Quality System Regulations Requirements For Our Products

In April 1999, we received ISO 9001:1994 certification from TUV Product Service GmbH, a world leader in medical device testing and certification.  ISO 9001 represents the international standard for quality management systems developed by the International Organization for Standardization, or ISO, to facilitate global commerce.  To ensure continued compliance with the rigorous standards of ISO 9001, companies must undergo regularly scheduled assessments and re-certification every year.  The ISO 9001 initiative is an important component in its commitment to maintain excellence.  Corgenix received re-certification in November 1999 and 2000, and in July 2002, received EN ISO 9001:1996, and EN ISO 13485:2000 certification through TUV Rhineland of North America.  We have been re-certified annually since 2002.  In fiscal 2006, we certified to ISO 13485:2003.

Corgenix’s Manufacturing Process Starts With The Qualification Of Raw Materials

Our manufacturing process starts with the qualification of raw materials.  The microplates are then coated and bulk solutions prepared.  The components and the microplates are checked for ability to meet pre-established specifications by our quality control department.  If required, adjustments in the bulk solutions are made to provide optimal performance and lot-to-lot consistency.  The bulk solutions are then dispensed and packaged into planned component configurations.  The final packaging step in the manufacturing process includes kit assembly, where all materials are packaged into finished product.  The finished kit undergoes one final performance test by our quality control department.  Before product release for sale, our quality assurance department must verify that all quality control testing and manufacturing processes have been completed, documented and have met all performance specifications.

The majority of raw materials and purchased components used to manufacture our products are readily available.  We have established good working relationships with primary vendors, particularly those that supply unique or critical components for our products.  The components of our products include chemical, biological and packaging supplies that are generally available from several suppliers, except certain antibodies and other critical components, which we purchase from single suppliers.  We mitigate the risk of a loss of supply by maintaining a sufficient supply of such antibodies to ensure an uninterrupted supply for at least three months.  We have also qualified second vendors for all critical raw materials and believe that we can substitute a new supplier with respect to any of these components in a timely manner.  If, for some reason, we lose our main supplier for a given material, there can be no assurances that we will be able to substitute a new supplier in a timely manner and failure to do so could impair the manufacturing of certain of our products and thus have a material adverse effect on our business, financial condition and results of operations.

Approximately 26.4% of our product revenues are derived from sales outside of the U.S.  International regulatory bodies often establish varying regulations governing product standards, packaging and labeling requirements, import restrictions, tariff regulations, duties and tax requirements.  To demonstrate our commitment to quality in the international marketplace, we obtained ISO certification and have “CE” marked all of our products as required by the European In Vitro Diagnostic Directive 98/79/EC.

Since 1990, we have entered into several contract manufacturing agreements with other companies whereby we manufacture specific products for the partner company.  We expect to continue investigating and evaluating opportunities for additional agreements.

Chugai (Fujirebio) Strategic Relationship

The relationship between Corgenix and Chugai Diagnostics Science Co., Ltd. was established in June 1993.  In September 2002, Chugai was merged into Fujirebio, Inc., a large Japanese Company based in Tokyo, Japan.  Currently, except for the ongoing HA License Agreement described below, there are no sales to or operations related to Fujirebio.

HA License Agreement.  On June 30, 2001, Corgenix and Chugai executed a license agreement, which we refer to as the HA License Agreement, with Chugai Diagnostic Science, Co., Ltd., a Tokyo based pharmaceutical company that subsequently merged into Fujirebio, Inc., a large Japanese diagnostic company based in Tokyo and a leader in the field of immunoserology.  Corgenix was granted co-exclusive worldwide rights to manufacture and market the HA product (except for Japan).  The HA License Agreement was initially for a five-year period with certain extension rights.  On December 12, 2006, the HA License Agreement was amended and extended until the expiration of all of the patents.  The HA License Agreement establishes certain performance requirements for Corgenix, and provides early cancellation of exclusivity if Corgenix does not meet those performance goals.  The HA License Agreement is the only international distribution right currently granted by Chugai to Corgenix, and was formally assumed by Fujirebio.

Other Strategic Relationships

An integral part of our strategy has been and will continue to be entering into strategic alliances as a means of accessing unique technologies or resources or developing specific markets.  The primary aspects of our corporate partnering strategy with regards to strategic affiliations include:

•                  Companies that are interested in co-developing diagnostic tests that use our technology;

•                  Companies with complementary technologies;

•                  Companies with complementary products and novel disease markers; and/or

•                  Companies with access to distribution channels that supplement our existing distribution channels.

In furtherance of the foregoing strategies, we maintain a revenue-producing strategic relationship with Medical & Biological Laboratories Co., Ltd., (“MBL”).  MBL is a medical diagnostic company located in Nagoya, Japan.  In March 2002, we signed a distribution agreement with RhiGene, Inc., a Des Plaines, Illinois based company which was a wholly owned subsidiary of MBL, which granted us exclusive rights to distribute RhiGene’s complete diagnostic line of autoimmune testing products in North and South America.  The arrangement also provided us with rights to certain other international markets.  In July 2002, MBL made a $500,000 strategic investment in the common stock of our Company.  As part of the investment agreement, MBL has warrants to purchase additional shares of our common stock for a total potential investment of $1,000,000.

On March 31, 2005, our distribution agreement with RhiGene expired, and the Company signed a new distribution and OEM Supply Agreement with MBL International, Inc. (“MBLI”), a wholly owned subsidiary of MBL, which grants the Company non-exclusive rights to distribute MBL’s complete diagnostic line of autoimmune testing products in the U.S. and exclusive distribution rights to the OEM label products worldwide excluding the U.S., Japan, Korea and Taiwan.  In addition, on August 1, 2005 the Company and MBL executed an Amendment to the Common Stock Purchase Agreement and Common Stock Purchase Warrant wherein one-half, or 440,141, of the original redeemable shares were exchanged for a three-year promissory note payable with interest at prime plus two percent (8.25% as of June 30, 2007) with payments having commenced in September, 2005.  The shares exchanged for the promissory note will be returned to the Company quarterly on a pro rata basis as payments are made on the promissory note.  As of June 30, 2007, a total of 211,264 shares have been returned to the Company.  The remaining 440,141 shares must be redeemed by the Company at $0.568 per share on August 1, 2008 for any shares still owned at that time by MBL but only to the extent that MBL has not realized at least $250,000 in gross proceeds upon the sales of its redeemable shares in the open market for the time period August 1, 2006 through August 30, 2008.  Finally, the warrants originally issued to MBL to purchase 880,282 shares have been extended to August 31, 2008 and re-priced from $0.568 per share to $0.40 per share.

We have established OEM agreements with several international diagnostic companies, which in fiscal 2007 represented approximately 17.7% of our total sales.  Under some of these agreements, we manufacture selected products in the same configuration as the Company’s own products, under the partner’s label for worldwide distribution.  In other OEM agreements, the Company manufactures diagnostic kits according to the partner’s unique specifications under the partner’s label.

Research and Development

We direct our research and development efforts towards development of new products on our proprietary platform ELISA technology in the Microplate format, as well as applying our technology to automated laboratory testing systems.  In that regard, we have organized our research and development effort into three major areas: (i) new product development, (ii) technology assessment, and (iii) technical and product support.

Our technical staff evaluates the performance of reagents (prepared internally or purchased commercially), creates working prototypes of potential products, performs internal studies, participates in clinical trials, manufactures pilot lots of new products, establishes validated methods that can be manufactured consistently, creates documentation required for manufacturing and testing of new products, and collaborates with our quality assurance department to satisfy regulatory requirements and support regulatory clearance.  They are responsible for assessing the performance of new technologies along with determining the technical feasibility of market introduction, and investigating the patent/license issues associated with new technologies.

Our technical staff is responsible for supporting current products on the market through scientific investigation, and is responsible for design transfer to manufacturing of all new products developed.  They assess the performance and validate all externally-sourced products in order to confirm that these products meet our performance and quality standards.

The technical staff includes individuals skilled in immunology, assay development, protein biochemistry, biochemistry and basic sciences.  We maintain facilities to support our development efforts at the Broomfield, Colorado headquarters.  Group leaders are also skilled in planning and project management under FDA-mandated design control.  See “— Regulation.”

During fiscal 2007 and 2006, we spent $812,531 and $574,021, respectively, for research and development.  The increase was primarily attributable to increased labor-related expenses, rent expense and purchases related to additional research and development projects.  Of the fiscal 2007 expenses, approximately 91% of the expenditures for research and development expenses were internal expenditures exclusive of outside consultants, legal, etc.  In fiscal 2008, we expect expenditures for research and development to decline slightly versus fiscal 2007 due to arriving at the end of two major new product introductory cycles.  Research and development contract revenue (specific product development programs funded by a strategic partner) amounted to $77,465 and $20,334 for the 2007 and 2006 fiscal years ended June 30.  The contract revenue was higher in 2007 primarily due to the Lasa Virus program mentioned below.

Products and Technology in Development

We intend to expand our product menu through internal development, development in collaboration with strategic partners and acquisition and/or licensing of new products and technologies.  We are currently working with partners to develop additional tests to supplement the existing product lines.  The following summarizes our current product and technology development programs:

Vascular Disease Testing Products

We are one of the market leaders in development of innovative tests in the antiphospholipid market, and expect to continue developing products in this area to ensure our ongoing strong market position.  For the past four years, we have been developing products in the area of Oxidized LDL, a technology that assesses arterial thrombosis and atherosclerosis.  Our technology, which we have trademarked “AtherOx,” has the potential to significantly alter the standard of lipoprotein testing and cardiovascular risk assessment.  Product development for three products has been completed, and those products launched into the international markets.  We filed the initial application with the FDA in March 2006.  In July 2007, the Company submitted a 510(k) Premarket Notification to the FDA for the Company’s Anti-AtheroOxTM Test Kit.  See “Regulation”.  This new laboratory test utilizes the Company’s patented AtherOx technology to IgG antibodies to complexes formed by oxidized low-density lipoprotein (oxLDL) with beta2-glycoprotein 1 (beta2GP1) in individuals with systemic lupus erythematosus (SLE) and lupus-like disorders (antiphospholipid syndrome).

Fibromyalgia

We are in the later development and regulatory submission stages for a unique assay for testing patients with fibromyalgia.  The assay detects antibodies to polymers, which are present in a high percentage of patients suffering from fibromyalgia, also referred to as “chronic pain syndrome.”  We expect, along with Autoimmune Technologies, LLC, our strategic partner, to complete clinical studies in fiscal 2007 and 2008.  The time-frame for the filing of a pre-market approval application with the FDA has yet to be determined.

Aspirin Effectiveness

We have established a strategic collaboration with CCC and McMaster University in the development of an assay to assess aspirin resistance which may prove to be very useful in the prevention of cardiac disease.  We filed applications with the FDA for this product, trademarked “AspirinWorks” in July 2006 and it was cleared by the FDA in May 2007.

Lassa Virus Program

We have established a strategic collaboration with Autoimmune, Biofactura, Inc. (“Biofactura”), the U.S. Army Medical Research Institute of Infectious Diseases (“USAMRIID”) and Tulane University (“Tulane”) to develop a group of products to detect several old world and new world viruses identified as potential bio-terrorism agents.  The work is being done under a grant from the National Institute of Allergy and Infectious Diseases (“NIAID”) over a three-year period which began in September 2006.

Competition

Competition in the human medical diagnostics industry is significant.  Our competitors range from development stage diagnostics companies to major domestic and international pharmaceutical and biotechnology companies.  Many of these companies have financial, technical, marketing, sales, manufacturing, distribution and other resources significantly greater than we do.  In addition, many of these companies have name recognition, established positions in the market and long standing relationships with customers and distributors.  The diagnostics industry continues to experience significant consolidation in which many of the large domestic and international healthcare companies have been acquiring mid-sized diagnostics companies, further increasing the concentration of resources.  However, competition in diagnostic medicine remains highly fragmented, with no company holding a dominant position in autoimmune or vascular diseases.  There can be no assurance that new, superior technologies will not be introduced that could be directly competitive with or superior to our technologies.

Our primary competitors include Inova Diagnostics, Inc., DIASORIN, Diagnostica Stago, American Bioproducts, Helena Laboratories Corporation (an existing licensee of Corgenix technology), Hemagen Diagnostics, The Binding Site and IVAX Diagnostics (Diamedix).  We compete against these companies and others on the basis of product performance, customer service, and to a lesser extent, price.

Patents, Trade Secrets and Trademarks

The REAADS Technology Patent.  We have built a strong patent and intellectual property position around our proprietary application of ELISA technology, which is used in a majority of our existing products.  We hold one U.S. patent (Lopez, et al. “method and diagnostic test kit for detection of anti-dsdna antibodies”) which covers the critical manufacturing step in the majority of our existing ELISA products.  This patent expires in 2010.

The Hyaluronic Acid Technology Patents.  The HA product is protected by U.S., Japanese and European patents held by Chugai (Fujirebio).  As part of the agreements with Chugai and assumed by Fujirebio, we have a license to use the Chugai patents to manufacture this product for worldwide distribution, and marketing rights worldwide except Japan.  These rights expire in the various countries as the related patents expire.  The first patent expires in February 2008 with the last one expiring in October 2009.  The patent in the U.S. expires in May 2008.  See “— Chugai (Fujirebio) Strategic Relationship.”

The AtherOx Technology Patents.  Through a Japanese collaboration, we have exclusive worldwide rights (except Japan) for the clinical testing market using the unique AtherOx technology.  To date, we have one U.S. patent with respect to the AtherOx technology, and have several U.S. and European patents pending.

The Antipolymer Antibody Patents.  The antipolymer (APA) assay which we have developed and are marketing worldwide in collaboration with our strategic partner Autoimmune Technologies, LLC, is covered by an extensive group of worldwide patents and patents pending owned by Tulane University, which has granted Autoimmune Technologies exclusive worldwide rights.  These rights expire the later of ten years after the first commercial sale in each country or the expiration of the respective country patent.  We do not have any distribution rights for this product.  All sales have been to the patent holder, Autoimmune Technologies, LLC for use in their clinical studies.

Aspirin Effectiveness Technology Patents.  Products in development with our strategic partner CCC are covered by a group of worldwide patents pending owned by McMaster University which has granted Corgenix and CCC exclusive worldwide rights.  In July 2007, the first of the U.S, patents was issued by the U.S. Patent and Trademark office.  The U.S. patent was approved for this technology in August 2006.

Patent applications in the U.S. are maintained in secrecy until patents are issued.  There can be no assurance that our patents, and any patents that may be issued to us in the future, will afford protection against competitors with similar technology.  In addition, no assurances can be given that the patents issued to us will not be infringed upon or designed around by others or that others will not obtain patents that we would need to license or design around.  If the courts uphold existing or future patents containing broad claims over technology used by us, the holders of such patents could require us to obtain licenses to use such technology.  In fiscal 2007, the Company did not incur any costs to defend our patents.  See “Part II.  Item 6.  Management’s Discussion and Analysis — Forward-Looking Statements and Risk Factors — Uncertainty of Protection of Patents, Trade Secrets and Trademarks.”

We have registered our trademark “REAADS” on the principal federal trademark register and with the trademark registries in many countries of the world.  This trademark is eligible for renewal in 2006 and will expire in 2007.  We intend to renew this trademark.  The trademark “Corgenix” was approved in September 2000.  The trademark is currently in the process of being renewed by our legal counsel, and this will be completed prior to its expiration.

Where appropriate, we intend to obtain patent protection for our products and processes.  We also rely on trade secrets and proprietary know-how in our manufacturing processes.  We require each of our employees, consultants and advisors to execute a confidentiality agreement upon the commencement of any employment, consulting or advisory relationship with us.  Each agreement provides that all confidential information developed or made known to the individual during the course of the relationship will be kept confidential and not be disclosed to third parties except in specified circumstances.  In the case of employees, the agreements provide that all inventions conceived of by an employee shall be the exclusive property of the Company.

The majority of our product sales, approximately 85% for the fiscal year ended June 30, 2007 and 90% in fiscal 2006, were products that utilized our proprietary technology and marketed under our REAADS trademark.

Regulation

The testing, manufacturing and sale of our products are subject to regulation by numerous governmental authorities, principally the FDA and foreign regulatory agencies.  The FDA regulates the clinical testing, manufacture, labeling, distribution and promotion of medical devices, which includes diagnostic products.  We are limited in our ability to commence marketing or selling any new diagnostic products in the U.S. until clearance is received from the FDA.  In addition, various foreign countries in which our products are or may be sold impose local regulatory requirements.  The preparation and filing of documentation for FDA and foreign regulatory review can be a lengthy, expensive and uncertain process.

In the U.S., medical devices are classified by the FDA into one of three classes (Class I, II or III) on the basis of the controls deemed reasonably necessary by the FDA to ensure their safety and effectiveness.  Class I devices are subject to general controls such as labeling, pre-market notification and adherence to Quality System Regulations, or QSR requirements.  Class II devices are subject to general and special controls (e.g., performance standards, post-market surveillance, patient registries and FDA guidelines).  Generally, Class III devices are those that must receive pre-market approval by the FDA to ensure their safety and effectiveness such as life-sustaining, life-supporting and implantable devices or new devices that have been found not to be substantially equivalent to legally marketed devices.  All of our current products and products under development are or are expected to be classified as Class II or Class III devices.

Before a new device can be introduced in the market, we must obtain either FDA clearance or approval, depending on FDA guidelines, through either clearance of a 510(k) pre-market notification or approval of a pre market approval application, which is a more extensive and costly application when compared to a pre-market notification, due to the requirements for more extensive clinical trials, etc.  All of our products have been cleared using a 510(k) application, and we expect that most future products will also qualify for clearance using a 510(k) application (as described in Section 510(k) of the Medical Device Amendments to the F D & C Act of 1938).

Historically, we have been able to obtain 510(k) pre-market clearance in less than 90 days from submission, but the process may take longer.  The FDA may determine that a proposed device is not substantially equivalent to a legally marketed device or that additional information is needed before a substantial equivalence determination can be made.  A “not substantially equivalent” determination, or a request for additional information, could prevent or delay the market introduction of new products that fall into this category.  For any devices that are cleared through the 510(k) process, modifications or enhancements that could significantly affect safety or effectiveness, or constitute a major change in the intended use of the device, will require new 510(k) submissions.  There can be no assurance that we will be able to obtain necessary regulatory approvals or clearances for our products on a timely basis, if at all, and delays in receipt of or failure to receive such approvals or clearances, the loss of previously received approvals or clearances, limitations on intended use imposed as a condition of such approvals or clearances, or failure to comply with existing or future regulatory requirements could have a material adverse effect on our business, financial condition and results of operations.  See “Part II.  Item 6.  Management’s Discussion and Analysis — Forward-Looking Statements and Risk Factors — Governmental Regulation of Diagnostic Products.”

Our customers using diagnostic tests for clinical purposes in the U.S. are also regulated under the Clinical Laboratory Information Act of 1988 (“CLIA”).  CLIA is intended to ensure the quality and reliability of all medical testing in laboratories in the U.S. by requiring that any health care facility in which testing is performed meets specified standards in the areas of personnel qualification, administration, participation in proficiency testing, patient test management, quality control, quality assurance and inspections.  The regulations have established three levels of regulatory control based on test complexity: “waived,” “moderately complex” and “highly complex.”  Our current ELISA tests are categorized as “moderately complex” tests for clinical use in the U.S.  Under CLIA, all laboratories performing high or moderately complex tests are required to obtain either a registration certificate or certification of accreditation from the Centers for Medicare and Medicaid Services(“CMS”), formerly the U.S. Health Care Financing Administration.  The application of CLIA to our operations and facilities and future administrative interpretations of CLIA could have an adverse impact on the potential market for our future products by increasing the cost and regulatory burden on our operations and facilities.

We are subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances.  We may incur significant costs to comply with these laws and regulations in the future.

Reimbursement

Currently, our largest market segments are hospital laboratories and commercial reference laboratories in the U.S. Payment for testing in these segments is largely based on third-party payor reimbursement.  The laboratory that performs the test will submit an invoice to the patient’s insurance provider or to the patient if he is not covered by an insurance program.  Each diagnostic procedure (and in some instances, specific technologies) is assigned a current procedural terminology(“CPT”) code by the American Medical Association.  Each CPT code is then assigned a reimbursement level by CMS.  Third party insurance payors typically establish a specific fee to be paid for each code submitted.  Third party payor reimbursement policies are generally determined with reference to the reimbursement for CPT codes for Medicare patients, which themselves are determined on a national basis by CMS.

Employees (for Consolidated Entity)

As of November 28, 2007, we employed 40 employees worldwide (49 employees in 2006).  The number of employees has declined from a year ago primarily as a result of our expense-reduction efforts discussed below.  Of the current 40 employees, 38 are full-time, and 2 are part-time.  Of these, 4 hold advanced scientific or medical degrees.  None of Corgenix’s employees are covered by a collective bargaining agreement.  We believe that the Company maintains good relations with our employees.

Reports to Security Holders

The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files quarterly and annual reports, as well as other information with the Securities and Exchange Commission (“Commission”).  Such reports and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates, and at various regional and district offices maintained by the Commission throughout the United States.  Information about the operation of the Commission’s public reference facilities may be obtained by calling the Commission at 1-800-SEC-0330.  The Commission also maintains a website at http://www.sec.gov that contains reports and other information regarding the Company and other registrants that file electronic reports and information with the Commission.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion should be read in conjunction with the financial statements and accompanying notes included elsewhere herein.

General

Since the Company’s inception, we have been primarily involved in the research, development, manufacturing and marketing/distribution of diagnostic tests for sale to clinical laboratories.  We currently market 52 products covering autoimmune disorders, vascular diseases, infectious diseases and liver disease.  Our products are sold in the United States, the UK and other countries through our marketing and sales organization that includes direct sales representatives, contract sales representatives, internationally through an extensive distributor network, and to several significant OEM partners.

We manufacture products for inventory based upon expected sales demand, shipping products to customers, usually within 24 hours of receipt of orders if in stock.  Accordingly, we do not operate with a significant customer order backlog.

Except for the fiscal year ending June 30, 1997, we have experienced revenue growth since our inception, primarily from sales of products and contract revenues from strategic partners.  Contract revenues consist of service fees from research and development agreements with strategic partners.

Beginning in fiscal year 1996, we began adding third-party OM licensed products to our diagnostic product line.  Currently we sell 128 products licensed from or manufactured by third party manufacturers.  We expect to expand our relationships with other companies in the future to gain access to additional products.

Although we have experienced growth in revenues every year since 1990, except for 1997, there can be no assurance that, in the future, we will sustain revenue growth, current revenue levels, or achieve or maintain profitability.  Our results of operations may fluctuate significantly from period-to-period as the result of several factors, including: (i) whether and when new products are successfully developed and introduced, (ii) market acceptance of current or new products, (iii) seasonal customer demand, (iv) whether and when we receive research and development payments from strategic partners, (v) changes in reimbursement policies for the products that we sell, (vi) competitive pressures on average selling prices for the products that we sell, and (vii) changes in the mix of products that we sell.

Recently Issued Accounting Pronouncements

FAS 157, Fair Value Measurements.  In September, 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS 157”).  SFAS 157 defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements.  SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  We are currently assessing the impact that SFAS 157 will have on our results of operations and financial position.

SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115.”  In November 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115 (“SFAS 159”).  SFAS 159 is effective for fiscal years beginning after November 15, 2007.  SFAS 159 permits an entity to choose to measure many financial instruments and certain other items at fair value at specified election dates.  Subsequent unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings.  We do not believe that the adoption of SFAS 159 will have a material impact on our consolidated financial statements.

SFAS 141, “Business Combinations” and SFAS 160 “Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51.  In November 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combination (“FAS 141(R)”) and SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (“FAS 160”). FAS 141(R) will change how business acquisitions are accounted for and will impact financial statements both on the acquisition date and in subsequent periods. FAS 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. FAS 141(R) and FAS 160 are effective for both public and private companies for fiscal years beginning on or after December 15, 2008 (fiscal 2010 for the Company). FAS 141(R) will be applied prospectively. FAS 160 requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements of FAS 160 will be applied prospectively. Early adoption is prohibited for both standards. Management is currently evaluating the requirements of FAS 141(R) and FAS 160 and has not yet determined the impact on its financial statements.

Critical Accounting Policies

The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and our significant accounting policies are summarized in Note 1 to the accompanying consolidated financial statements.  The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect reported amounts of assets, liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period.  Actual results could differ significantly from those estimates.

The Company disclosed in Note 1 to its consolidated financial statements included in the Form 10-KSB those accounting policies that it considers to be significant in determining its results of operations and financial position.  There have been no material changes to or application of the accounting policies previously identified and described in the Form 10-KSB.

Prior to July 1, 2006, the Company accounted for stock option awards granted under the Company’s Incentive Compensation Plan in accordance with the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees”, (“APB 25”) and related Interpretations, as permitted by Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation”, (“SFAS 123).  Share-based employee compensation expense was not recognized in the Company’s consolidated statements of operations prior to July 1, 2006 as all stock option awards granted to employees had an exercise price equal to or greater than the market value of the common stock on the date of the grant.  As permitted by SFAS 123, the Company reported pro-forma disclosures presenting results and earnings (loss) per share as if the Company had used the fair value recognition provisions of SFAS 123 in the Notes to Consolidated Financial Statements.  Stock-based compensation related to non-employees was accounted for based on the fair value of the related stock or options in accordance with SFAS 123 and its interpretations.

Effective July 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standard No. 123 (revised 2004), “Share-Based Payment”, (SFAS 123(R)”) using the modified prospective transition method.  See Note 2 for further detail on the impact of SFAS 123(R) to the Company’s consolidated financial statements.

The Company maintains an allowance for doubtful accounts based on its historical experience and provides for any specific collection issues that are identified.  Such allowances have historically been adequate to provide for our doubtful accounts but involve a significant degree of management judgment and estimation.  Worse than expected future economic conditions, unknown customer credit problems and other factors may require additional allowances for doubtful accounts to be provided for in future periods.

Equipment and software are recorded at cost.  Equipment under capital leases is recorded initially at the present value of the minimum lease payments.  Depreciation and amortization is calculated primarily using the straight-line method over the estimated useful lives of the respective assets that range from 3 to 7 years.

The internal and external costs of developing and enhancing software costs related to website development, other than initial design and other costs incurred during the preliminary project stage, are capitalized until the software has been completed.  Such capitalized amounts began to be amortized commencing when the website was placed in service on a straight-line basis over a three-year period.

When assets are sold, retired or otherwise disposed of, the cost and related accumulated depreciation are eliminated from the accounts and a gain or loss is recognized.

Repair and maintenance costs are expensed as incurred.

We evaluate the realizability of our long-lived assets, including property and equipment, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Revenue from sale of products is recognized upon shipment of products.

Revenue from research and development contracts represents amounts earned pursuant to agreements to perform research and development activities for third parties and is recognized as earned under the respective agreement.  Because research and development services are provided evenly over the contract period, revenue is recognized ratably over the contract period.  Research and development agreements in effect in 2007 and 2006 provided for fees to the Company based on time and materials in exchange for performing specified research and development functions.  Research and development and advertising costs are expensed when incurred.  Inventories are recorded at the lower of cost or market, using the first-in, first-out method.

Results of Operations

Three Months Ended September 30, 2007 compared to 2006

Net sales. Net sales for the quarter ended September 30, 2007 were $2,105,188 a 24.3% increase from $1,694,112 for the quarter ended September 30, 2006.  This increase resulted primarily from an increase in worldwide demand for most of our product lines.  Total North American sales increased $385,171 or 30.9% to $1,630,689 while total sales to international distributors increased $85,064 or 21.8% to $474,499 from year to year.  With respect to the Company’s major revenue categories and product lines, North American direct product-only sales increased $137,120 or 13.9% to $1,122,332 whereas international direct product-only sales increased $13,206 or 3.6% to $376,667.  Worldwide category results were as follows: Phospholipids kit sales increased $56,917 or 6.5% to $931,803 for the period.  Coagulation kit sales increased $117,716 or 30.6% to $502,617.  HA kit sales increased $61,041 or 34.1% to $240,298, and Autoimmune kit sales increased $7,842 or 30.2% to $33,794.  Additionally, worldwide OEM/contract manufacturing revenues increased $128,077, or 45.1% to $412,073.  Overall, worldwide non-product revenue increased $96,907, or 99.7% to $194,116.  Sales of products manufactured for us by other companies while still relatively small, are expected to continue to increase during fiscal 2008.

Cost of sales.  Cost of sales, as a percentage of sales, increased to 45.8% for the quarter ended September 30, 2007 from 38.1% in 2005.  This increase was primarily attributable to an unexpected scrapping of numerous production lots of one of our larger product lines.  This, normally difficult to produce product, encountered numerous difficulties during the quarter which resulted in a much higher than normal failure rate.  Management has implemented a number of changes to the manufacturing process and the quality control testing protocols, but at this time it is not known whether or not this will be a recurring problem.

Selling and marketing.  For the quarter ended September 30, 2007, selling and marketing expenses increased 8.9% to $531,605 from $487,986 for the quarter ended September 30, 2006.  The increase was primarily due to increases in advertising, sales commissions, consulting fees, trade shows and royalties.

Research and development.  Research and development expenses decreased 29.7% to $163,693 for the quarter ended September 30, 2007, from $232,687 for the quarter ended September 30, 2006.  This decrease primarily involved decreases in labor-related costs, clinical studies expense, travel-related expenses, and consulting fees, partially offset by reductions in legal fees and laboratory supplies.

General and administrative.  For the quarter ended September 30, 2007, general and administrative expenses decreased $152,570 or 25.6% to $443,730 from $596,300 for the quarter ended September 30, 2006.  This decrease was primarily attributable to decreases in labor-related expenses, outside services, consulting expenses, and supplies, partially offset by increases in equipment lease expense, rent and legal expenses.

Interest expense. Interest expense increased $63,721 or 10.3% to $680,324 for the quarter ended September 30, 2007, from $616,603 for the quarter ended September 30, 2006 due primarily to the additional discount and acceleration of the discount amortization on the convertible notes due to the contingent conversion feature, partially offset by a reduction of the amortization of deferred financing costs and discount on the notes payable as a result of the recently completed (November 2006) principal payment deferral on the Company’s convertible debt.

Year Ended June 30, 2007 compared to 2006

Net sales.  Net sales for the fiscal year ended June 30, 2007 were $7,367,933, an 11.1% increase from $6,635,779 for fiscal 2006.  Total North American sales increased $498,046 or 10.1% to $5,445,545 while total sales to international distributors increased $234,108 or 13.9% to $1,922,388 from year to year.  With respect to our major revenue categories and product lines, North American direct product-only sales increased $117,7050 or 3.0% to $3,899,147 whereas international direct product-only sales increased $234,661 or 17.9% to $1,545,235.  Worldwide category results were as follows: Phospholipids kit sales increased $223,377 or 7.1% to $3,377,495 for the period, Coagulation kit sales decreased $71,091 or

4.3% to $1,663,529.  HA kit sales increased $103,861 or 11.7% to $990,097, and Autoimmune kit sales decreased $5,780 or 4.3% to $129,494.  Additionally, worldwide OEM/contract manufacturing revenues increased $368,030, or 39.1% to $1,310,306.  Overall, worldwide non-product revenue increased $150,772, or 40.2% to $52,763.  Sales of products manufactured for us by other companies while still relatively small, are expected to continue to increase during fiscal 2008.

Cost of sales.  Cost of sales, as a percentage of sales, increased to 38.4% for the fiscal year ended June 30, 2007, from 37.1% in 2006 primarily due to product mix reduction from higher gross margin products in addition to higher direct labor and material costs and especially overhead costs due to the new facility.

Selling and marketing.  For the fiscal year ended June 30, 2007, selling and marketing expenses increased 27.0% to $2,065,573 from $1,626,165 in 2006.  The increase was due to increases in consulting fees and outside services, labor-related expenses, business promotion expenditures, rent and office supplies.

Research and development.  Research and development expenses increased 41.6% to $812,531 for the fiscal year ended June 30, 2007, from $574,021 in 2006.  This increase was primarily due to increases in labor-related costs and facility-related expenses.

General and administrative.  For the fiscal year ended June 30, 2007, general and administrative expenses increased $880,621 or 53.7% to $2,519,916 from $1,638,575 in 2006.  This increase was primarily attributable to increases in labor-related expenses, aborted licensing costs, terminated merger-related expenses, bad debt expense, bank charges, consulting and outside services, sales and use taxes, facility supplies (e.g., office supplies and kitchen supplies), and legal expense.

Net interest expense.  Interest expense decreased $258,985 or 13.6% to $1,646,649 for the fiscal year ended June 30, 2007, from $1,905,634 in 2006 due primarily to a full twelve months worth of amortization of deferred financing costs and discount on the notes payable in the current fiscal year as a result of the second traunch of the private debt placement completed in December, 2005.

Liquidity and Capital Resources

Three Months Ended September 30, 2007 compared to 2006

For the quarter ended September 30, 2007, cash used by operating activities amounted to $94,066, versus cash used by operating activities of $594,149 for the quarter ended September 30, 2006.  The cash used by operations for the quarter resulted primarily from the net loss for the current period, plus a decrease in accounts payable, an increase in inventories and a decrease in accrued liabilities.

Net cash used in investing activities, the purchase of laboratory equipment, leasehold improvements and computer equipment was $25,304 for the quarter ended September 30, 2007, compared to purchases of laboratory, computer and office equipment totaling $192,733 for the quarter ended September 30, 2006.  This substantial decrease was due to a reduction of capital expenditures compared to the prior year’s move to a new and larger facility, which necessitated increased spending on new furniture, computers, laboratory and refrigeration equipment and flooring.

Net cash provided by financing activities amounted to $787,608 for the quarter ended September 30, 2007 compared to cash used by financing activities of $258,579 for the quarter ended September 30, 2006.  This large difference in cash provided by financing activities versus the amount used by financing activities in the comparable prior year was primarily due to the proceeds of the recently closed common stock private placement, in addition to the decreased principal payments on notes payable in the current period as a result of the principal deferral agreement reached in November 2006.

Cash on the balance sheet amounted to $1,998,053 as of September 30, 2007 compared to $1,324,072 as of June 30, 2007.

Working capital as of September 30, 2007 amounted to $3,297,325 compared to $2,070,229 as of June 30, 2007.

Total liabilities were $4,384,542 as of September 30, 2007 compared to $5,645,796 as of June 30, 2007.

Stockholders’ equity amounted to $4,459,427 as of September 30, 2007 compared to $2,992,880 as of June 30m, 2007.

The Company has incurred operating losses and negative cash flow from operations for most of its history.  Losses incurred since its inception, net of dividends on convertible preferred stock, have aggregated $10,216,258, and there can be no assurance that the Company will be able to generate positive cash flows to fund its operations in the future or to pursue its strategic objectives.  Historically, the Company has financed its operations primarily through long-term debt and the sales of common, redeemable common, and preferred stock.  The Company has also financed operations through sales of diagnostic products and agreements with strategic partners.  Accounts receivable decreased 13.6% to $1,058,672 from $1,225,677 as of September 30, 2006, primarily as a result of accelerated collection procedures.

We have developed and are continuing to strive to implement an operating plan intended to eventually achieve sustainable profitability and positive cash flow from operations.  Key components of this plan include accelerating revenue growth and the cash to be derived from existing product lines as well as new diagnostic products, expansion of our strategic alliances with other biotechnology and diagnostic companies, improving operating efficiencies to reduce cost of sales, thereby improving gross margins, and lowering overall operating expenses.  Management has been successful in increasing revenues in the current quarter ended September 30, 2007 by $411,076 or 24.3%., and is forecasting continued revenue growth for the remainder of the fiscal year ended June 30, 2008.  However, management has not yet achieved the necessary level of operating efficiencies to lower our cost of sales and operating expenses, and consequently, we have scaled back expenditures, periodically delayed payments on accounts payable, and, in November of 2006, entered into a twelve month principal deferral agreement with our convertible debt holders in order to maintain financial liquidity.  This deferral was previously reported in filings to the SEC.  There are significant risks associated with the operating plan and we might be forced to further modify the plan if circumstances change, in order to achieve the goals of sustained profitability and positive cash flow from operations.

Although the operating plan is intended to achieve sustainable profitability and positive cash flow from operations, it is possible that we may not be successful in our efforts.  Even with our operating plan, we expect to continue incurring operating losses for the first three to six months of fiscal 2008, as it will take time for our strategic and operating initiatives to have a positive effect on our business operations and cash flow.  In view of this, in July 2007, we reported that we had entered into subscription and other agreements to complete a private placement with certain institutional and other accredited investors.  As of September 30, we had sold the maximum $989,000 in interests in this placement.

Should any other significant negative events occur, our financial liquidity position will most likely be negatively impacted by our not achieving positive cash flow from operations.  Given all of these circumstances, as noted above, we have secured additional equity financing.  It is also possible that we may also experience future defaults under the agreements with our convertible debt holders and/or redeemable common shareholder, e.g., for non payment of amounts due, in which case they would be entitled to accelerate the amounts payable to them.  We do not believe that any defaults will occur in fiscal 2008.  In order to help satisfy our working capital requirements we have raised additional funds through the sale of equity securities.  In addition, if we are not able to achieve the hoped-for sales increases, we may need to enter into collaborative agreements with third parties or evaluate the possible divestiture of product lines.  In addition, we may be required to reduce our sales and marketing activities, reduce the scope of or eliminate our research and development programs, or relinquish rights to technologies or products that we might otherwise seek to develop or commercialize.  Management believes that we will have adequate resources to continue operations for longer than 12 months.

Year Ended June 30, 2007 compared to 2006

Cash used by operating activities was $895,351 for the 2007 fiscal year compared to $994,540 for the 2006 fiscal year.  The cash used by operations resulted primarily from the substantially increased net loss in addition to a large increase in inventories (principally as a result of substantially increased labor and overhead allocations), plus an increase in prepaid expenses and other assets, partially offset by an increase in accounts payable, accrued interest and other liabilities plus a decrease in accounts receivable.

Net cash used by investing activities, was $256,004 in the 2007 fiscal year compared to $93,166 for the 2006 fiscal year.  The increase, as a result of the purchase of new laboratory equipment, flooring, refrigeration equipment, furniture and fixtures and computer equipment, was mainly brought about by the July 2006 move to a new and larger facility.  These purchases were partially offset by the proceeds from the disposal of equipment.

Net cash used by financing activities amounted to $657,236 for the 2007 fiscal year compared to cash provided by financing activities of $2,923,324 in the 2006 fiscal year.  This large difference in cash used by financing activities in fiscal 2007 versus the large amount provided in fiscal 2006 was primarily due to increased payments on notes payable in fiscal 2006 as a result of the December 2005 convertible debt financing in addition to payments on capital lease obligations.

We have incurred operating losses and negative cash flow from operations for most of our history.  Losses incurred since our inception have aggregated $9,528,129, and there can be no assurance that we will be able to generate positive cash flows to fund our operations in the future or to pursue our strategic objectives.  Historically, we have financed our operations primarily through long-term debt and the sales of common, redeemable common, and preferred stock.  We have also financed operations through sales of diagnostic products and agreements with strategic partners.  Accounts receivable decreased 10.9% to $1,225,677 in fiscal year 2007, from $1,362,768 in fiscal year 2006 as of June 30, 2007 primarily as a result of accelerated collection procedures.

We have developed and are continuing to strive to implement an operating plan intended to eventually achieve sustainable profitability and positive cash flow from operations.  Key components of this plan include accelerating revenue growth and the cash to be derived from existing product lines as well as new diagnostic products, expansion of our strategic alliances with other biotechnology and diagnostic companies, improving operating efficiencies to reduce cost of sales, thereby improving gross margins, and lowering overall operating expenses.  Management has been successful in increasing revenues in the current fiscal year ended June 30, 2007 by $732,154 or 11.0%, and is forecasting continued revenue growth for the fiscal year ended June 30, 2008.  However, management has not yet achieved the necessary level of operating efficiencies to lower our cost of sales and operating expenses, and consequently, we have scaled back expenditures, periodically delayed payments on accounts payable, and, in November 2006, entered into a twelve month principal deferral agreement with our convertible debt holders in order to maintain financial liquidity.  There are significant risks associated with the operating plan and we might be forced to further modify the plan if circumstances change, in order to achieve the goals of sustained profitability and positive cash flow from operations.

Although the operating plan is intended to achieve sustainable profitability and positive cash flow from operations, it is possible that we may not be successful in our efforts.  Even with our operating plan, we expect to continue incurring operating losses for the first three to six months of fiscal 2008, as it will take time for our strategic and operating initiatives to have a positive effect on our business operations and cash flow.  In view of this, in July 2007, we reported that we have entered into subscription and other agreements to complete a private placement with certain institutional and other accredited investors.  As of August 31, we sold $725,000 in Shares and Warrants in this offering.  See Recent Developments.

Should any other significant negative events occur, our financial liquidity position will likely be negatively impacted by our not achieving positive cash flow from operations.  Given all of these circumstances, as noted above, we have secured additional equity financing.  It is also possible that we may also experience future defaults under the agreements with our convertible debt holders and/or redeemable common shareholder, in which case they would be entitled to accelerate the amounts payable to them.  In order to help satisfy our working capital requirements, we have raised additional funds through the sale of equity securities.  In addition, if we are not able to achieve the anticipated sales increases, we may need to enter into collaborative agreements with third parties or evaluate the possible divestiture of product lines.  In addition, we may be required to reduce our sales and marketing activities, reduce the scope of or eliminate our research and development programs, or relinquish rights to technologies or products that we might otherwise seek to develop or commercialize.  Management believes that we will have adequate resources to continue operations for longer than 12 months.

Off -Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

DESCRIPTION OF PROPERTY

On February 8, 2006, we entered into a Lease Agreement (the “Lease”) with York County, LLC, a California limited liability company (“Landlord”) pursuant to which we leased approximately 32,000 rentable square feet (the “Property”) of Landlord’s approximately 102,400 square foot building, commonly known as Broomfield One and located at 11575 Main Street, Broomfield, Colorado 80020.  The Property is part of Landlord’s multi-tenant real property development known as the Broomfield Corporate Center.  We use the Property for our headquarters, laboratory research and development facilities and production facilities.

On the following dates, we executed the following amendments to the Lease:

•                  December 1, 2006- The First Amendment to the Lease Agreement (the “First Amendment”) established July 6, 2006 as the date of the commencement of the Lease;

•                  June 19, 2007- The Second Amendment to the Lease Agreement (the “Second Amendment”) redefined the amount of available rental space from 32,480 to 32,000 square feet and recalculated the lease rates per square foot; and

•                  July 19, 2007- The Third Amendment to the Lease Agreement (the “Third Amendment”) established the base rent matrix for the period 11/28/2013 to 12/05/2013, which was inadvertently omitted in the Second Amendment.

The term of the Lease (the “Term”) is seven years and five months and commenced on July 6, 2006, with tenant options to extend the Term for up to two five-year periods.  We have a one time right of first refusal to lease contiguous premises.

Initially, there was no base lease rate payable on 25,600 square feet of the Property, plus estimated operating expenses of $1.61 per square foot.

The base lease rate payable on 25,600 square feet of the Property increased to $4.00 per square foot on January 28, 2007, plus amortization of tenant improvements of $5.24 per square foot, plus estimated operating expenses of $1.61 per square foot.  The base lease rate on 25,600 square feet of the Property increases to $5.64 per square foot on January 28, 2008, with fixed annual increases each January 28 thereafter during the initial Term, plus the amortization of tenant improvements of $5.24 per square foot, and estimated operating expenses of $1.61 per square foot.

Initially, there was no base lease rate payable on 6,400 square feet of the Property, plus estimated operating expenses of $1.61 per square foot.  The base lease rate on 6,400 square feet of the Property increases to $3.00 per square foot commencing on August 28, 2007, and increases to $3.09 on January 28, 2008, with fixed annual increases each January 28 thereafter during the initial Term, plus estimated operating expenses of $1.61 per square foot.

Thus, the estimated total rent (this is dependent upon the actual operating expenses) on the entire 32,000 square feet of the Property is initially $1.61 per square foot, then increased to approximately $9.00 per square foot on January 28, 2007, then increased to approximately $9.60 per square foot on August 28 2007, then increases to approximately $10.93 per square foot on January 28, 2008, with annual increases in the base lease rate each January 28 thereafter during the initial Term, up to an estimated total rent of $13.18 per square foot during the final year of the initial Term.

The base lease rate for an extension period is 100% of the then prevailing market rental rate (but in no event less than the rent for the last month of the then current Term) and shall thereafter increase annually by 3% for the remainder of the applicable extension period.

The facility leased by our subsidiary, Corgenix UK Ltd., consists of “office park” type space with offices and storage space.  They currently lease approximately 2,000 square feet.  The rent payments, which include utilities and taxes, is approximately $4,500 per month.  The facility is rented on a month-by-month basis, with a 90 day notice require for termination of the lease.

We have not invested in any real estate or real estate mortgages.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is traded on the OTC Bulletin Board® under the symbol “CONX.OB.”  On January 24, 2008, the closing price of our common stock on the OTC Bulletin Board ® as reported by the OTC Bulletin Board® was $0.30.

The following table sets forth, for the periods indicated, the high and low bid prices of our common stock as reported on the OTC Bulletin Board®.  The following quotations reflect inter-dealer prices, without retail mark-up, markdown or commissions, and may not represent actual transactions.

	Stock Price Ranges
Stock Price Dates	High	Low
Fiscal Year 2008
Quarter Ended:
September 30, 2007	$0.52	$0.24
December 31, 2007	$0.48	$0.31

Fiscal Year 2007
Quarter Ended:
September 30, 2006	$0.43	$0.34
December 31, 2006	$0.38	$0.20
March 31, 2007	$0.27	$0.21
June 30, 2007	$0.29	$0.21

Fiscal Year 2006
Quarter Ended:
September 30, 2005	$0.70	$0.32
December 31, 2005	$0.65	$0.36
March 31, 2006	$0.49	$0.37
June 30, 2006	$0.46	$0.32

On January 18, 2008, there were 169 holders of record of our Common Stock and one holder of our Series A Preferred Stock.

To date, we have not paid any dividends on our common stock, and the Board of Directors of the Company does not currently intend to declare cash dividends on our common stock.  While the Company’s Series A Preferred Stock is outstanding, dividends may not be paid with respect to the common stock.  In addition to any restrictions imposed by the articles of incorporation with respect to the payment of dividends, any future cash dividends would also depend on future earnings, capital requirements and the Company’s financial condition and other factors deemed relevant by the Board of Directors.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (c)
Equity compensation plans approved by security holders	2,305,600	$0.38	3,013,667
Equity compensation plans not approved by security holders	—	—	—
Total	2,305,600	$0.38	3,013,667

EXECUTIVE COMPENSATION

The following table shows how much compensation was paid by Corgenix for the last three fiscal years to our Principal Executive Officer, and the other two most highly compensated Executive Officers, for services rendered during such fiscal years (collectively, the “Named Executive Officers”).

Summary Compensation Table

Name and principal position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)(3)	Non-Stock Incentive Plan Comp ($)	All other Comp. ($)(1)	Total ($)
Douglass T. Simpson	2007	$210,121	$19,570	$—		$95,858	—	$14,697	$340,246
President, Chief	2006	$180,000	—	$—		—	—	$14,540	$194,540
Executive Officer	2005	$157,826	—	$—		$45,510	—	$11,970	$215,306

Dr. Luis R. Lopez	2007	$184,234	$11,742	$—		$47,762	—	$19,223	$262,961
Chairman and Chief	2006	$184,572	—	$—		—	—	$18,289	$202,861
Medical Officer	2005	$180,372	—	$—		$22,200	—	$14,679	$217,251

William H. Critchfield	2007	$179,250	$15,656	$—		$67,134	—	$14,697	$276,737
Senior Vice President	2006	$165,000	$17,556	$40,000	(2)	—	—	$14,540	$237,096
Finance and
Administration and
Chief Financial Officer	2005	$140,916	—	$—		$27,750	—	$13,677	$182,343

(1)                                  We paid each executive officer an automobile allowance of $500 per month in 2007, 2006 and 2005, in addition to paying approximately 90% of each officer’s group health insurance premium.

(2)                                  On February 24, 2006, Mr. Critchfield received a restricted stock award of 100,000 shares and a cash bonus to pay the estimated income taxes on said award of $17,556.  The fair market value of the restricted stock at the date of issuance was $0.40.

(3)                                  Using the Black Scholes valuation of $0.334 per option in fiscal 2007 and $0.222 per option in fiscal 2005.

The Company has purchased independent survey data concerning compensation paid to officers and directors in the medical device industry, and used this survey to evaluate its of executive compensation.  The result of this review was a conclusion that the Company’s level of executive compensation is similar to similarly-sized, publicly-held medical device companies.  More details can be found below, in Notes to Consolidated Financial Statements Section (1)(n) and (3)(b).

Outstanding Equity Awards at Fiscal Year End

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Exercisable Options (#)	Number of Securities Underlying Unexercisable Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised, Unearned Options (#)	Weighted Average Option Exercise Price ($/Share)	Option Expiration Dates	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($) (i)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)
Douglass T. Simpson	217,946	353,454	—	$0.370	2/25/08- 8/1/13	—	—	—	—
Dr. Luis R. Lopez	110,846	174,054	—	$0.360	10/1/09- 8/1/13	—	—	—	—
William H. Critchfield	139,333	242,667	—	$0.379	12/6/07- 8/1/13	66,667	$19,333	—	—

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)*	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Luis R. Lopez M.D.	—	—	—	—	—	—	—
Douglass T. Simpson	—	—	—	—	—	—	—
Robert Tutag	$5,500	—	$13,360	—	—	—	$18,860
Dennis Walczewski	—	—	$13,360	—	—	—	$13,360
Charles H. Scoggin, M.D.	$4,750	—	$13,360	—	—	—	$18,110
Larry G. Rau	$5,500	—	$13,360	—	—	—	$18,860
C. David Kikumoto	$4,500	—	$13,360	—	—	—	$17,860

*Using Black Scholes valuation of $0.334 per option.

Our current policy is to pay each independent director $500 per board meeting and $250 per board committee (audit, compensation and nominating) either attended in person or via telephone.  In addition, annually each independent director is granted options to purchase 40,000 shares of the our common stock at the fair market value at the date of grant and vesting 100% upon grant.

Long-Term Incentive Compensation

Effective January 1, 1999, we adopted a Stock Compensation Plan to provide executive officers an opportunity to purchase shares of its common stock as a bonus or in lieu of cash compensation for services rendered.  No issuance of stock was made under the Stock Compensation Plan to any Named Executive Officer during the three fiscal years ended June 30, 2007.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information concerning option exercises by the Named Executive Officers during the fiscal year ended June 30, 2007 and outstanding options held by the Named Executive Officers as of June 30, 2007:

Name	Number of Shares Acquired on Exercise	Value Realized ($)	Number of Shares Underlying Options at FY-End # Exercisable/Unexercisable	Value of In-the-Money Options at FY-End ($) Exercisable/Unexercisable(1)
Douglass T. Simpson	0	0	217,946/353,454	$63,204/102,502
Dr. Luis R. Lopez	0	0	110,846/174,054	$32,145/50,476
William H. Critchfield	0	0	139,333/242,667	$40,407/70,373

(1)          Based on the price of the Company’s common stock at June 30, 2007 of $0.29 per share.

Employment and Consulting Agreements

We entered into employment agreements dated as of June 16, 2005, and effective until June 16, 2008.  The annual salaries are as noted opposite each of their names:

Officer	Current Annual Salary
Douglass T. Simpson —	$200,450 as of July 1, 2007
Dr. Luis R. Lopez —	$180,500 as of July 1, 2007
William H. Critchfield —	$171,000 as of July 1, 2007
Ann L. Steinbarger —	$152,950 as of July 1, 2007
Taryn G. Reynolds —	$117,800 as of July 1, 2007

Each of the above employment agreements is for continuously renewable terms of three years, provides for severance payments equal to eighteen month’s salary and benefits if the employment of the officer is terminated without cause (as defined in the respective agreements), and an automobile expense reimbursement of $500 per month.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of Corgenix is currently composed of Messrs.  Tutag, Scoggin, and Kikumoto, with Mr. Tutag serving as Chairman.  No interlocking relationship exists between any member of the Board or Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

GLOSSARY

antibody — a protein produced by the body in response to contact with an antigen, and having the specific capacity of neutralizing, hence creating immunity to, the antigen.

anti-cardiolipin antibody (aCL) — a class of antiphospholipid antibody which reacts with a negatively-charged phospholipid called cardiolipin or a phospholipid-cofactor complex; frequently found in patients with SLE and other autoimmune diseases; also reported to be significantly associated with the presence of both arterial and venous thrombosis, thrombocytopenia, and recurrent fetal loss.

antigen — an enzyme, toxin, or other substance, usually of high molecular weight, to which the body reacts by producing antibodies.

anti-phosphatidylserine antibodies (aPS) — a class of antiphospholipid antibody which reacts to phosphatidylserine; similar to aCL; believed to be more specific for thrombosis.

antiphospholipid antibodies — a family of autoantibodies with specificity against negatively charged phospholipids, that are frequently associated with recurrent venous or arterial thrombosis, thrombocytopenia, or spontaneous fetal abortion in individuals with SLE or other autoimmune disease.

antiphospholipid syndrome — a clinical condition characterized by venous or arterial thrombosis, thrombocytopenia, or spontaneous fetal abortion, in association with elevated levels of antiphospholipid antibodies and/or lupus anticoagulant.

assay — a laboratory test; to examine or subject to analysis.

autoantibody — an antibody with specific reactivity against a component substance of the body in which it is produced; a disease marker.

autoimmune diseases — a group of diseases resulting from reaction of the immune system against self components.

beta 2 glycoprotein I (ß2GPI) — a serum protein (cofactor) that participates in the binding of antiphospholipid antibodies.

coagulation — the process by which blood clots.

cofactor — a serum protein that participates in the binding of antiphospholipid antibodies, for example ß2GPI.

delivery format — the configuration of the product.  Current Corgenix products utilize a 96-well microplate system for its delivery format.

hemostasis — mechanisms in the body to maintain the normal liquid state of blood; a balance between clotting and bleeding.

hyaluronic acid (HA) — a polysaccharide found in synovial fluid, serum and other body fluids and tissues, elevated in certain rheumatological and hepatic (liver) disorders.

HDL cholesterol — high density lipoprotein associated with cholesterol.

immunoassay — a technique for analyzing and measuring the concentration of disease markers using antibodies; for example, ELISA.

immunoglobulin — a globulin protein that participates in the immune reaction as the antibody for a specific antigen.

immunology —  the branch of medicine dealing with (a) antigens and antibodies, esp. immunity to disease, and (b) hypersensitive biological reactions (such as allergies), the rejection of foreign tissues, etc.

in vitro — isolated from the living organism and artificially maintained, as in a test tube.

in vivo — occurring within the living organism.

lipids — a group of organic compounds consisting of the fats and other substances of similar properties.

platelets — small cells in the blood which play an integral role in coagulation (blood clotting).

platform technology — the basic technology in use for a majority of the Company’s products, in essence the “platform” for new products.  In the case of Corgenix, the platform technology is ELISA (enzyme linked immunosorbent assay).

phospholipids —  a group of fatty compounds found in animal and plant cells which are complex triglyceride esters containing long chain fatty acids, phosphoric acid and nitrogenous bases.

protein C — normal blood protein that regulates hemostasis; decreased levels lead to thrombosis.

protein S — normal blood protein that regulates hemostasis; decreased levels lead to thrombosis.

rheumatic diseases —  a group of diseases of the connective tissue, of uncertain cause and including rheumatoid arthritis (RA), rheumatic fever, etc., usually characterized by inflammation, pain and swelling of the joints and/or muscles.

serum —  the clear yellowish fluid which separates from a blood clot after coagulation and centrifugation.

systemic lupus erythematosus (SLE) — a usually chronic disease of unknown cause, characterized by red, scaly patches on the skin that tend to produce scars, frequently affecting connective tissue and involving the kidneys, spleen, etc.

thrombin — the enzyme of the blood, formed from prothrombin, that causes clotting by converting fibrinogen to fibrin.

thrombocytopenia — a condition in which there is an abnormally small number of platelets in the circulating blood.

thromboembolism — the obstruction or occlusion of a blood vessel by a thrombus.

thrombosis —  coagulation of the blood within a blood vessel of any organ, forming a blood clot.

tumor markers —- serum proteins or molecules found in high concentrations in patients with selected cancers.

vascular — of or pertaining to blood vessels.

von Willebrand’s Factor (vWF) — normal blood protein that regulates hemostasis; decreased levels lead to abnormal bleeding and increased levels may produce thrombosis.

INDEX TO FINANCIAL STATEMENTS

CORGENIX MEDICAL CORPORATION

Financial Information

For the three months ended September 30, 2006 and September 30, 2007

Consolidated Financial Statements	F1-1

Consolidated Statements of Operations and Comprehensive Income (Loss)	F1-2

Consolidated Statement of Stockholders’ Equity	F1-3

Consolidated Statement of Cash Flows	F1-4

Notes to Consolidated Financial Statements	F1-5

For the years ended June 30, 2007 and June 30, 2006

Report of Independent Registered Public Accounting Firm	F2-2

Consolidated Balance Sheets as of June 30, 2007 and 2006	F2-3

Consolidated Statements of Operations and Comprehensive Loss for the years ended June 30, 2007 and 2006	F2-4

Consolidated Statements of Stockholders’ Equity for the years ended June 30, 2007 and 2006	F2-5

Consolidated Statements of Cash Flows for the years ended June 30, 2007 and 2006	F2-6

Notes to Consolidated Financial Statements	F2-7

PART I
Item 1. Consolidated Financial Statements
CORGENIX MEDICAL CORPORATION
AND SUBSIDIARIES

Consolidated Balance Sheets

	September 30, 2007	June 30, 2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,998,053	$1,324,072
Accounts receivable, less allowance for doubtful accounts of $94,097	1,058,672	1,225,677
Inventories	2,657,988	2,558,456
Prepaid expenses	110,759	99,767
Total current assets	5,825,472	5,207,972
Equipment:
Capitalized software costs	255,617	255,617
Machinery and laboratory equipment	957,117	944,663
Furniture, fixtures, leaseholds & office equipment	1,666,870	1,808,698
	2,879,604	3,008,978
Accumulated depreciation and amortization	(881,374)	(798,362)
Net equipment	1,998,230	2,210,616
Intangible assets:
License	356,473	332,838
	356,473	332,838
Other assets:
Deferred financing costs net of amortization of $950,580	666,049	743,070
Due from officer	12,000	12,000
Due from Biosafe	—	125,000
Other assets	235,745	257,180
Total assets	$9,093,969	$8,888,676
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of notes payable, net of discount	$755,485	$1,014,437
Current portion of capital lease obligations	227,264	223,127
Accounts payable	732,614	844,338
Accrued payroll and related liabilities	286,530	271,994
Accrued interest	22,053	26,741
Deferred revenue	320,375	465,615
Accrued liabilities	183,826	291,491
Total current liabilities	2,528,147	3,137,743
Notes payable, net of discount, less current portion	536,175	1,000,051
Capital lease obligations, less current portion	384,505	442,775
Deferred Facility Lease Payable, excluding current portion	935,715	1,065,227
Total liabilities	4,384,542	5,645,796
Redeemable common stock, $0.001 par value 616,202 shares issued and outstanding, aggregate redemption value of $350,003 net of unaccreted discount and issue costs of $0 (note 5)	250,000	250,000

Stockholders’ equity:
Convertible Preferred stock, $0.001 par value. Liquidation preference of $108,569. Authorized 5,000,000 shares, Issued and outstanding 310,198	310,198	1,327,800
Common stock, $0.001 par value. Authorized 100,000,000 shares; Issued and outstanding 24,725,431	24,109	13,814
Additional paid-in capital	16,604,295	13,444,483
Accumulated deficit	(12,496,258)	(11,808,129)
Accumulated other comprehensive income	17,083	14,912
Total stockholders’ equity	4,459,427	2,992,880
Total liabilities and stockholders’ equity	$9,093,969	$8,888,676

See accompanying notes to consolidated financial statements.

F1-1

CORGENIX MEDICAL CORPORATION
AND SUBSIDIARIES

Consolidated Statements of Operations

	Three Months Ended
	September 30, 2007	September 30, 2006
	(Unaudited)	(Unaudited)
Net sales	$2,105,188	$1,694,112
Cost of sales	964,137	645,109

Gross profit	1,141,051	1,049,003

Operating expenses:
Selling and marketing	531,605	487,986
Research and development	163,693	232,687
General and administrative	443,730	596,300

	1,139,028	1,316,973

Operating income (loss)	2,023	(267,970)

Other income (expense):
Other expense	(9,828)	41,370
Interest expense	(680,324)	(616,603)

Net loss	$(688,129)	$(843,203)

Net loss per common share, basic and diluted	$(0.04)	$(0.08)

Weighted average shares outstanding, basic and diluted	19,340,384	11,125,859

Net loss	$(688,129)	$(843,203)

Other comprehensive gain—foreign currency translation gain	2,171	1,702

Total comprehensive loss	$(685,958)	$(841,501)

See accompanying notes to consolidated financial statements.

F1-2

CORGENIX MEDICAL CORPORATION
AND SUBSIDIARIES

Consolidated Statement of Stockholders’ Equity
For the three months ended September 30, 2007
(Unaudited)

	Preferred Stock, Number of Shares	Preferred Stock, $0.001 par	Common Stock, Number of Shares	Common Stock, $0.001 par	Additional Paid-in Capital	Accumulated Deficit	Accumulated other comprehensive income (loss)	Total stockholders’ equity

Balance at June 30, 2007	1,327,800	$1,327,800	14,483,342	$13,814	$13,444,483	$(11,808,129)	$14,912	$2,992,880

Issuance of common stock for cash	—	—	3,956,000	3,956	985,044	—	—	989,000
Issuance cost for common stock offering	—	—			(121,259)	—	—	(121,259)
Issuance of common stock for services	—	—	10,000	10	4,390	—	—	4,400
Issuance of common stock in exchange for debt and interest	—	—	2,746,501	2,746	683,879	—	—	686,625
Addition of discount on convertible notes due to contingent conversion feature	—	—	—	—	536,874	—	—	536,874
Conversion of preferred stock into common stock	(1,017,602)	(1,017,602)	3,129,591	3,130	1,014,472	—	—	—
Compensation expense recorded as a result of stock options issued	—	—	—	—	40,065	—	—	40,065
Exercise of warrants	—	—	452,813	453	(453)	—	—	—
Issuance of warrants for license	—	—	—	—	16,800	—	—	16,800
Cancellation of redeemable stock upon note paydown	—	—	(52,816)	—	—	—	—	—
Foreign currency translation	—	—	—	—	—	—	2,171	2,171
Net loss						(688,129)		(688,129)

Balance at September 30, 2007	310,198	$310,198	24,725,431	$24,109	$16,604,295	$(12,496,258)	$17,083	$4,459,427

See accompanying notes to consolidated financial statements.

F1-3

CORGENIX MEDICAL CORPORATION
AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Three Months Ended
	September 30, 2007	September 30, 2006
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	$(688,129)	(843,203)
Adjustments to reconcile net loss to net cash provided (used) in operating activities:
Depreciation and amortization	82,460	77,406
Accretion of discount on note payable	499,357	336,075
Common stock issued for services	4,400	19,488
Common stock issued for interest	27,314	37,554
Compensation expense recorded for stock options issued	40,065	40,375
Amortization of deferred financing costs	76,851	135,206
Changes in operating assets and liabilities:
Accounts receivable, net	173,898	(79,334)
Inventories	(97,261)	(355,320)
Prepaid expenses and other assets, net	130,181	(72,434)
Accounts payable	(125,678)	(13,805)
Accrued payroll and related liabilities	12,602	102,086
Accrued interest and other liabilities	(230,126)	(5,853)

Net cash provided (used) in operating activities	(94,066)	(594,149)

Cash flows used in investing activities:
Additions to equipment	(25,304)	(192,733)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of financing costs	867,741	—
Payments on notes payable	(26,000)	(218,282)
Payments on capital lease obligations	(54,133)	(40,297)

Net cash provided by (used in) financing activities	787,608	(258,579)

Net increase (decrease) in cash and cash equivalents	668,238	(1,045,461)

Impact of exchange rate changes on cash	5,743	2,869

Cash and cash equivalents at beginning of period	1,324,072	3,118,494
Cash and cash equivalents at end of period	$1,998,053	$2,075,902

Supplemental cash flow disclosures:
Cash paid for interest	$85,569	$119,479
Noncash investing and financing activities-
Equipment acquired under capital leases	—	$589,116
Issuance of warrants for license	16,800	—
Issuance of stock for debt	$659,311	$118,719
Conversion of preferred stock into common stock	$1,017,602	—
Conversion of redeemable common stock to note payable	—	180,000
Landlord buildout of new facility	—	$1,207,705
Restricted asset applied to note	—	$250,000
Addition of discount on convertible notes due to contingent conversion feature	$536,874	—

See accompanying notes to consolidated financial statements.

F1-4

CORGENIX MEDICAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)                                 DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Outlook

In fiscal 2008, we are focused on accelerating the market launch of our AspirinWorks assay, continuing to seek clearance by the FDA of our Anti-AtherOx Test Kit, submission of a 510(k) Premarket Notification to the FDA for the Company’s Atherox Test Kit, completing further clinical studies for our Hyaluronic Test Kit and our Fibromyalgia Test Kit and continuing the development and strategic collaboration towards the development of a group of products to detect potential bio-terrorism agents.

Our balance sheet, cash flow and liquidity positions have continued to improve and hopefully will allow us to take advantage of opportunities, as we focus primarily on the organic growth of our business.

Company Overview

Corgenix Medical Corporation, which we refer to as Corgenix or the Company, is engaged in the research, development, manufacture, and marketing of in vitro (outside the body) diagnostic products for use in disease detection and prevention.  We currently sell 52 diagnostic products on a worldwide basis to hospitals, clinical testing laboratories, universities, biotechnology and pharmaceutical companies and research institutions.  In the United States and the United Kingdom, we sell directly to these customers.  Elsewhere in the world, we primarily sell to independent distributors that in turn sell to the laboratories.

Our corporate headquarters is located in Broomfield, Colorado.  We have two wholly owned operating subsidiaries:

•                                          Corgenix, Inc. (formerly REAADS Medical Products, Inc.), established in 1990 and located in Broomfield, Colorado.  Corgenix, Inc. is responsible for sales and marketing activities for North America, and also executes product development, product support, clinical and regulatory affairs, and product manufacturing.

•                                          Corgenix (UK) Ltd, incorporated in the United Kingdom in 1996 (formerly REAADS Bio-Medical Products (UK) Limited) and located in Peterborough, England.  Corgenix UK manages our international sales and marketing activities except for distribution in North America, which is the responsibility of Corgenix, Inc.

We continue to use the REAADS trademark and trade name in the sale of products that we manufacture.

Recent Developments

On July 25, 2007 and September 17, 2007, we entered into subscription and other agreements to complete a private placement with certain institutional and other accredited investors.

Our offering consisted of common stock in the Company (the “Shares”) at the price of $0.25 per share.  For each Share purchased, every investor received an equal number of common stock purchase warrants (the “Warrants”).  One-third of the Warrants issued to each investor are exercisable at $0.34 per share with a one-year term, one-third are exercisable at $0.375 per share with a two-year term, and the remaining third are exercisable at $0.40 per share with a five-year term.

The Shares and Warrants were offered and sold in reliance on exemptions from registration pursuant to Section 4(2) of the Securities Act of 1933, and Rule 506 of Regulation D there under.  Each investor is an “accredited investor” as defined in Rule 501 of the same.

The sale of the Shares and Warrants also included a Registration Rights Agreement whereby we provided the purchasers with “piggy back” registration rights if we propose to register securities under the 1933 Act.

As of September 17, 2007, we had sold the maximum amount plus over allotment amounting to $989,000 in Shares and Warrants.

F1-5

Terra Nova Financial, LLC, an Illinois limited liability company (“Terra Nova”), acted as a placement agent for the Company.  Iliad Advisors, LLC, an Illinois limited liability company (“Iliad Advisors”), provided advisory services to Terra Nova on the transaction.  As compensation for Terra Nova’s services, we paid Terra Nova a fee equal to 7% of the aggregate offering price, at each close of each stage of the transaction.

Terra Nova’s fee also included warrants, due to Terra Nova at the close of the transaction, to purchase shares of our common stock at the exercise price of $0.25 per share.  Since Terra Nova succeeded in selling the maximum offering plus the over-allotment, totaling an aggregate of $989,000, it received $69,230 in cash, and warrants to purchase 276,920 shares of common stock at an exercise price of $0.25 per share.

On March 1, 2007, we executed an exclusive license agreement (the “License Agreement”) with Creative Clinical Concepts, Inc. (“CCC”).  The License Agreement provides that CCC license to us certain products and assets related to determining the effectiveness of aspirin and / or anti-platelet therapy (collectively, “Aspirin Effectiveness Technology,” or the “Licensed Products”).  The Aspirin Effectiveness Technology includes US trademark registration number 2,688,842, which includes the term “AspirinWorks”® and related designs.

We believe that there is a present and growing need for non-invasive, simple and accurate confirmation of aspirin effectiveness and aspirin therapy, and that the License Agreement will position us to provide products to meet this need.  Since 2005, Corgenix and CCC have been engaged in a collaborative partnership to develop, manufacture and market products for aspirin monitoring, including the AspirinWorks® Test Kit, a simple urine test that measures a person’s response to aspirin and allows physicians to determine the effect of aspirin therapy on an individual basis.  Under terms of the original agreement, CCC and Corgenix had agreed to equally share expenses and revenues that resulted from the business.  Under the License Agreement, Corgenix will acquire the remaining 50 percent of the license to CCC’s Aspirin Effectiveness Technology, thereby owning 100 percent of the rights to CCC’s Aspirin Effectiveness Technology.

The License Agreement requires CCC to provide us with a worldwide, perpetual license for the use of CCC’s Aspirin Effectiveness Technology.  Additionally, CCC will provide us with the names of contacts, customer lists, market information, competitive information and technology related to CCC’s already-developed market in Aspirin Effectiveness Technology.  The License Agreement requires CCC to assist with the manufacture of products derived from the Aspirin Effectiveness Technology, and also provide us with a right of first refusal with regard to any new products developed by CCC for the purpose of measuring aspirin effectiveness and the use of thromboxane and prostacyclin metabolites to determine the effect of aspirin on platelets or endothelial cells.

We may use the Licensed Products in connection with any other asset or trademark.  We may also enter into sublicense agreements with any other entity for the rights, privileges and licenses granted to us under the License Agreement.  We must seek CCC’s consent before entering any sublicense agreement, but CCC may not unreasonably withhold its consent so long as the sublicensee will use its commercially reasonable best efforts to market and sell the Licensed Products.  We must use our commercially reasonable best efforts to market and sell the Licensed Products.  To this end, within ninety days of the date the FDA grants clearance for the Licensed Products, and for five years thereafter, we must develop and maintain an interactive website dedicated to the Licensed Products.  CCC may not use or license or in any way transfer rights to any of the Licensed Products to any third party.

The License Agreement provides that responsibility for manufacture, distribution, and administration of the sale of the Licensed Products is with us.  However, the Agreement requires CCC to assist and cooperate with us in this regard.

Our first payment to CCC became due at the execution of the Agreement.  We have provided a combination of cash, shares of the Company’s common stock, and warrants to purchase the Company’s common stock.  Following FDA clearance of the first Licensed Product, we are required to make additional payments to CCC.  On the first, second and third anniversary of that clearance, we will be obligated to make payments consisting of cash, shares of common stock, and warrants to purchase shares of common stock.  The amount of cash and number of shares and warrants due in these anniversary payments will be determined by application of a formula including a certain dollar value, the total cumulative revenue received by us from sales of the Licensed Products during that year, and our common stock share price on the relevant anniversary.  The dollar value applicable to that ratio increases with each anniversary.

The License Agreement imposes caps on the total amount of cash, common stock, and warrant payments from us to CCC from the date of execution through to and including the third anniversary payment.  Under that cap limitation, the total anniversary payments will not exceed $200,000 in cash, $300,000 in value of shares of common stock (as valued on the date of issue), and 300,000 warrants to purchase shares of common stock at an exercise price of $0.35 per share.

F1-6

The License Agreement also requires that, for all sales of the Licensed Products subsequent to the execution of the agreement, we pay CCC a quarterly royalty fee equal to seven percent of net sales of the Licensed Products during the immediately preceding quarter.  The License Agreement’s caps on payments from us to CCC do not apply to royalty payments.  Royalty payments for the quarter ended September 30, 2007 were minimal.

The Company and CCC anticipate that the License Agreement will remain in effect in perpetuity; however, the License Agreement provides for termination in the event of material breach, or if we become insolvent or file for protection under the U.S. Bankruptcy Code.  Termination would cause all of our rights under the License Agreement to revert to CCC, although any rights sublicensed to a third party would not be revoked or infringed by any such termination.

The License Agreement required that we forgive all unpaid fees, costs and expenses due to us under that certain Product Developing, Manufacturing, and Distribution Agreement between us and CCC dated May 13, 2005.  The License Agreement also requires that we forgive all unpaid fees, costs, expenses and charges due to us under that certain license agreement between the parties and McMaster University, dated October 19, 2005.  The total value of such forgiven fees, costs, expenses and charges was approximately $230,000 and was capitalized as part of the license on the accompanying balance sheet.

Certain information and note disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) have been omitted from these unaudited consolidated financial statements.  These unaudited consolidated financial statements should be read in conjunction with the financial statements and notes thereto beginning on Page F2-1 in this document.  The results of operations for the three months ended September 30, 2007 and 2006 are not necessarily indicative of the operating results for the full year.

In the opinion of management, all adjustments, consisting only of normal recurring accruals, have been made to present fairly the Company’s financial position at September 30, 2007 and the results of operations and its cash flows for the three months ended September 30, 2007 and 2006.

Our Business

Introduction

Our business includes the research, development, manufacture, and marketing of in vitro diagnostic products for use in disease detection and prevention.  We currently sell 52 diagnostic products on a worldwide basis to hospitals, clinical testing laboratories, universities, biotechnology and pharmaceutical companies and research institutions.  We have developed and we manufacture most of our products at our Colorado facility, and we purchase what we refer to as OM Products from other healthcare manufacturers for resale by us.  All of these products are used in clinical laboratories for the diagnosis and/or monitoring of three important areas of health care:

•                                          Autoimmune disease (diseases in which an individual creates antibodies to one’s self, for example systemic lupus erythematosus (“SLE”) and rheumatoid arthritis (“RA”);

•                                          Vascular disease (diseases associated with certain types of thrombosis or clot formation, for example antiphospholipid syndrome, deep vein thrombosis, stroke and coronary occlusion); and

•              Liver diseases (fibrosis, and cirrhosis).

In addition to our current products, we are actively developing new laboratory tests in other important diagnostic testing areas.  See “— Other Strategic Relationships.”  We manufacture and market to clinical laboratories and other testing sites worldwide.  Our customers include large and emerging health care companies such as diaDexus, Inc., Bio Rad Laboratories, Inc., Instrumentation Laboratories, Helena Laboratories and Diagnostic Grifols, S.A.

Most of our products are based on our patented and proprietary application of Enzyme Linked ImmunoSorbent Assay, or ELISA, technology, a clinical testing methodology commonly used worldwide.  Most of our current products are based on this platform technology in a delivery format convenient for clinical testing laboratories.  The delivery format, which is referred to as “Microplate,” allows the testing of up to 96 samples per plate, and is one of the most commonly used formats, employing conventional testing equipment found in virtually all clinical laboratories.  The availability and broad acceptance of ELISA Microplate products reduces entry barriers worldwide for our new products that employ this technology and delivery format.  Our products are sold as “test kits” that include all of the materials required to perform the test, except

F1-7

for routine laboratory chemicals and instrumentation.  A test using ELISA technology involves a series of reagent additions into the Microplate, triggering a complex immunological reaction in which a resulting color occurs.  The amount of color developed in the final step of the test is directly proportional to the amount of the specific marker being tested for in the patient or unknown sample.  The amount of color is measured and the results calculated using routine laboratory instrumentation.  Our technology specifies a process by which biological materials are attached to the fixed surface of a diagnostic test platform.  Products developed using this unique attachment method typically demonstrate a more uniform and stable molecular configuration, providing a longer average shelf life, increased accuracy and superior specificity than the products of our competitors.

Some of the OM products which we obtain from other manufacturers and sell through our distribution network utilize technologies other than our patented and proprietary ELISA technology.

Our diagnostic tests are intended to aid in the identification of the causes of illness and disease, enabling a physician to select appropriate patient therapy.

Internally and through collaborative arrangements, we are developing additional products that are intended to broaden the range of applications for our existing products and to result in the introduction of new products.

Since 1990, our sales force and distribution partners have sold over 12 million tests worldwide under the REAADS and Corgenix labels, as well as products sold under other manufacturers’ labels, referred to as OEM products.  An integral part of our strategy is to work with corporate partners to develop market opportunities and access important resources.  We believe that our relationships with current and potential partners will enable us to enhance our menu of diagnostic products and accelerate our ability to penetrate the worldwide markets for new products.

We currently use the REAADS and Corgenix trademarks and trade names in the sale of the products which we manufacture.  These products constitute the majority of our product sales.

(2)                                 EARNINGS (LOSS) PER SHARE

Basic earnings (loss) per share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding.  Diluted earnings (loss) per share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding increased for potentially dilutive common shares outstanding during the period.  The dilutive effect of stock options and their equivalents is calculated using the treasury stock method.  Stock options to purchase 1,085,000 shares were granted in fiscal 2007.  Stock options to purchase 150,000 shares were granted during the quarter ended September 30, 2007.  Options and warrants to purchase common stock totaling 34,366,238 and 33,998,526 shares as of September 30, 2007 and 2006, respectively, are not included in the calculation of weighted average common shares-diluted below as their effect is anti-dilutive.  Redeemable common stock is included in the common shares outstanding for purposes of calculating net income (loss) per share.

	3 Months ended September 30, 2007	3 Months ended September 30, 2006

Net loss	$(688,129)	$(843,203)

Common and common equivalent shares outstanding:
Historical common shares outstanding at beginning of year	14,483,342	10,723,205
Weighted average common equivalent shares issued during year	4,847,042	402,654

Weighted average common shares — basic and diluted	19,340,384	11,125,859

Net loss per share — basic and diluted	$(0.04)	$(0.08)

(3)                                 INCOME TAXES

On July 1, 2007, the Company adopted FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement 109,” which was issued in July 2006.  FIN 48 prescribes a comprehensive model for recognizing, measuring, presenting and disclosing in the financial statements, tax positions taken or

F1-8

expected to be taken on a tax return, including a decision whether to file or not to file in a particular jurisdiction.  If there are changes in net assets as a result of application of FIN 48, these will be accounted for as an adjustment to retained earnings.  There were no unrecognized tax benefits as of July 1, 2007, the date that FIN 48 was adopted.  If there was an adjustment related to implementation of FIN 48, there would be a reduction to the deferred tax assets and a corresponding reduction to the valuation allowance, resulting in no net effect on accumulated deficit.  If any unrecognized benefit would be recognized, it would not affect the Company’s effective tax rate since it is subject to a full valuation allowance.

The Company’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense.  The Company has accrued $0 for interest and penalties as of September 30, 2007.

A valuation allowance was provided for deferred tax assets, as the Company is unable to conclude under relevant accounting standards that it is more likely than not that deferred tax assets will be realizable.

The Company did not record a provision for income taxes for the three month periods ended September 30, 2007 or 2006 as a result of operating losses and current estimated operating results for the current fiscal year.  The Company has recorded valuation allowances to fully reserve its deferred tax assets, as management believes it is more likely than not that these assets will not be realized.  It is possible that management’s estimates as to the likelihood of realization of its deferred tax assets could change as a result of changes in estimated operating results.  Should management conclude that it is more likely than not that these deferred tax assets are, at least in part, realizable, the valuation allowance will be reduced and recognized as a deferred income tax benefit in the statement of operations in the period of change, except as noted herein.

(4)                                 SEGMENT INFORMATION

The Company has two segments of business: North American and International operations.  North American operations transacts all sales in North America (US, Canada and Mexico).  International operations transacts all other sales.  The following table sets forth selected financial data for these segments for the three-month periods ended September 30, 2007 and 2006.

		Three Months Ended September 30
		North America	International	Total
Net sales	2007	$1,630,689	$474,499	$2,105,188
	2006	$1,245,518	$389,435	$1,634,953

Net income (loss)	2007	$(797,423)	$109,294	$(688,129)
	2006	$(968,639)	$125,436	$(843,203)

Depreciation and	2007	$81,270	$1,190	$82,460
amortization	2006	$76,302	$1,104	$77,406

Interest expense, net	2007	$679,293	$1,031	$680,324
	2006	$616,078	$525	$616,603

Segment assets September 30,	2007	$8,296,678	$797,291	$9,093,969
June 30,	2007	$8,156,103	$732,573	$8,888,676

(5)                                 REDEEMABLE COMMON STOCK

On July 1, 2002, as part of the Medical & Biological Laboratories Co., Ltd. (MBL) Agreement, MBL purchased shares of the Company’s common stock for $500,000, which MBL can require the Company to repurchase at the same price in the event that a previously existing distribution agreement with RhiGene, Inc. is terminated.  For no additional consideration, MBL was also issued warrants to purchase an additional 880,282 shares of Common Stock at a price of $.568 per share, which is equal to an aggregate amount of $500,000.  These warrants expire on July 3, 2007 and may be exercised in whole or in part at any time prior to their expiration.  The estimated fair value of the warrant upon issuance was calculated as $401,809 using the Black Scholes option-pricing model with the following assumptions:  no expected dividend yield, 143% volatility, risk free interest rate of 4.2% and an expected life of five years.  The gross proceeds of $500,000 were allocated $277,221 to redeemable common stock and $222,779 to the related warrants based on the relative fair values of the respective instruments to the fair value of the aggregate transaction.  Issuance costs and the discount attributed to the

F1-9

redeemable common stock upon issuance were accreted over the 33-month period to the first date whereupon the put option may be exercised, which was the expiration date of the distribution agreement between the Company and RhiGene, Inc. (March 31, 2005).  Furthermore, pursuant to the agreement with MBL, as long as MBL holds at least 50% of the common stock purchased under the MBL agreement, MBL must give its written consent with respect to the payment of any dividend, the repurchase of any of the Company’s equity securities, the liquidation or dissolution of the Company or the amendment of any provision of the Company’s Articles of Incorporation or Bylaws which would adversely affect the rights of MBL under the stock purchase transaction documents.  MBL was granted standard anti-dilution rights with respect to stock issuances not registered under the Securities Act.  MBL also received standard piggyback registration rights along with certain demand registration rights.

On March 31, 2005 our distribution agreement with RhiGene expired, and the Company signed a new distribution and OEM Supply Agreement with MBL International, Inc. (“MBLI”), a wholly owned subsidiary of MBL, which grants the Company non-exclusive rights to distribute MBL’s complete diagnostic line of autoimmune testing products in the United States and exclusive distribution rights to the OEM Label products worldwide excluding the United States, Japan, Korea and Taiwan.  In addition, on August 1, 2005 the Company and MBL executed an Amendment to the Common Stock Purchase Agreement and Common Stock Purchase Warrant wherein one-half or 440,141 of the original redeemable shares are exchanged for a three-year promissory note payable with interest at prime (7.75% as of September 30, 2007) plus two percent with payments commencing before September 1, 2005.  The shares being exchanged for the promissory note will be returned to the Company quarterly on a pro rata basis as payments are made on the promissory note.  As of September 30, 2007, 264,080 redeemable shares have been returned to the Company under this agreement.  The remaining 440,141 shares will be redeemable by the Company at $0.568 per share as of August 1, 2008 for any shares still owned at that time by MBL and only to the extent that MBL has not realized at least $250,000 in gross proceeds upon the sales of its redeemable shares in the open market for the time period August 1, 2005 through August 30, 2008.  Finally, the warrants originally issued to MBL to purchase 880,282 shares have been extended to August 31, 2008 and re-priced from $0.568 per share to $0.40 per share.

(6)                                 STOCK-BASED COMPENSATION

Adoption of SFAS 123(R)

Effective July 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standard No. 123 (revised 2004), “Share-Based Payment”, (SFAS 123(R)”) using the modified prospective transition method.  In addition, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 “Share-Based Payment”(“SAB 107”) in March 2005, which provides supplemental SFAS 123(R) application guidance based on the views of the SEC. Under the modified prospective transition method, compensation cost recognized in the quarterly period ended September 30, 2007 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of July 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and (b) compensation cost for all share-based payments granted beginning July 1, 2006, based on the grant date fair value estimated in accordance with the provision so SFAS 123(R).  In accordance with the modified prospective transition method, results for prior periods have not been restated.

The adoption of SFAS 123(R) resulted in stock compensation expense for the quarterly period ended September 30, 2007 of $40,065 charged to general and administrative expenses.  This expense increased basic and diluted loss per share by less than $0.01 for the quarter, compared to reported basic and diluted loss per share of $.03.  The Company did not recognize a tax benefit from the stock compensation expense because the Company considers it more than likely than not that the related deferred tax assets, which have been reduced by a full valuation allowance, will not be realized.

The Black-Scholes option-pricing model was used to estimate the option fair values.  The option-pricing model requires a number of assumptions, of which the most significant are expected stock price volatility, the expected pre-vesting forfeiture rate and the expected option term (the amount of time from the grant date until the options are exercised or expire).  Expected volatility was calculated based upon actual historical stock price movements over recent periods equal to the expected option term.  Expected pre-vesting forfeitures were estimated based on actual historical pre-vesting forfeitures over recent periods for the expected option term.  The expected option term was calculated using the “simplified” method permitted by SAB 107.

Stock Options as of the Quarterly Period Ended September 30, 2007

The Company’s Amended and Restated 1999 Incentive Stock Plan, the 2006 and 2007 Incentive Compensation Plans (the “Plans”) provide for two separate components.  The Stock Option Grant Program, administered by the Compensation Committee (the “Committee”) appointed by the Company’s Board of Directors, provides for the grant of

F1-10

incentive and non-statutory stock options to purchase common stock to employees, directors or other independent advisors designated by the Committee.  The Restricted Stock Program administered by the Committee, provides for the issuance of Restricted Stock Awards to employees, directors or other independent advisors designated by the Committee.

The following table summarizes stock options outstanding and changes during the quarterly period ended September 30, 2007:

	Outstanding Options
	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in months)	Aggregate Intrinsic Value
Options outstanding at June 30, 2007	2,305,600	0.38	64.38	$—
Granted	150,000	0.44	84.0
Exercised	—	—	—	—
Cancelled or forfeited	—	—	—	—
Options outstanding at September 30, 2007	2,455,600	0.382	64.38	$313,865
Options exercisable at September 30, 2007	1,588,933	0.43	42.93	$169,517

The total intrinsic value, or the difference between the exercise price and the market price on the exercise dates, of all options exercised during the quarterly period ended September 30, 2007, was zero as no options were exercised.  Consequently, no cash was received, nor did the Company realize any tax deductions related to exercise of stock options during the quarter.

Stock options outstanding and currently exercisable at September 30, 2007 are as follows:

Outstanding options				Exercisable options
Range of exercise price	Number	Weighted average remaining contractual life (months)	Weighted average exercise price	Number	Weighted average exercise price
0.625 — 1.375	83,500	4.975	$0.787	83,500	$0.79
0.30-0.46	2,372,100	61.020	0.368	1,505,433	0.41

	2,455,600	64.38	$0.382	1,588,933	$0.43

Total estimated unrecognized compensation cost from unvested stock options as of September 30, 2007 was approximately $152,926 which is expected to be recognized over a weighted average period of approximately 65 months.

The weighted average per share fair value of stock options granted during the quarterly periods ending September 30, 2007 and 2006 was $0.34 and $0.33, respectively.  The fair value was estimated as of the grant date using the Black-Scholes option pricing model with the following assumptions:

	Three Months Ended September 30
	2007	2006
Volatility	84.7%	111.5%
Expected option term	7 years	7 years
Risk-free interest rate	4.40%	4.39%
Expected dividend yield	0%	0%

F1-11

In addition to the stock options discussed above, the Company recognized share-basis compensation expense related to Restricted Stock awards, of $3,333 for the three months ended September 30, 2007 and 2006.  The following table summarizes Non-vested Restricted Stock and the related activity as of and for the quarter ended September 30, 2007:

	Shares	Weighted Average Grant-Date Fair Value
Non-vested at July 1, 2007	66,667	$0.40
Granted	—	—
Vested	—	—
Non-vested at September 30, 2007	66,667	$0.40

(7)                                 RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

FAS 157, Fair Value Measurements.  In September, 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS 157”).  SFAS 157 defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements.  SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  We are currently assessing the impact that SFAS 157 will have on our results of operations and financial position.

SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115.”  In November 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115 (“SFAS 159”).  SFAS 159 is effective for fiscal years beginning after November 15, 2007.  SFAS 159 permits an entity to choose to measure many financial instruments and certain other items at fair value at specified election dates.  Subsequent unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings.  We do not believe that the adoption of SFAS 159 will have a material impact on our consolidated financial statements.

SFAS 141, “Business Combinations” and SFAS 160 “Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51.  In November 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combination (“FAS 141(R)”) and SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (“FAS 160”). FAS 141(R) will change how business acquisitions are accounted for and will impact financial statements both on the acquisition date and in subsequent periods. FAS 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. FAS 141(R) and FAS 160 are effective for both public and private companies for fiscal years beginning on or after December 15, 2008 (fiscal 2010 for the Company). FAS 141(R) will be applied prospectively. FAS 160 requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements of FAS 160 will be applied prospectively. Early adoption is prohibited for both standards. Management is currently evaluating the requirements of FAS 141(R) and FAS 160 and has not yet determined the impact on its financial statements.

(8)                                 NOTES PAYABLE

Notes payable consist of the following at September 30, 2007 and June 30, 2007:

September 30, 2007	June 30, 2007

Convertible term note payable to institutional investors, net of discount of $137,680 with interest at the greater of 12%, as adjusted by a stock trading formula, or prime plus 3% (10.75% and 11.25% as of September 30, 2007 and June 30, 2007), interest only from June 1, 2006 through October 1, 2006 and, via a note modification dated November 30, 2006, December 1, 2006 through November 1, 2007 and then due in monthly installments of $19,350.71 plus interest from December 1, 2007 through November 1, 2009, collateralized by all assets of the company and a partial guaranty by an officer of the Company

$326,735	$720,992

Convertible term note payable to institutional investors, net of discount of $620,178 with interest at the greater of 12%, as adjusted by a stock trading formula, or prime plus 3% (10.75% and 11.25% as of September 30, 2007 and June 30, 2007), interest only from December 28, 2006 through June, 2006 and, via a note modification dated November 30, 2006, December 1, 2006 through November 1, 2007 and then due in monthly installments of $42,546.04 plus interest from December 1, 2007 through November 1, 2009, collateralized by all assets of the company and a partial guaranty by an officer of the Company

400,926	703,496

F1-12

Term note payable to institutional investors, with interest at the greater of 12% or prime plus 3% (10.75% and 11.25% as of September 30, 2007 and June 30, 2007), interest only payments commencing June 1, 2006 until May 19, 2008, collateralized by all assets of the Company	500,000	500,000

Note payable, unsecured, to redeemable common stockholders, with interest at prime plus 2.0% (9.75% and 10.25% as of September 30, 2007 and June 30, 2007) due in monthly installments with principal payments ranging from $5,000 to $10,000 plus interest through August 2008	64,000	90,000
	1,291,661	2,014,488
Current portion, net of current portion of discount	(755,485)	(1,014,437)
Notes payable, excluding current portion and net of long-term portion of discount	$536,175	$1,000,051

The convertible notes payable restrict the payment of dividends on the Company’s common stock.

F1-13

FINANCIAL STATEMENTS

Corgenix Medical Corporation and Subsidiaries
Consolidated Financial Statements
June 30, 2007 and 2006

F2-1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Corgenix Medical Corporation:

We have audited the accompanying consolidated balance sheets of Corgenix Medical Corporation and subsidiaries (Company) as of June 30, 2007 and 2006, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Corgenix Medical Corporation and subsidiaries as of June 30, 2007 and 2006, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Hein & Associates LLP
Denver, Colorado
September 12, 2007

F2-2

CORGENIX MEDICAL CORPORATION
AND SUBSIDIARIES
Consolidated Balance Sheets

June 30, 2007 and 2006	2007	2006
Assets
Current assets:

Cash and cash equivalents	$1,324,072	$3,118,494
Accounts receivable, less allowance for doubtful accounts of $94,097 and $13,097	1,225,677	1,362,768
Inventories	2,558,456	1,635,549
Prepaid expenses	99,767	64,596
Total current assets	5,207,972	6,181,407

Property and Equipment:
Capitalized software costs	255,617	122,855
Machinery and laboratory equipment	944,663	671,495
Furniture, fixtures and office equipment	1,808,698	585,399
	3,008,978	1,379,749
Accumulated depreciation and amortization	(798,362)	(1,113,131)

Net Property and equipment	2,210,616	266,618

Intangible assets:
Patents, net of accumulated amortization of $1,117,544 and $1,093,970 respectively	—	—
License	332,838	27,848
	332,838	27,848
Other assets:
Deferred financing costs, net of amortization of $873,729 and $469,065	743,070	1,147,563
Due from officer	12,000	12,000
Due from Biosafe	125,000	250,000
Other	257,180	328,180
Total assets	$8,888,676	$8,213,616

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of notes payable, net of discount	$1,014,437	$770,151
Current portion of capital lease obligations	223,127	15,945
Accounts payable	844,338	511,397
Accrued payroll and related liabilities	271,994	270,542
Accrued interest	26,741	43,914
Deferred revenue	465,615	—
Accrued liabilities	291,491	364,348
Total current liabilities	3,137,743	1,976,297
Notes payable, net of discount, less current portion	1,000,051	1,290,776
Capital lease obligation, less current portion	442,775	5,130
Deferred Facility Lease Payable, excluding current portion	1,065,227	—
Total liabilities	5,645,796	3,272,203
Commitments and contingencies (notes 1 and 4)

Redeemable common stock, 880,282 shares issued and outstanding, aggregate redemption value of $450,000, net of unaccreted discount and issuance costs of $0	250,000	250,000

Stockholders’ equity:
Convertible Preferred stock, $0.001 par value, liquidation preference $464,730 and $700,000, respectively. Authorized 5,000,000 shares, Issued and outstanding 1,327,800 and 2,000,000 in 2007 and 2006, respectively	1,327,800	2,000,000
Common stock, $0.001 par value. Authorized 100,000,000 shares; Issued and outstanding 14,483,342 and 10,723,205 shares in 2007 and 2006, respectively	13,814	9,895
Additional paid-in capital	13,444,483	12,060,729
Accumulated deficit	(11,808,129)	(9,367,556)
Accumulated other comprehensive income (loss)	14,912	(11,655)
Total stockholders’ equity	2,992,880	4,691,413

Total liabilities and stockholders’ equity	$8,888,676	$8,213,616

See accompanying notes to consolidated financial statements.

F2-3

CORGENIX MEDICAL CORPORATION
AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Loss
Years ended June 30, 2007 and 2006

	2007	2006
Net sales	$7,367,933	$6,635,779
Cost of sales	2,828,737	2,461,901

Gross profit	4,539,196	4,173,878

Operating expenses:
Selling and marketing	2,065,573	1,626,165
Research and development	812,531	574,021
General and administrative	2,519,196	1,638,575
	5,397,300	3,838,761

Operating income (loss)	(858,104)	335,117

Other income (expense)
Other Income	153,344	86,232
Interest expense	(1,729,367)	(1,991,866)

Net loss before income taxes	(2,434,127)	(1,570,517)
Income taxes	6,446	15,895
Net loss	(2,440,573)	(1,586,412)
Imputed dividends on convertible preferred stock	—	2,280,000
Net loss attributable to common stockholders	$(2,440,573)	$(3,866,412)

Net loss per share basic and diluted	$(0.20)	$(0.41)

Weighted average shares outstanding — basic and diluted	12,467,479	9,482,559

Net loss	$(2,440,573)	$(1,586,412)

Other comprehensive income (loss) — foreign currency translation	26,567	(1,408)

Total comprehensive loss	$(2,414,006)	$(1,585,004)

See accompanying notes to consolidated financial statements.

F2-4

CORGENIX MEDICAL CORPORATION
AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity
Years ended June 30, 2007 and 2006

	Preferred Stock, Number of Shares	Preferred Stock $0.001 par	Common Stock, Number of Shares	Common Stock, $0.001 par	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Equity

Balances at July 1, 2005	—	$—	8,172,435	$7,292	$7,966,172	$(5,501,144)	$(13,063)	$2,459,257

Issuance of preferred stock for cash	2,000,000	2,000,000	—	—	2,000,000	(2,000,000)	—	2,000,000
Issuance of common stock in exchange for services	—	—	595,507	596	104,805	—	—	105,401
Issuance of warrants for financing costs	—	—		—	360,950	—	—	360,950
Issuance of common stock in exchange for debt and interest	—	—	1,615,341	1,614	482,989	—	—	484,603
Beneficial conversion feature of institutional convertible note Payable (note 3)	—	—	—	—	1,363,635	—	—	1,363,635
Issuance costs of convertible preferred stock	—	—	—		(228,849)	—	—	(228,849)
Exercise of warrants	—	—	382,738	383	6,537	—	—	6,920
Exercise of stock options	—	—	10,000	10	4,490	—	—	4,500
Cancellation of redeemable stock upon note pay down	—	—	(52,816)	—	—	—	—	—
Foreign currency translation	—	—	—	—	—	—	1,408	1,408
Net loss	—	—	—	—	—	(1,586,412)	—	(1,586,412)
Dividends on convertible preferred stock						(280,000)		(280,000)
Balances at June 30, 2006	2,000,000	2,000,000	10,723,205	9,895	12,060,729	(9,367,556)	(11,655)	4,691,413

Dividends on convertible preferred stock	280,000	280,000	—	—	—	—	—	280,000
Conversion of preferred stock into common stock	(952,200)	(952,200)	2,720,571	2,721	949,479	—	—	—
Issuance of common stock for services	—	—	240,587	241	46,057	—	—	46,298
Issuance of common stock for license	—	—	214,285	214	22,629	—	—	22,843
Issuance of common stock in exchange for debt and interest	—	—	743 142	743	222,201	—	—	222,944
Compensation expense recorded as a result of stock options issued	—	—	—	—	143,388	—	—	143,388
Cancellation of redeemable stock upon note pay down	—	—	(158,448)	—	—	—	—	—
Foreign currency translation	—	—	—	—	—	—	26,567	26,567
Net loss	—	—	—	—	—	(2,440,573)	—	(2,440,573)
Balances at June 30, 2007	1,327,800	$1,327,800	14,483,342	$13,814	$13,444,483	$(11,808,129)	$14,912	$2,992,880

See accompanying notes to consolidated financial statements.

F2-5

CORGENIX MEDICAL CORPORATION
AND SUBSIDIARIES
Consolidated Statements of Cash Flows

Years ended June 30, 2007 and 2006	2007	2006
Cash flows from operating activities:
Net loss	$(2,440,573)	$(1,586,412)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	362,326	108,474
Accretion of discount on notes payable	841,896	1,155,870
Amortization of deferred financing costs	404,664	429,625
Equity instruments issued for services	46,298	105,401
Common stock issued for interest	52,156	136,601
Compensation expense recorded for stock options issued	143,388	—
Gain on disposal of equipment	(6,729)	—
Bad debt expense	64,000	64,000
Changes in operating assets and liabilities:
Accounts receivable, net	110,861	(535,021)
Inventories	(918,079)	(419,523)
Prepaid expenses and other assets, net of warrants issued for finance costs	(365,880)	(573,116)
Accounts payable	300,360	54,101
Accrued payroll and related liabilities	18,092	34,121
Accrued interest and other liabilities	491,869	31,320
Net cash used in operating activities	(895,351)	(994,559)

Cash flows used in investing activities:
Proceeds from sale of equipment	43,051	—
Additions to equipment	(299,055)	(93,166)
Net cash used in investing activities	(256,004)	(93,166)

Cash flows from financing activities:
Proceeds from issuance of preferred stock, net of financing costs	—	1,771,151
Proceeds from issuance of common stock and exercise of stock options and warrants	—	11,420
Proceeds from issuance of notes payable, net of original issue discount	—	1,363,635
Payments on notes payable	(467,547)	(198,833)
Payments on capital lease obligations	(189,689)	(24,049)

Net cash provided (used) by financing activities	(657,236)	2,923,324

Net increase (decrease) in cash and cash equivalents	(1,808,591)	1,835,599

Impact of exchange rate changes on cash	14,169	930

Cash and cash equivalents at beginning of year	3,118,494	1,281,965

Cash and cash equivalents at end of year	$1,324,072	$3,118,494
Supplemental cash flow disclosures:
Cash paid for interest	$456,475	$182,104
Noncash investing and financing activities —
Equipment acquired under capital leases	$834,516	$—
Issuance of stock for debt	$170,788	$348,003
Issuance of stock for license	$22,843	$—
Placement warrants issued in connection with debt financing	$—	$360,969
Conversion of redeemable common stock to note payable	$—	$250,000
Imputed dividends on convertible preferred stock	$—	$2,280,000
Landlord buildout of new facility	$1,207,705	$—
Stock paid for interest	$52,156	$—
Restricted asset applied to note	$250,000	$—

See accompanying notes to consolidated financial statements.

F2-6

CORGENIX MEDICAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2007 and 2006

(9)                       Summary of Significant Accounting Policies

(a)              Business and Basis of Presentation

Corgenix (formerly known as REAADS Medical Products) develops, manufactures and markets diagnostic products for the serologic diagnosis of certain vascular diseases and autoimmune disorders using proprietary technology.  The Company markets its products to hospitals and free-standing laboratories worldwide through a network of sales representatives, distributors and private label (OEM) agreements.  The Company’s corporate offices and manufacturing facility are located in Westminster, Colorado.

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Corgenix, Inc. and Corgenix (UK) Limited (“Corgenix UK”).  Corgenix UK was established as a United Kingdom company during 1996 to market the Company’s products in Europe.  Transactions are generally denominated in U.S. dollars.

(b)              Principles of Consolidation

The consolidated financial statements include the financial statements of Corgenix Medical Corporation and its wholly owned subsidiaries.  Inter-company balances and transactions have been eliminated in consolidation.

(c)               Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ significantly from those estimates.

(d)              Cash and Cash Equivalents

The Company considers all highly liquid debt instruments purchased with maturities of three months or less at purchase to be cash equivalents.

(e)               Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest.  The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable.  The Company determines the allowance based on historical write-off experience.  The Company reviews its allowance for doubtful accounts monthly.  Past due balances over 90 days and over a specified amount are reviewed individually for collectibility.  Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.  The Company does not have any off-balance-sheet credit exposure related to customers.

(f)                 Inventories

Inventories are recorded at the lower of cost or market, using the first-in, first-out method.  A provision is recorded to reduce excess and obsolete inventories to their estimated net realizable value, when necessary.  No such provision was recorded as of and for the two years ended June 30, 2007.  Components of inventories as of June 30 are as follows:

F2-7

	2007	2006
Raw materials	$412,883	$294,820
Work-in-process	1,355,174	582,091
Finished goods	790,399	758,638
	$2,558,456	$1,635,549

(g)              Equipment and Software

Equipment and software are recorded at cost.  Equipment under capital leases is recorded initially at the present value of the minimum lease payments.  No equipment was acquired under capital leases in 2006.  Equipment acquired under capital leases amounted to $834,516 in fiscal 2007.  Depreciation and amortization expense, which totaled $362,326 and $108,474 for the years ended June 30, 2007 and 2006, respectively, is calculated primarily using the straight line method over the estimated useful lives of the respective assets which range from 3 to 7 years.  Capitalized software costs are related to the Company’s web site development, which is being amortized over three years, beginning in October 2002 and its accounting software, which is being amortized over five years, beginning in March 2007.

(h)              Intangible Assets

Intangible assets consist of purchased patents and goodwill.  Purchased patents and licenses are amortized using the straight-line method over the shorter of 15 years or the remaining life of the patent or license.  The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets (SFAS No. 142) on July 1, 2002.  Pursuant to SFAS No. 142, goodwill and intangible assets acquired in a purchase business combination and determined to have indefinite lives and licenses acquired with no definite term are not amortized, but instead are tested for impairment at least annually in accordance with the provisions of this statement.  Identifiable intangibles with estimated useful lives continue to be amortized over their respective estimated useful lives and reviewed for impairment in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long Lived Assets.

On March 1, 2007, we executed an exclusive license agreement (the “License Agreement”) with Creative Clinical Concepts, Inc. (“CCC”).  The License Agreement provides that CCC license to us certain products and assets related to determining the effectiveness of aspirin and / or anti-platelet therapy (collectively, “Aspirin Effectiveness Technology,” or the “Licensed Products”).  The Aspirin Effectiveness Technology includes US trademark registration number 2,688,842, which includes the term “AspirinWorks”® and related designs.

The License Agreement imposes caps on the total amount of cash, common stock, and warrant payments from us to CCC from the date of execution through to and including the third anniversary payment.  Under that cap limitation, the total anniversary payments will not exceed $200,000 in cash, $300,000 in value of shares of common stock (as valued on the date of issue), and 300,000 warrants to purchase shares of common stock at an exercise price of $0.35 per share.

The License Agreement also requires that, for all sales of the Licensed Products subsequent to the execution of the agreement, we pay CCC a quarterly royalty fee equal to seven percent of net sales of the Licensed Products during the immediately preceding quarter.  The License Agreement’s caps on payments from us to CCC do not apply to royalty payments.

(i)                 Advertising Costs

Advertising costs are expensed when incurred.  Advertising costs included in selling and marketing expenses totaled $63,775 and $57,801 in fiscal 2007 and 2006, respectively.

(j)                 Income Taxes

Income taxes are accounted for under the asset and liability method.  Deferred tax assets and liabilities are recognized for net operating loss and other credit carry forwards and the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the tax effect of transactions are expected to be realized.  The effect on deferred tax

F2-8

assets and liabilities of a change in tax rates is recognized in the consolidated statements of operations in the period that includes the enactment date.

Deferred tax assets are reduced by a valuation allowance for the portion of such assets for which it is more likely than not the amount will not be realized.  Deferred tax assets and liabilities are classified as current or noncurrent based on the classification of the underlying asset or liability giving rise to the temporary difference or the expected date of utilization of the carry forwards.

(k)              Revenue Recognition

Revenue is recognized upon shipment of products.  Sales discounts and allowances are recorded at the time product sales are recognized and are offset against sales revenue.  When revenue is received by a customer in advance of shipment of products, in exchange for a discount, it is credited to deferred revenue and taken into revenue upon eventual shipment of the products.

(l)                 Research and Development

Research and development costs and any costs associated with internally developed patents, formulas or other proprietary technology are expensed as incurred.  Research and development expense for the years ended June 30, 2007 and 2006 totaled $812,531 and $574,021 respectively.  Revenue from research and development contracts represents amounts earned pursuant to agreements to perform research and development activities for third parties and is recognized as earned under the respective agreement.  Because research and development services are provided evenly over the contract period, revenue is recognized ratably over the contract period.  Research and development agreements in effect in 2007 and 2006 provided for fees to the Company based on time and materials in exchange for performing specified research and development functions.  Contract research and development revenues were $136,278 and $62,934 for the years ended June 30, 2007 and 2006, respectively.  Research and development contracts are generally short term with options to extend, and can be cancelled under specific circumstances.

(m)           Long-Lived Assets

The Company reviews long-lived assets, including intangibles, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.  Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period.  The Company evaluates the recoverability of long-lived assets based upon forecasted undiscounted cash flows.  Should an impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset.

(n)              Stock-Based Compensation

Adoption of SFAS 123(R)

Effective July 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standard No. 123 (revised 2005), “Share-Based Payment” (SFAS 123(R)”) using the modified prospective transition method.  In addition, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 “Share-Based Payment (“SAB 107”) in March 2006, which provides supplemental SFAS 123(R) application guidance based on the views of the SEC.  Under the modified prospective transition method, compensation cost recognized in the fiscal year ended June 30, 2007, includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of July 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and (b) compensation cost for all share-based payments granted beginning July 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R).  In accordance with the modified prospective transition method, results for prior periods have not been restated.

The adoption of SFAS 123(R) resulted in stock compensation expense for the year ended June 30, 2007 of $143,388 charged to general and administrative expenses.  This expense increased basic and diluted loss per share by $0.01.  The Company did not recognize a tax benefit from the stock compensation expense because the stock options are incentive stock options.

F2-9

The Black-Scholes option-pricing model was used to estimate the option fair values.  The option-pricing model requires a number of assumptions, of which the most significant are expected stock price volatility, the expected pre-vesting forfeiture rate and the expected option term (the amount of time from the grant date until the options are exercised or expire).  Expected volatility was calculated based upon actual historical stock price movements over recent periods equal to the expected option term.  Expected pre-vesting forfeitures were estimated based on actual historical pre-vesting forfeitures over recent periods for the expected option term.  The expected option term was calculated using the “simplified” method permitted by SAB 107.

Pro-Forma Stock Compensation Expense for Fiscal Year Ended June 30, 2006

For the fiscal year ended June 30, 2006, the Company applied the intrinsic value method of accounting for stock options as prescribed by APB 25.  Since all options granted to employees during the fiscal year ended June 30, 2006 had an exercise price equal to the closing market price of the underlying common stock on the grant date, no compensation expense was recognized.  If compensation expense had been recognized based on the estimated fair value of each option granted in accordance with the provisions of SFAS 123 as amended by Statement of Financial Accounting Standard 148, our net loss and net loss per share would have been increased to the following pro-forma amounts:

2006
Net loss attributable to common shareholders as reported	$(3,866,412)
Deduct total stock-based employee compensation expense determined under fair-value method for all awards, net of tax	(120,162)
Pro forma net loss	$(3,986,574)
Net loss per share, basic and diluted as reported	$(0.41)
Net loss per share, basic and diluted pro forma	$(0.42)

Pro-forma compensation expense under SFAS 123, among other computational differences, does not consider potential pre-vesting forfeitures.  Because of these differences, the pro-forma stock compensation expense presented above for the prior fiscal year ended June 30, 2006 under SFAS 123(R) are not directly comparable.  In accordance with the modified prospective transition method of SFAS 123(R), the prior fiscal year’s comparative results have not been restated.

(o)              Earnings Per Share

Basic earnings (loss) per share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding.  Diluted earnings (loss) per share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding increased for potentially dilutive common shares outstanding during the period.  The dilutive effect of stock options and their equivalents is calculated using the treasury stock method.  Options and warrants to purchase common stock totaling 34,236,238 and 32,923,526 shares for fiscal years 2007 and 2006 respectively, are not included in the calculation of weighted average common shares-diluted below as their effect would be to lower the net loss per share and thus be anti-dilutive.  Redeemable common stock is included in the common shares outstanding for purposes of calculating net income (loss) per share.

	2007	2006

Net loss attributable to common stockholders	$(2,434,127)	$(3,866,412)

Common and common equivalent shares outstanding:
Historical common shares outstanding at beginning of year	10,723,205	8,172,435
Weighted average common equivalent shares issued during year	1,744,274	1,310,124

Weighted average common shares — basic and diluted	12,467,479	9,482,559

Net loss per share — basic and diluted	$(.20)	$(.41)

F2-10

(p)              Warrants

The Company has recorded contingent stock purchase warrants in accordance with Emerging Issues Task Force Bulletin 96-18: Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.  At the grant date, the minimum number of warrants which may eventually be issued are recorded at their fair value, which is adjusted in subsequent periods for revisions of the minimum number of warrants to be issued and the then current fair value of the warrants.

(q)              Foreign Currency Transactions

The accounts of the Company’s foreign subsidiary are generally measured using the local currency as the functional currency.  For those operations, assets and liabilities are translated into U.S. dollars at period-end exchange rates.  Income and expense accounts are translated at average monthly exchange rates.  Adjustments resulting from such translation are accumulated in other comprehensive income as a separate component of stockholders’ equity.

(r)                Liquidity

The Company has incurred operating losses and negative cash flow from operations for most of its history.  Losses incurred since its inception have aggregated $9,528,129, and there can be no assurance that the Company will be able to generate positive cash flows to fund its operations in the future or to pursue its strategic objectives.  Historically, the Company has financed its operations primarily through long-term debt and the sales of common, redeemable common, and preferred stock.  The Company has also financed operations through sales of diagnostic products and agreements with strategic partners.  Accounts receivable decreased 10.1% to $1,225,677, from $1,362,768 as of June 30, 2007, primarily as a result of accelerated collection procedures.

We have developed and are continuing to strive to implement an operating plan intended to eventually achieve sustainable profitability and positive cash flow from operations.  Key components of this plan include accelerating revenue growth and the cash to be derived from existing product lines as well as new diagnostic products, expansion of our strategic alliances with other biotechnology and diagnostic companies, improving operating efficiencies to reduce cost of sales, thereby improving gross margins, and lowering overall operating expenses.  Management has been successful in increasing revenues in the current fiscal year ended June 30, 2007 by $732154 or 11.5%., and is forecasting continued revenue growth for the fiscal year ended June 30, 2008.  However, management has not yet achieved the necessary level of operating efficiencies to lower our cost of sales and operating expenses, and consequently, we have scaled back expenditures, periodically delayed payments on accounts payable, and, in November of 2006, entered into a twelve month principal deferral agreement with our convertible debt holders in order to maintain financial liquidity.  This deferral was previously reported in filings to the SEC.  There are significant risks associated with the operating plan and we might be forced to further modify the plan if circumstances change, in order to achieve the goals of sustained profitability and positive cash flow from operations.

Although the operating plan is intended to achieve sustainable profitability and positive cash flow from operations, it is possible that we may not be successful in our efforts.  Even with our operating plan, we expect to continue incurring operating losses for the first three to six months of fiscal 2008, as it will take time for our strategic and operating initiatives to have a positive effect on our business operations and cash flow.  In view of this, in July 2007, we reported that we have entered into subscription and other agreements to complete a private placement with certain institutional and other accredited investors.  As of July 31, we had sold $725,000 in interests in this placement.

Should any other significant negative events occur, our financial liquidity position will most likely be negatively impacted by our not achieving positive cash flow from operations.  Given all of these circumstances, as noted above, we have secured additional equity financing.  It is also possible that we may also experience future defaults under the agreements with our convertible debt holders and/or redeemable common shareholder, e.g., for non payment of amounts due, in which case they would be entitled to accelerate the amounts payable to them.  We do not believe that any defaults will occur in fiscal 2008.  In order to help satisfy our working capital requirements we have raised additional funds through the sale of equity securities.  In addition, if we are not able to achieve the hoped-for sales increases, we may need to enter into collaborative agreements with third parties or evaluate the possible divestiture of product lines.  In addition, we may be required to reduce our sales and

F2-11

marketing activities, reduce the scope of or eliminate our research and development programs, or relinquish rights to technologies or products that we might otherwise seek to develop or commercialize.

(s)                Recently Issued Accounting Pronouncements

FAS 155 Disclosure, “Accounting for Certain Hybrid Financial Instruments.”  In February 2006, the FASB issued Statement of Financial Accounting Standards No. 155 Accounting for Certain Hybrid Financial Instruments (“SFAS 155”).  SFAS 155 amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities (“Statement 133”), and No. 140, Accounting for Transfers and Servicing Financial Assets and Extinguishments of Liabilities (“Statement 140”).  SFAS 155 resolves issues addressed in Statement 133 Implementation Issue No.  D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.”  SFAS 155 permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133, and establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation.  It also clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instruments that pertains to a beneficial interest other than another derivative financial instrument.  This Statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006.  The Company has not yet determined the impact of the adoption of SFAS 155 on our financial statements, if any.

SFAS No. 156 Disclosure, Accounting for Servicing of Financial Assets-An Amendment to FASB Statement No. 140”  In March 2006, the FASB issued Statement of Financial Accounting Standards No. 156, Accounting for Servicing of Financial Assets-an amendment to FASB Statement No. 140 (“SFAS 156”).  SFAS 156 requires that all separately recognized servicing rights be initially measured at fair value, if practicable.  In addition, SFAS 156 permits an entity to choose between two measurement methods (amortization method or fair value measurement method) for each class of separately recognized servicing assets and liabilities.  SFAS 156 is effective for the Company as of January 1, 2007.  The Company does not believe that the adoption of SFAS 156 will have a material impact on its consolidated financial statements.

FASB Interpretation No. 48 Disclosure, Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109.  In July 2006, the FASB issued Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109 (“FIN 48”).  FIN 48 clarifies the application of SFAS 109 by defining a criterion that an individual tax position must meet for any part of the benefit of that position to be recognized in an enterprise’s financial statements and also provides guidance on measurement, de-recognition, classification, interest and penalties, accounting in interim periods and disclosure.  FIN 48 is effective for the Company as of July 1, 2007.  At this time, we have not completed our review and assessment of the impact of adoption of FIN 48.

FAS 157 Fair Value Measurements.  In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157 Fair Value Measurements (“SFAS 157”).  SFAS 157 defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements.  SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  We are currently assessing the impact that SFAS 157 will have on our results of operations and financial position.

SFAS 158 Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.  In September 2006, the FASB issued Statement of Financial Accounting Standards No. 158 Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (“SFAS 158”).  SFAS 158 requires employers to fully recognize the obligations associated with single-employer defined benefit pension, retiree healthcare and other postretirement plans in their financial statements.  The provisions of SFAS 158 are effective as of the end of the fiscal year ending June 30, 2007.  The Company does not believe that the adoption of SFAS 158 will have a material impact on its consolidated financial statements.

SAB 108 Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.  In September 2006, the SEC staff issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements

F2-12

(“SAB 108”) .  SAB 108 requires public companies to quantify errors using both a balance sheet and income statement approach and evaluate whether either approach results in quantifying a misstatement as material, when all relevant quantitative and qualitative factors are considered.  The guidance in SAB 108 is effective for the fiscal year ending June 30, 2007.  We do not believe that the adoption of SAB 108 will have a material impact on our consolidated financial statements.

SFAS 159 The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115.  In November 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — including an Amendment of FASB Statement No. 115 (“SFAS 159”).  SFAS 159 is effective for fiscal years beginning after November 15, 2007.  SFAS 159 permits an entity to choose to measure many financial instruments and certain other items at fair value at specified election dates.  Subsequent unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings.  The Company does not believe that the adoption of SFAS 159 will have a material impact on its consolidated financial statements.

(10)                Notes Payable

Notes payable consist of the following at June 30, 2007 and 2006:

	June 30, 2007	June 30, 2006

Convertible term note payable to institutional investors, net of discount of $223,838 with interest at the greater of 12%, as adjusted by a stock trading formula, or prime plus 3% (11.25% as of June 30, 2007), interest only from June 1, 2006 through October 1, 2006 and, via a note modification dated November 30, 2006, December 1, 2006 through November 1, 2007 and then due in monthly installments of $39,430.56 plus interest from December 1, 2007 through November 1, 2009, collateralized by all assets of the company and a partial guaranty by an officer of the Company	$720,992	$695,740

Convertible term note payable to institutional investors, net of discount of $496,504 with interest at the greater of 12%, as adjusted by a stock trading formula, or prime plus 3% (11.25% as of June 30, 2007), interest only from December 28, 2006 through June, 2006 and, via a note modification dated November 30, 2006, December 1, 2006 through November 1, 2007 and then due in monthly installments of $50,000 plus interest through November 1, 2009, collateralized by all assets of the Company	703,496	415,187

Term note payable to institutional investors, with interest at the greater of 12% or prime plus 3% (12% as of June 30, 2007), interest only payments commencing June 1, 2006 until May 19, 2008, collateralized by all assets of the Company	500,000	500,000

Restricted, non-amortizing term note payable to institutional investors, with interest at prime (8.25% at June 30, 2007), interest only payments commencing June 1, 2006 until the earlier of May 19, 2008 or the date the proceeds to the company are no longer restricted, collateralized by all assets of the Company	0	250,000

Note payable, unsecured, to redeemable common stockholders, with interest at prime plus 2.0% (10.25% at June 30, 2007) due in monthly installments with principal payments ranging from $5,000 to $10,000 plus interest through August 2008	90,000	200,000

	2,014,488	2,060,927
Current portion, net of current portion of discount	(1,014,437)	(770,151)
Notes payable, excluding current portion and net of long-term portion of discount	$1,000,051	$1,290,776

The convertible notes payable restrict the payment of dividends on the Company’s common stock.

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Aggregate maturities of notes payable by year, as of June 30, 2007, are as follows:

Years ending June 30:
2008	$1,202,017
2009	1,087,167
2010	445,646
Less unaccreted discount on convertible notes	(720,342)
Net maturities	$2,014,488

(11)                Equity

(a)              Employee Stock Purchase Plan

Effective January 1, 1999, the Company adopted an Employee Stock Purchase Plan to provide eligible employees an opportunity to purchase shares of its common stock through payroll deductions, up to 10% of eligible compensation.  The plan is registered under Section 423 of the Internal Revenue Code of 1986.  Each quarter, participant account balances are used to purchase shares of stock at the lesser of 85% of the fair value of shares on the first business day (grant date) and last business day (exercise date) of each quarter.  No right to purchase shares shall be granted if, immediately after the grant, the employee would own stock aggregating 5% or more of the total combined voting power or value of all classes of stock.  A total of 200,000 common shares have been registered with the Securities and Exchange Commission (SEC) for purchase under the plan.  In fiscal 2006, 30,509 shares were issued under the plan.  In fiscal 2006, 16,145 shares were issued under the plan.

There was no compensation expense recognized for the 15% discount on shares purchased under this plan in fiscal 2007.  In fiscal 2006, the compensation expense recognized for the 15% discount on shares purchased under this plan amounted to $1,697.

(b)              Incentive Stock Option Plan

Stock Options as of June 30, 2007

The Company’s Amended and Restated 1999 Incentive Stock Plan and the 2006 Incentive Compensation Plan (the “Plan”) provides for two separate components.  The Stock Option Grant Program, administered by the Compensation Committee (the “Committee”) appointed by the Company’s Board of Directors, provides for the grant of incentive and non-statutory stock options to purchase common stock to employees, directors or other independent advisors designated by the Committee.  The Restricted Stock Program administered by the Committee, provides for the issuance of Restricted Stock Awards to employees, directors or other independent advisors designated by the Committee.

The following table summarizes stock options outstanding and changes during the fiscal years ended June 30, 2006 and 2007:

	Outstanding Options
	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in months)	Aggregate Intrinsic Value
Options outstanding at June 30, 2005	1,077,300	0.41	59.74	$—
Granted	220,000	0.41	77.30
Exercised	(10,000)	0.45	82.00
Cancelled, expired or forfeited	(25,000)	0.30	74.00
Options outstanding at June 30, 2006	1,262,300	0.40	59.74	$—
Granted	1,085,000	0.37	74.90
Exercised	—	—	—
Cancelled, expired or forfeited	(41,700)	0.98	12.25
Options outstanding at June 30, 2007	2,305,600	0.38	64.38	$—
Options exercisable at June 30, 2007	1,172,267	0.39	51.12	$—

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The total intrinsic value, or the difference between the exercise price and the market price on the date of exercise, of all options exercised during the twelve-month period ended June 30, 2007, was zero as no options were exercised.  Consequently, no cash was received, nor did the Company realize any tax deductions related to exercise of stock options during the year.

Stock options outstanding and currently exercisable at June 30, 2007 are as follows:

Outstanding options				Exercisable options
Range of exercise price	Number	Weighted average remaining contractual life (months)	Weighted average exercise price	Number	Weighted average exercise price

$0.625 — $1.375	83,500	7.98	0.79	83,500	0.79
$0.30 — $0.46	2,222,100	62.47	0.36	1,088,767	0.36

	2,305,600	64.38	$0.38	1,172,267	$0.39

Total estimated unrecognized compensation cost from unvested stock options as of June 30, 2007, was approximately $351,019, which is expected to be recognized over a weighted average period of approximately 67.64 months.

The weighted average per share fair value range of stock options granted during the twelve-month periods ending June 30, 2007 and 2006 was $0.018-$0.33 and $0.24-$0.36, respectively.  The fair value was estimated as of the grant date using the Black-Scholes option pricing model with the following assumptions:

	Fiscal Year Ended June 30,
	2007	2006
Volatility	111.5%	111.5%
Expected option term	7 years	7 years
Risk-free interest rate	4.39%	4.39%
Expected dividend yield	0%	0%

In addition to the stock options discussed above, the Company recognized share-based compensation expense related to Restricted Stock awards of $3,333 and $13,332 for the three months and fiscal year ended June 30, 2007.  No such share-based compensation expense was recognized for the quarter and fiscal year ended June 30, 2006.  The following table summarizes Non-vested Restricted Stock and the related activity as of and for the fiscal year ended June 30, 2007:

	Shares	Weighted Average Grant-Date Fair Value

Non-vested at July 1, 2006	100,000	$0.40
Granted	—	—
Vested	33,333	0.40
Non-vested at June 30, 2007	66,667	$0.40

As of June 30, 2007, there were also 31,930,638 warrants issued to institutional investors, consultants, and employees outstanding and exercisable ranging in prices from $.23 to $.68 per share with a weighted average exercise price of $.38 per share.  Of these warrants, 115,000 were issued in fiscal 2007 and 20,457,140 were issued in fiscal 2006.  Fair value was determined using the Black Scholes option — pricing model with the following assumptions: no expected dividends, volatility of 111.5% in fiscal 2007 and 111.5% to 159.9% in fiscal 2006, risk-free interest rate of 4.39% in fiscal 2007 and 3.30 % to 4.39% in fiscal 2006, and expected lives of seven years in fiscal 2007 and 2006.

(c)               Preferred Stock

On December 28, 2005 the Company issued to Barron Partners, L.P., or Barron, a New York based private partnership, two million shares of Series A Convertible Preferred Stock.  The shares of Series A Convertible Preferred Stock were sold at $1.00 per share for gross proceeds of $2,000,000.  Each share of preferred stock is

F2-15

convertible initially into 2.8571428571 shares of the Company’s common stock.  In addition, Corgenix issued warrants to Barron to acquire up to an additional 15,000,000 shares of Corgenix common stock, of which 5,000,000 are exercisable at $0.40 per share, 5,000,000 are exercisable at $0.50, and 5,000,000 are exercisable at $0.60.  The warrants are exercisable for five years from the date of issuance.

The exercise prices of the warrants, and the conversion rate and price of the shares of preferred stock, are subject to adjustment upon the occurrence of certain specified events, including issuance of additional shares of common stock or subdivision or combining of shares of common stock.

The conversion right as contained in the preferred stock certificate of designations and the exercise rights contained in the warrants provide that a holder will not convert an amount of preferred stock or exercise warrants to the extent that the number of shares held by the holder, when added to the number of shares of common stock beneficially owned by such holder or issuable if the holder exercised one or more of its warrants immediately prior to conversion, would exceed 4.9% of the Company’s issued and outstanding common stock.

The transaction with Barron also included a Registration Rights Agreement in which the Company agreed to file a registration statement on Form SB-2 covering the shares of common stock issuable upon the exercise of the warrants or the conversion of the preferred stock, which was declared effective on April 21, 2006.

At the closing, the Company reimbursed Barron $15,000 for due diligence expenses.  In addition, Ascendiant Securities, LLC acted as a financial advisor to the Company.  As compensation for its services, the Company paid to Ascendiant a success fee equal to 8% of the initial gross proceeds ($160,000), which fee was paid from escrow when those funds were released to Corgenix from escrow.  If and when the Barron warrants are exercised, then Corgenix would pay Ascendiant 8% of those gross proceeds.  Three warrants were issued to Ascendiant, each for the purchase of up to 552,380 shares, or 8% of the securities issued in the transaction, at $.40, $.50, and $.60 with net exercise rights.  The estimated fair value of the warrants upon issuance exceeded the $2,000,000 investment in the convertible preferred stock.  The estimated fair value of the warrants was calculated using the Black-Scholes option-pricing model with the following assumptions: no expected dividend yield, 111.5% volatility, risk free interest rate of 4.39% and an expected life of five years.  Since the convertible preferred stock was immediately convertible, the entire value of the calculated discount (value of the warrants) was deemed to be imputed dividends on the convertible preferred stock.

As constituted on December 28, 2005, the Company had 40 million shares of common stock authorized, of which approximately 9.3 million shares were issued and outstanding, and approximately 30.7 million were reserved for issuance to accommodate the exercise or conversion of warrants, options, and convertible debt that is currently outstanding.  If all of the shares of preferred stock and warrants issued to Barron in the recent financing were converted or exercised at that point, then approximately 20.7 million shares of common stock would be needed to satisfy such activity.

A special meeting of the shareholders of the Company was held on March 24, 2006 to vote upon an amendment to the articles of incorporation increasing the number of authorized shares of Common Stock from 40 million to 100 million (the “Share Increase Amendment”).  The Share Increase Amendment was adopted by the Company’s shareholders at the special meeting.  As a result, the $2,000,000 plus accrued interest was released to the Company, and the preferred stock certificates were issued from escrow to Barron.  In addition, because the Share Increase Amendment was adopted and approved by the Company’s shareholders, the Company has reserved and keeps available shares of common stock for the purpose of enabling the Company to issue the shares of common stock underlying the preferred stock and warrants issued to Barron.

Corgenix granted to Barron the right to participate in any subsequent financings by the Company on a pro rata basis at one hundred percent (100%) of the offering price; provided that any such right to participate shall be effective if and only if the right of first refusal in favor of the Company’s current convertible debt investors has not been exercised.

The December 28, 2005 Convertible Preferred financing agreements with Barron Partners, L.P., or Barron, stated that if the Company’s EBITDA for the audited fiscal year ended June 30, 2006, as calculated based upon the audited financial statements filed with the Company’s Form 10-KSB filed with the Securities and Exchange Commission, was less than $1,150,000, then the Company must issue to Barron such number of additional shares of preferred stock equal to 2,000,000 multiplied by the percentage by which EBITDA is less than $1,150,000, expressed as a positive number; provided that in no event will the number of additional shares of preferred stock

F2-16

issued due to this EBITDA adjustment exceed 14% of the number of shares of Preferred Stock originally issued to Barron, or 280,000 shares.  For example if EBITDA was $920,000 (20% decline) then the Company would issue to the Investor an additional 14% (i.e., 280,000) shares of preferred stock; provided that at the time Barron continues to hold all 2,000,000 shares of preferred stock originally issue on the Closing.  EBITDA is defined in the Preferred Stock Purchase Agreement as net income of the Company, before interest, taxes, depreciation, amortization and one time charges, including, but not limited to, loss on the extinguishment of debt.  EBITDA for the fiscal year ended June 30, 2006 was $443,591, therefore, on October 4, 2006, the Company issued 280,000 additional shares of preferred stock to Barron.

The Company agreed that a majority of the members of the board of directors, and a majority of the compensation and audit committees, would be qualified independent directors, as defined by the NASD, within 90 days after December 28, 2006.  As of March 30, 2006, these requirements have been fulfilled.

(12)                Commitments and Contingencies

(a)              Leases

The Company is obligated under various noncancellable operating and capital leases primarily for its operating facilities and certain office equipment.  The leases generally require the Company to pay related insurance costs, maintenance costs and taxes.  Rent expense on operating leases is reflected on a straight-line basis over the lease term.  Future minimum lease payments under noncancellable leases, with initial or remaining terms in excess of one year, as of June 30, 2007, are as follows:

	Capital Leases	Operating Leases

Years ending June 30:
2008	$279,180	$444,227
2009	272,033	441,611
2010	173,805	442,079
2011	48,222	452,191
2012	8,779	417,760
Thereafter	—	150,035
Total future minimum lease Payments	$782,019	$2,347,903

Less amounts representing interest	(116,117)
Present value of minimum capital lease payments	665,902
Less current portion	(223,127)
Capital lease obligations less current portion	$442,775

Rent expense totaled $271,915 and $248,880 for the years ended June 30, 2007 and 2006, respectively.

(b)              Employment Agreements

The Company has employment agreements with five key employees, all of whom are also stockholders.  In addition to salary and benefit provisions, these agreements include defined commitments by the Company should the employees terminate their employment with or without cause.

(c)               Redeemable Common Stock and Warrants

On July 1, 2002, as part of the Medical & Biological Laboratories Co., Ltd. (MBL) Agreement, MBL purchased shares of the Company’s common stock for $500,000, which MBL can require the Company to repurchase at the same price in the event that a previously existing distribution agreement with RhiGene, Inc. is terminated.  For no additional consideration, MBL was also issued warrants to purchase an additional 880,282 shares of Common Stock at a price of $.568 per share, which is equal to an aggregate amount of $500,000.  These warrants were due to expire on July 3, 2007 and may be exercised in whole or in part at any time prior to their expiration.  The estimated fair value of the warrant upon issuance was calculated as $401,809 using the Black Scholes option-pricing model with the following assumptions:  no expected dividend yield, 143% volatility, risk free interest rate of 4.2% and an expected life of five years.  The gross proceeds of $500,000 were allocated $277,221 to redeemable common stock and $222,779 to the related warrants based on the relative fair values of the respective

F2-17

instruments to the fair value of the aggregate transaction.  Issuance costs and the discount attributed to the redeemable common stock upon issuance were accreted over the 33-month period to the first date whereupon the put option may be exercised, which was the expiration date of the distribution agreement between the Company and RhiGene, Inc. (March 31, 2006).  Furthermore, pursuant to the agreement with MBL, as long as MBL holds at least 50% of the common stock purchased under the MBL agreement, MBL must give its written consent with respect to the payment of any dividend, the repurchase of any of the Company’s equity securities, the liquidation or dissolution of the Company or the amendment of any provision of the Company’s Articles of Incorporation or Bylaws which would adversely affect the rights of MBL under the stock purchase transaction documents.  MBL was granted standard anti-dilution rights with respect to stock issuances not registered under the Securities Act.  MBL also received standard piggyback registration rights along with certain demand registration rights.

On March 31, 2005, our distribution agreement with RhiGene expired, and the Company signed a new distribution and OEM Supply Agreement with MBL International, Inc. (“MBLI”), a wholly owned subsidiary of MBL, which grants the Company non-exclusive rights to distribute MBL’s complete diagnostic line of autoimmune testing products in the U.S. and exclusive distribution rights to the OEM Label products worldwide excluding the U.S., Japan, Korea and Taiwan.  In addition, on August 1, 2005, the Company and MBL executed an Amendment to the Common Stock Purchase Agreement and Common Stock Purchase Warrant wherein one-half or 440,141 of the original redeemable shares are exchanged for a three-year promissory note payable with interest at prime (8.25% as of June 30, 2007) plus two percent with payments commencing before September 1, 2005.  The shares being exchanged for the promissory note will be returned to the Company quarterly on a pro rata basis as payments are made on the promissory note.  As of June 30, 2007, 211,264 redeemable shares have been returned to the Company under this agreement.  The remaining 440,141 shares will be redeemable by the Company at $0.568 per share as of August 1, 2008 for any shares still owned at that time by MBL and only to the extent that MBL has not realized at least $250,000 in gross proceeds upon the sales of its redeemable shares in the open market for the time period August 1, 2006 through August 30, 2008.  Finally, the warrants originally issued to MBL to purchase 880,282 shares have been extended to August 31, 2008, and re-priced from $0.568 per share to $0.40 per share.

(d)              Litigation

On January 4, 2007, we filed a complaint in the U.S. District Court for the District of Colorado against Biosafe Laboratories, Inc., a corporation organized and existing under the laws of the State of Illinois.  The complaint stated, among other things, that Corgenix and Biosafe were parties to a non-binding Letter of Intent dated September 12, 2006 (the “LOI”), under which the companies explored the possibility of a licensing arrangement between them for the sale of some of Biosafe’s products.  Upon execution of this non-binding LOI, we paid to Biosafe a deposit of $250,000 (the “Refundable Deposit”).  The LOI specifically required Biosafe to refund $225,000 of that deposit to us in the event that a binding agreement was not reached between the parties .  A binding agreement was never reached between the two companies and even though Biosafe was obligated to refund the Refundable Deposit to us and demand was made by us for said Refundable Deposit, Biosafe refused to return the Refundable Deposit.  We brought suit against Biosafe, and sought relief in the form of, but not limited to, the refund of the Refundable Deposit, in addition to all damages sustained.

On February 20, 2007, Biosafe disputed the above claims and filed a counterclaim against us, which stated, among other things, that we failed to go forward with the execution of the binding agreement after the terms of said agreement were fully negotiated and drafted and that the required funding had been secured.  It also claimed that we failed to disclose, in a timely fashion, that we needed Board of Director approval prior to execution of the binding agreement, and overall did not deal with Biosafe in good faith and with fair dealing.  Biosafe’s counterclaim claimed damages of $1,000,000.

On March 12, 2007, we filed our reply to the above counterclaims denying the validity of all of the counter claims by Biosafe and again requesting that judgment be entered in our favor and that we be awarded our $225,000 deposit and any other costs.

On June 22, 2007, Corgenix and Biosafe executed a Settlement Agreement (the “Agreement”).  The Agreement brought to an end litigation between the Company and Biosafe relating to the Refundable Deposit.  The Agreement required that Biosafe pay us the sum of $125,000.00 no later than July 2, 2007.  This amount was in fact paid to us on July 2, 2007.  The Agreement also required both the Company and Biosafe to dismiss, with prejudice, all claims related to the Letter of Intent.  The Agreement provided that each party bear its own costs and attorneys fees.

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(13)                Income Taxes

Income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 35% to pretax income as a result of the following:

	2007	2006
Computed expected tax benefit	$(850,000)	$(580,000)
Reduction (increase) in income taxes resulting from:
Permanent differences:
Amortization of debt discount	295,000	405,000
Deferred financing costs	52,000	52,000
Other	(32,000)	18,000
Impact of foreign loss not deductible in the U.S	—	—
Change in valuation allowance	570,000	192,000
Section 382 Limitation Freeup	(92,000)	(92,000)
Other	57,000	5,000
	$—	$—

Deferred tax assets related to the Company’s operations are comprised of the following at June 30, 2007.

Deferred tax assets (liabilities):
Current-
Salary and other accruals	$230,000
Bad debt allowance	35,000
Section 263A inventory capitalization	60,000
Non-Current-
Tax effect of net operating loss carry forward and R & D credit carry forward	1,840,000
Long-lived assets	20,000
Net deferred tax assets	2,185,000
Less valuation allowance	(2,185,000)

Net deferred tax assets	$—

At June 30, 2007, the Company has a net operating loss carry forward for income tax purposes of approximately $3,600,000 expiring during the period from 2014 to 2027.  Research and experimentation tax credit carry forwards approximate $450,000.  The utilization of net operating losses may also be limited due to a change in ownership under Internal Revenue Code Section 382.

A valuation allowance in the amount of the deferred tax asset has been recorded due to management’s determination that it is not more likely than not that the tax assets will be utilized.

(14)                Concentration of Credit Risk

The Company’s customers are principally located in the U.S., although there are a few significant foreign customers.  The Company performs periodic credit evaluations of its customers’ financial condition but generally does not require collateral for receivables.  The Company’s largest customer, a company headquartered in the U.S., represented approximately 16.0% and 5.7% of sales in the years ended June 30, 2007 and 2006, respectively, and approximately 14.4% and 14.8% of accounts receivable at June 30, 2007 and 2006, respectively.

(15)                Reportable Segments

The Company has two segments of business, North American and international operations.  North American operations transacts all sales in North America (U.S., Canada and Mexico).  International operations transacts all other sales.  The following table sets forth selected financial data for these segments for the years ended June 30, 2007 and 2006.

F2-19

	Year ended June 30, 2007
	North America	International	Total

Net sales — external customers	$6,528,984	$1,922,388	$8,451,372
Net sales — intercompany	(1,083,439)	—	$(1,083,439)
Total net sales	$5,445,545	$1,922,388	$7,367,933

Depreciation and amortization	$358,755	$3,571	$362,326

Interest expense	$1,726,535	$2,832	$1,729,367

Net income (loss)	$(3,039,249)	$598,676	$(2,440,573)
Segment assets	$8,156,103	$732,573	$8,888,676

	Year ended June 30, 2006
	North America	International	Total
Net sales — external customers	$5,958,442	$1,688,280	$7,646,722
Net sales — intercompany	(1,010,943)	—	$(1,010,943)
Total net sales	$4,947,499	$1,688,280	$6,635,779

Depreciation and amortization	$105,390	$3,084	$108,474

Interest expense	$1,987,926	$3,940	$1,991,866

Net income (loss)	$(2,171,721)	$585,309	$(1,586,412)
Segment assets	$7,625,303	$588,313	$8,213,616

F2-20

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Subject to certain limitations, Nevada Revised Statute 78.7502 provides that, “[a] corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: [i]s not liable pursuant to NRS 78.138; or (b) [a]cted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.”

Article Twelfth of the Company’s Amended and Restated Articles of Incorporation provides that, “[n]o director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.  Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

The Company maintains a policy of liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC Registration Fee	$49
Transfer Agent Fee	$1,000
Accounting Fees and Expenses	$15,000
Legal Fees and Expenses	$38,000
Printing and Engraving Costs	$8,000
Total	$62,049.00

All amounts other than the SEC registration fee are estimates.  We will pay all of the expenses of the offering, except that the selling shareholders will pay all brokerage or other commissions or other costs of sale.

RECENT SALES OF UNREGISTERED SECURITIES

See the transactions described in the “Market for Common Equity and Related Stockholder Matters” section of this prospectus.

In connection with these transactions, the Company relied upon the exemptions from registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder as each of the purchasers was an “accredited investor” as defined in Rule 501(a) of Regulation D.

Stock Issuance

On July 25, 2007 and September 17, 2007, we entered into subscription and other agreements to complete a private placement with certain institutional and other accredited investors (the “First Offering” and the “Second Offering,” respectively).  The Company’s offering consisted of common stock in the Company (the “Shares”) at the price of $0.25 per share.  For each Share purchased, every investor received an equal number of common stock purchase warrants (the “Warrants”).  One-third of the Warrants issued to each investor are exercisable at $0.34 per share with a one-year term, one-third are exercisable at $0.375 per share with a two-year term, and the remaining third are exercisable at $0.40 per share with a five-year term.  With the close of the Second Offering, the Company had sold Shares and Warrants for an aggregate of $860,000 in gross proceeds to the Company plus an overallotment of $129,000.

The Shares and Warrants were offered and sold in reliance on exemptions from registration pursuant to Section 4(2) of the Securities Act of 1933, and Rule 506 of Regulation D thereunder.  Each investor is an “accredited investor” as defined in Rule 501 of the same.

As an accommodation to the investors in both the First Offering, most of whom are current and long-term shareholders of the Company, and to help ensure that the Second Offering would be fully subscribed, the Company’s management agreed to register with the Securities and Exchange Commission all of the Shares and Shares issuable upon exercise of all of the Warrants sold in the First Offering and the Second Offering promptly after the final closing of the Second Offering.

Terra Nova Financial, LLC, an Illinois limited liability company (“Terra Nova”), acted as a placement agent for the Company.  Iliad Advisors, LLC, an Illinois limited liability company (“Iliad Advisors”), provided advisory services to Terra Nova on the transaction.  As compensation for Terra Nova’s services, we paid Terra Nova a fee equal to 7% of the aggregate offering price.  Terra Nova’s fee also includes warrants, due to Terra Nova at the close of the transaction, to purchase shares of our common stock at the offering price of $0.25 per share.  Because Terra Nova succeeded in selling the maximum offering plus the overallotment, totaling an aggregate of $989,000, it received $69,230 in cash, and warrants to purchase 276,920 shares of common stock at the exercise price of $0.25 per share.

On December 28, 2005, we entered into agreements to complete two separate private placement financings with certain institutional and other accredited investors.  With respect to the first private placement, the investor was Barron Partners, LP, or Barron, a New York based private partnership, and with respect to the second private placement, the investors were Truk Opportunity Fund, LLC, a Delaware limited liability company, Truk International Fund, LP, a Cayman Islands company, and CAMOFI Master LDC, a Cayman Islands company (together, the “Debt Investors”).

The first financing was a private placement to Barron consisting of two million shares of Series A Convertible Preferred Stock.  The shares of Series A Convertible Preferred Stock were sold at $1.00 per share for gross proceeds of $2,000,000.  Each share of preferred stock is convertible initially into 2.8571428571 shares of the Company’s common stock.  In addition, Corgenix issued warrants to Barron to acquire up to an additional 15,000,000 shares of Corgenix common stock, of which 5,000,000 are exercisable at $0.40 per share, 5,000,000 are exercisable at $0.50, and 5,000,000 are exercisable at $0.60.  The warrants are exercisable for five years from the date of issuance.

The December 28, 2005 Convertible Preferred financing agreements with Barron Partners, L.P., or Barron, stated that if the Company’s EBITDA for the audited fiscal year ended June 30, 2006, as calculated based upon the audited financial statements filed with the Company’s Form 10-KSB filed with the Securities and Exchange Commission, was less than $1,150,000, then the Company must issue to Barron such number of additional shares of preferred stock equal to 2,000,000 multiplied by the percentage by which EBITDA is less than $1,150,000, expressed as a positive number; provided that in no event will the number of additional shares of preferred stock issued due to this EBITDA adjustment exceed 14% of the number of shares of Preferred Stock originally issued to Barron, or 280,000 shares.  For example if EBITDA was $920,000 (20% decline) then the Company would issue to the Investor an additional 14% (i.e., 280,000) shares of preferred stock; provided that at the time Barron continues to hold all 2,000,000 shares of preferred stock originally issue on the Closing.  EBITDA is defined in the Preferred Stock Purchase Agreement as net income of the Company, before interest, taxes, depreciation, amortization and one time charges, including, but not limited to, loss on the extinguishment of debt.  EBITDA for the fiscal year ended June 30, 2006 was $443,591, therefore, on October 4, 2006, the Company issued 280,000 additional shares of preferred stock to Barron.

The second financing was a private placement with the Debt Investors representing net proceeds to the Company of $1,363,635.  This financing was made pursuant to the exercise of an additional investment right by such institutional investors that was granted to them pursuant to a financing on substantially similar terms completed on May 19, 2005.  This private placement included $1,500,000 in aggregate principal amount of Secured Convertible Term Notes due 2008.  Warrants to acquire approximately 3,800,000 shares of the Company’s common stock, at $0.23 per share, were also issued to the investors (the AIR Warrants).  On November 30, 2006, the Company executed an agreement to defer the minimum monthly principal payment amounts due on the secured convertible term notes that Truk Opportunity Fund, LLC, a Delaware company; Truk International Fund, LP, a Cayman Islands company; and CAMOFI Master LDC, a Cayman Islands company, formerly named DCOFI Master LDC, received in the May 19, 2005 and December 28, 2005 financing transactions.  The agreement postpones all principal payments otherwise due under each note beginning December 1, 2006 and ending December 1, 2007, at which time the remaining principal will be amortized over the subsequent twenty-four month period.  As consideration for this deferral, the Company will pay these note holders a total of $250,000, drawn entirely from a restricted cash account established at the closing of the May 2005 financing.  This agreement and the amendments to the notes will allow the Company to defer payment of $1,268,000 in principal payments over the next twelve months.

We also entered into a registration rights agreement whereby, among other things, we agreed to file a registration statement, of which this prospectus is a part, with the SEC, to register the resale of the shares of common stock that we will issue upon exercise of the warrants held by the Debt Investors and upon conversion of their notes, plus the resale of the shares of common stock that we will issue upon conversion of the convertible preferred stock and exercise of warrants issued to Barron.  We agreed to keep the registration statement effective until the date when all of the shares registered hereunder are sold or the date on which the shares registered hereunder can be sold without registration and without restriction as to the number of shares that may be sold.

On May 19, 2005, the Company issued 860,000 shares of restricted common stock to five investors at $0.25 per share, for an aggregate investment of $215,000.  This sale was conducted together with the larger debt financing described elsewhere in this registration statement.  The investors who purchased the 860,000 shares also received warrants, described in more detail below in the section captioned “Issuance of Warrants.”

On July 1, 2002, the Company entered into an agreement (“MBL Agreement”) with MBL under which the Company sold 880,282 shares, on a redeemable basis, of its $.001 par value common stock to MBL for gross proceeds of $500,000.  Net proceeds to the Company after issuance costs were $484,746.  Under the MBL Agreement, MBL was also granted a put option pursuant to which MBL could cause the Company to repurchase, at a future date, the common stock sold to MBL under the MBL Agreement.  Thus, the common stock sold has been designated “redeemable common stock.”  If exercised, the put option requires the stock to be repurchased at the original purchase price, payable in either a lump-sum purchase or financed over a six-month period.  The put option was exercisable by MBL any time after the termination or expiration of the distribution agreement between the Company and RhiGene, MBL’s U.S. subsidiary, upon any merger or consolidation of the Company with another corporation wherein the Company’s stockholders own less than 50% of the surviving corporation or upon any sale or other disposition of all or substantially all of the Company’s assets.  The present distribution agreement with RhiGene expired on March 31, 2005.  On March 31, 2005 we signed a new distribution and OEM Supply Agreement with MBL International, Inc., a wholly owned subsidiary of MBL, which will grant us non-exclusive rights to distribute MBL’s complete diagnostic line of autoimmune testing products in the United States and exclusive distribution rights to the OEM Label products worldwide excluding the United States, Japan, Korea and Taiwan.  In addition, Corgenix and MBL are negotiating a new stock redemption agreement with MBL wherein, in principle, one-half (440,141) of the original redeemable shares were converted into a three year note payable with interest at prime (6% as of May 5, 2005) plus two percent with payments commencing June 1, 2005.  The remaining 440,141 shares will be redeemable by the Company at $0.568 per share as of June 1, 2008 for any shares still owned at that time by MBL and only to the extent that MBL has not realized at least $250,000 in gross proceeds upon the sales of its redeemable shares in the open market for the time period June 1, 2005 through May 31, 2008.  Finally, the warrants originally issued to MBL to purchase 880,282 shares are expected to be extended one year to July 3, 2008 and will be re-priced with respect to their exercise price.

On August 1, 2005 the Company and MBL executed an Amendment to the Common Stock Purchase Agreement and Common Stock Purchase Warrant wherein one-half, or 440,141, of the original redeemable shares were exchanged for a three-year promissory note payable with interest at prime plus two percent (7.75% as of June 30, 2006) with payments having commenced in September, 2005.  The shares exchanged for the promissory note will be returned to the Company quarterly on a pro rata basis as payments are made on the promissory note.  As of September 30, 2006, a total of 105,632 shares have been redeemed by the Company.

Corgenix Purchase of Equity Securities

Period	(a) Total number of shares purchased	(b) Average price paid per share	(c) Total number of shares purchased as part of publicly announced plans or programs	(d) Maximum number of shares that may yet be purchased under the plans or programs

September 2005 -November 2005	26,408	$0.568	—	—

December 2005 -February 2006	26,408	$0.568	—	—

March 2006 - May 2006	26,408	$0.568	—	—

June 2006 — August 2006	26,408	$0.568	—	—

September 2006 — November 2006	52,816	$0.568	—	—

December 2006 — June 2007	52,816	$0.568	—	—

Total	211,264	$0.568	—	229,777

Pursuant to the agreement with MBL, as long as MBL holds at least 50% of the common stock purchased under the MBL agreement, MBL must give its written consent to the payment of any dividend, the repurchase of any of the Company’s equity securities, the liquidation or dissolution of the Company or the amendment of any provision of the Company’s Articles of Incorporation or Bylaws which would adversely affect the rights of MBL under the stock purchase transaction documents.  MBL was granted standard anti-dilution rights with respect to stock issuances not registered under the Securities Act.  MBL also received standard piggyback registration rights and certain demand registration rights.

Issuance of Warrants

As discussed more fully above, the Company sold warrants alongside shares in its July 2007 financing.  For each Share purchased, every investor received an equal number of common stock purchase warrants (the “Warrants”).  One-third of the Warrants issued to each investor are exercisable at $0.34 per share with a one-year term, one-third are exercisable at $0.375 per share with a two-year term, and the remaining third are exercisable at $0.40 per share with a five-year term.  There were warrants to purchase an aggregate of 989,000 shares of common stock issued in the entire offering.  As discussed above, warrants to purchase 276,920 shares of common stock at the exercise price of $0.25 were issued to Terra Nova, the placement agent.

As part of the December 28, 2005 Barron Partners LP financing, Corgenix issued warrants to Barron to acquire up to an additional 15,000,000 shares of Corgenix common stock, of which 5,000,000 are exercisable at $0.40 per share, 5,000,000 are exercisable at $0.50, and 5,000,000 are exercisable at $0.60.  The warrants are exercisable for five years from the date of issuance.

As part of the second financing on December 28, 2005 with the debt investors, the private placement included $1,500,000 in aggregate principal amount of Secured Convertible Term Notes due 2008.  Warrants to acquire approximately 3,800,000 shares of the Company’s common stock, at $0.23 per share, were also issued to the investors (the AIR Warrants).

Together with the issuance of 860,000 shares of restricted common stock on May 19, 2005, as described above under the section captioned “Stock Issuance,” the Company issued warrants to those investors to purchase an additional 860,000 shares of restricted common stock at an exercise price of $0.23 per share.  In addition, the Company issued warrants to acquire an additional 6,840,000 shares to the Debt Investors, also at an exercise price of $0.23 per share.  The warrants expire on May 19, 2012 and may be exercised in whole or in part at any time prior to their expiration.  The warrants were not assigned any independent value separate from the restricted common stock purchased at the same time.

As part of the MBL Agreement and for no additional consideration, MBL was issued warrants to purchase an additional 880,282 shares of Common Stock at a price of $.568 per share, which is equal to an aggregate amount of $500,000.  These warrants expire on July 3, 2007 and may be exercised in whole or in part at any time prior to their expiration.  The estimated fair value of the warrant upon issuance was calculated as $401,809 using the Black-Scholes model with the following assumptions: no expected dividend yield, 143% volatility, risk free interest rate of 4.2% and an expected life of five years.  The gross proceeds of $500,000 were allocated $277,221 to redeemable common stock and $222,779 to the related warrants based on the relative fair values of the respective instruments to the fair value of the aggregate transaction.  Issuance costs and the discount attributed to the warrants upon issuance are being accreted on the interest method over the 33-month period prior to the presently expected first date on which the put option may be exercised, which is the present expiration date of the distribution agreement between the Company and RhiGene.

EXHIBITS

Exhibit Number	Description of Exhibit

3.1	Articles of Incorporation, as amended, filed with the Company’s Registration Statement on Form 10-SB filed June 29, 1998 and incorporated herein by reference.

3.2	Articles of Amendment to the Articles of Incorporation, filed with the Company’s Registration Statement on Form SB-2 filed April 6, 2006 and incorporated herein by reference.

3.3

Amended and Restated Certificate of Designations, Preferences, Rights and Limitations of Series A Convertible Preferred Stock for Corgenix Medical Corporation, filed with the Company’s Form 8-K filed December 30, 2005 and incorporated herein by reference.

3.4	Bylaws, filed with the Company’s Registration Statement on Form 10-SB filed June 29, 1998 and incorporated herein by reference.

5.1*	Opinion of Otten, Johnson, Robinson, Neff & Ragonetti, PC.	.

10.1	Intentionally omitted.

10.2

Office Lease dated May 5, 2001 between Crossroads West LLC/Decook Metrotech LLC and Corgenix, Inc., filed as exhibit 10.9 to the Company’s Form 10-KSB filed September 28, 2001 and incorporated herein by reference.

10.3

Guarantee dated November 1, 1997 between William George Fleming, Douglass Simpson and Geoffrey Vernon Callen, filed with the Company’s Registration Statement on Form 10-SB filed June 29, 1998 and incorporated herein by reference.

10.4	Employment Agreement dated July 1, 2005 between Luis R. Lopez and the Company, filed as exhibit 10.7 to the Company’s Form 10-KSB filed September 22, 2005 and incorporated herein by reference.

10.5	Employment Agreement dated July 1, 2005 between Douglass T. Simpson and the Company, filed as exhibit 10.8 to the Company’s Form 10-KSB filed September 22, 2005 and incorporated herein by reference.

10.6	Employment Agreement dated July 1, 2005 between Ann L. Steinbarger and the Company, filed as exhibit 10.10 to the Company’s Form 10-KSB filed September 22, 2005 and incorporated herein by reference.
10.7	Employment Agreement dated July 1, 2005 between Taryn G. Reynolds and the Company, filed as exhibit 10.11 to the Company’s Form 10-KSB filed September 22, 2005 and incorporated herein by reference.

10.8

Employment Agreement dated July 1, 2005 between William H. Critchfield and the Company, filed as exhibit 10.9 to the Company’s filing on Form 10-KSB filed September 22, 2005 and incorporated herein by reference.

10.9

Form of Indemnification Agreement between the Company and its directors and officers, filed with the Company’s Registration Statement on Form 10-SB/A-1 filed September 24, 1998 and incorporated herein by reference

.

10.10	Warrant Agreement dated June 1, 2000 between the Company and Taryn G. Reynolds, filed as exhibit 10.27 to the Company’s Form 10-KSB filed October 2, 2000 and incorporated herein by reference.

10.11

Consulting Agreement dated September 29, 2002 between Eiji Matsuura, Ph.D and the Company, filed as exhibit 10.32 to the Company’s Form 10-QSB filed November 14, 2002 and incorporated herein by reference.

10.12

License Agreement dated September 29, 2002 between Eiji Matsuura, Ph.D and the Company, filed as exhibit 10.33 to the Company’s Form 10-QSB filed November 14, 2002 and incorporated herein by reference.

10.13	Amended and Restated 1999 Incentive Stock Plan filed with the Company’s filing of Proxy Statement Schedule 14A Information on October 23, 2002 and incorporated herein by reference.

10.14	Amended and Restated Employee Stock Purchase Plan, filed with the Company’s filing of Proxy Statement Schedule 14A Information on October 23, 2002 and incorporated herein by reference.

10.15	Warrant Agreement dated October 11, 2001 between Phillips V. Bradford and the Company, filed as exhibit 21.4 to Company’s Form 10-QSB filed February 12, 2002 and incorporated herein by reference.

10.16	Warrant Agreement dated October 11, 2001 between Charles F. Ferris and the Company, filed as exhibit 21.5 to the Company’s Form 10-QSB filed February 12, 2002 and incorporated herein by reference.

10.17

Underlease Agreement dated October 3, 2001 between G.V. Calen, A.G. Pirmohamed and Corgenix UK, Ltd., filed as exhibit 21.6 to the Company’s Form 10-QSB filed February 12, 2002 and incorporated herein by reference.

10.18	Form of Securities Purchase Agreement dated May 19, 2005, filed as exhibit 2.1 to the Company’s Registration Statement on Form SB-2 filed June 24, 2005 and incorporated herein by reference.

10.19	Form of Secured Convertible Term Note dated May 19, 2005, filed as exhibit 10.32 to the Company’s Registration Statement on Form SB-2 filed June 24, 2005 and incorporated herein by reference.

10.20	Form of Registration Rights Agreement dated May 19, 2005, filed as exhibit 10.33 to the Company’s Registration Statement on Form SB-2 filed June 24, 2005 and incorporated herein by reference.

10.21	Form of Restricted Account Agreement dated May 19, 2005, filed as exhibit 10.34 to the Company’s Registration Statement on Form SB-2 filed June 24, 2005 and incorporated herein by reference.

10.22	Form of Restricted Account Side Letter dated May 19, 2005, filed as exhibit 10.35 to the Company’s Registration Statement on Form SB-2 filed June 24, 2005 and incorporated herein by reference.

10.23	Form of Stock Pledge Agreement dated May 19, 2005, filed as exhibit 10.36 to the Company’s Registration Statement on Form SB-2 filed June 24, 2005 and incorporated herein by reference.

10.24	Form of Lockup Letter dated May 19, 2005, filed as exhibit 10.37 to the Company’s Registration Statement on Form SB-2 filed June 24, 2005 and incorporated herein by reference.

10.25	Form of Subsidiary Guaranty dated May 19, 2005, filed as exhibit 10.38 to the Company’s Registration Statement on Form SB-2 filed June 24, 2005 and incorporated herein by reference.
10.26

Form of Letter Agreement dated June 7, 2005 between the Company and certain officers, directors and affiliated persons, filed as exhibit 10.39 to the Company’s Registration Statement on Form SB-2 filed June 24, 2005 and incorporated herein by reference.

10.27

Lease Agreement dated February 8, 2006 between Corgenix Medical Corporation and York County, LLC, a California limited liability company (as landlord), filed with the Company’s Registration Statement on Form SB-2 filed April 6, 2006 and incorporated herein by reference.

10.28

First Amendment to Lease Agreement between Corgenix Medical Corporation and York County, LLC, dated December 11, 2006, filed as exhibit 10.28 to the Company’s Form 10-KSB filed September 14, 2007, and incorporated herein by reference.

10.29

Second Amendment to Lease Agreement between Corgenix Medical Corporation and York County, LLC, dated June 19, 2007, filed as exhibit 10.29 to the Company’s Form 10-KSB filed September 14, 2007, and incorporated herein by reference.

10.30

Third Amendment to Lease Agreement between Corgenix Medical Corporation and York County, LLC, dated July 19, 2007, filed as exhibit 10.30 to the Company’s Form 10-KSB filed September 14, 2007, and incorporated herein by reference.

10.31

Preferred Stock Purchase Agreement between Corgenix Medical Corporation and Barron Partners L.P., dated December 28, 2005, filed as Exhibit 10.1 to the Company’s quarterly report on Form 10-QSB filed February 13, 2006 and incorporated herein by reference.

10.32

Escrow Agreement between Corgenix Medical Corporation, Barron Partners LP and Epstein, Becker & Green, P.C., dated December 28, 2005, filed as exhibit 10.2 to the Company’s quarterly report on Form 10-QSB filed February 13, 2006 and incorporated herein by reference.

10.33

Registration Rights Agreement between Corgenix Medical Corporation and Barron Partners L.P., dated December 28, 2005, filed as exhibit 10.3 to the Company’s quarterly report on Form 10-QSB filed February 13, 2006 and incorporated herein by reference.

10.34

Common Stock Purchase Warrant “A” dated December 28, 2005 issued to Barron Partners, filed as exhibit 10.4 to the Company’s quarterly report on Form 10-QSB filed February 13, 2006 and incorporated herein by reference.

10.35

Common Stock Purchase Warrant “B” dated December 28, 2005 issued to Barron Partners, filed as exhibit 10.5 to the Company’s quarterly report on Form 10-QSB filed February 13, 2006 and incorporated herein by reference.

10.36

Common Stock Purchase Warrant “C” dated December 28, 2005 issued to Barron Partners, filed as exhibit 10.6 to the Company’s quarterly report on Form 10-QSB filed February 13, 2006 and incorporated herein by reference.

10.37

Common Stock Purchase Warrant #118 dated December 28, 2005 issued to Ascendiant Securities, L.L.C., filed as exhibit 10.7 to the Company’s quarterly report on Form 10-QSB filed February 13, 2006 and incorporated herein by reference.

10.38

Common Stock Purchase Warrant #119 dated December 28, 2005 issued to Ascendiant Securities, L.L.C., filed as exhibit 10.8 to the Company’s quarterly report on Form 10-QSB filed February 13, 2006 and incorporated herein by reference.

10.39

Common Stock Purchase Warrant #120 dated December 28, 2005 issued to Ascendiant Securities, L.L.C.¸ filed as exhibit 10.9 to the Company’s quarterly report on Form 10-QSB filed February 13, 2006 and incorporated herein by reference.

10.40	Form of Barron Lockup Letter, filed as exhibit 10.3 to the Company’s Form 8-K filed December 20, 2005 and incorporated herein by reference.

10.41	Form of Lockup Letter in connection with Secured Convertible Term Note financing, filed as exhibit 10.7 to the Company’s Form 8-K filed December 20, 2005 and incorporated herein by reference.

10.42

Securities Purchase Agreement dated December 28, 2005 by and among Corgenix Medical Corporation and Truk Opportunity Fund, LLC, Truk International Fund, LP, and CAMOFI Master LDC, filed as Exhibit 10.2 to the Company’s Form 8-K filed September 24, 2007 and incorporated herein by reference.

10.43

Registration Rights Agreement among Truk International Fund, LP, Truk Opportunity Fund, LLC, CAMOFI Master LDC and Corgenix Medical Corporation, filed as exhibit 10.6 to the Company’s Form 8-K filed December 20, 2005 and incorporated herein by reference.

10.44

Product Development, Manufacturing and Distribution Agreement dated May 13, 2004 between Creative Clinical Concepts, Inc. and the Company, filed as exhibit 10.26 to the Company’s Form 10-KSB filed September 22, 2005 and incorporated herein by reference.

10.45	Supply Agreement dated September 12, 2003 between DiaDexus, Inc. and the Company, filed as exhibit 10.31 to the Company’s Form 10-KSB filed September 22, 2005 and incorporated herein by reference.

10.46

Distribution Agreement and OEM Supply Agreement dated March 31, 2005 between MBL International, Inc. and the Company, filed as exhibit 10.33 to the Company’s Form 10-KSB filed September 22, 2005 and incorporated herein by reference.

10.47	Form of Term Note Security Agreement dated May 19, 2005, filed as exhibit 4.1 to the Company’s Registration Statement on Form SB-2 filed June 24, 2005 and incorporated herein by reference.

10.48	Form of Common Stock Purchase Warrant dated May 19, 2005, filed as exhibit 4.2 to the Company’s Registration Statement on Form SB-2 filed June 24, 2005 and incorporated herein by reference.

10.49	Form of Secured Convertible Term Note dated December 30, 2005, filed as exhibit 4.3 to the Company’s Form 8-K filed December 30, 2005 and incorporated herein by reference.

10.50	Form of AIR Warrant dated December 30, 2005, filed as exhibit 4.4 to the Company’s Form 8-K filed December 30, 2005 and incorporated herein by reference.

10.51	Corgenix Medical Corporation 2005 Incentive Compensation Plan, filed with the Company’s filing of Proxy Statement Schedule 14A Information on October 27, 2005 and incorporated herein by reference.

10.52

Amendment Concerning Secured Convertible Term Notes (including Amendment No. 1 to each Secured Convertible Term Note), filed as exhibit 10 to the Company’s Form 8-K filed December 5, 2006 and incorporated herein by reference.

10.53	Placement Agent Agreement dated June 17, 2007, filed as Exhibit 4.4 to the Company’s Form 8-K filed July 27, 2007 and incorporated herein by reference.

10.54	Form of Common Stock Purchase Warrant, filed as Exhibit 4.1 to the Company’s Form 8-K filed July 27, 2007 and incorporated herein by reference.

10.55	Form of Subscription Agreement, filed as Exhibit 4.2 to the Company’s Form 8-K filed July 27, 2007 and incorporated herein by reference.

10.56	Form of Registration Rights Agreement, filed as Exhibit 4.3 to the Company’s Form 8-K filed July 27, 2007 and incorporated herein by reference.

10.57

Consulting Agreement dated March 1, 2006 between Corgenix Medical Corporation and Gordon E. Ens, filed as Exhibit 10.1 to the Company’s Form 10-QSB filed May 15, 2007 and incorporated herein by reference.

10.58†

License Agreement dated March 1, 2007 between Corgenix Medical Corporation and Creative Clinical Concepts, filed as Exhibit 10.2 to the Company’s Form 10-QSB filed May 15, 2007 and incorporated herein by reference.

10.59

Letter Agreement dated August 15, 2007 between Corgenix Medical Corporation and Barron Partners, LP, filed as Exhibit 10.1 to the Company’s Form 8-K filed September 24, 2007 and incorporated herein by reference.

21.1	Subsidiaries of the Registrant, filed as Exhibit 21.1 to the Company’s Registration Statement on Form 10-SB, filed June 29, 1998 and incorporated herein by reference.

23.1*	Consent of Otten, Johnson, Robinson, Neff & Ragonetti, P.C. (contained in Exhibit 5.1)

23.2*	Consent of Hein & Associates LLP

* Filed herewith.

† Exhibit omits certain information that has been filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.                                       To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

(a)                                  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)                                 To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(c)                                  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.                                       That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                                       To remove from registration by means of a post effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Broomfield, State of Colorado, on the 25th day of January 2008.

CORGENIX MEDICAL CORPORATION

By	/s/ Douglass T. Simpson
Douglass T. Simpson,
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Douglas T. Simpson and William H. Critchfield as his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ Douglass T. Simpson	Director, President and Chief Executive Officer (principal	January 25, 2008
(Douglass T. Simpson)	executive officer)

/s/ William H. Critchfield	Senior Vice President, Finance and Administration and	January 25, 2008
(William H. Critchfield)	Chief Financial Officer (principal financial and accounting officer)

/s/ Luis R. Lopez	Chairman of the Board and Chief Medical Officer	January 25, 2008
(Luis R. Lopez)

/s/ Robert Tutag	Director	January 25, 2008
(Robert Tutag)

/s/ Larry G. Rau	Director	January 25, 2008
(Larry G. Rau)

/s/ C. David Kikumoto	Director	January 25, 2008
(C. David Kikumoto)